Exhibit 10.1
[EXECUTION]
LOAN AND SECURITY AGREEMENT
by and among
BUILDERS FIRSTSOURCE — DALLAS, LLC
BUILDERS FIRSTSOURCE — ATLANTIC GROUP, LLC
BUILDERS FIRSTSOURCE — RALEIGH, LLC
BUILDERS FIRSTSOURCE — SOUTHEAST GROUP, LLC
BUILDERS FIRSTSOURCE — FLORIDA, LLC
BUILDERS FIRSTSOURCE — NORTHEAST GROUP, LLC
BUILDERS FIRSTSOURCE — OHIO VALLEY, LLC
BUILDERS FIRSTSOURCE — TEXAS GROUP, L.P.
BUILDERS FIRSTSOURCE — TEXAS INSTALLED SALES, L.P.
BUILDERS FIRSTSOURCE — SOUTH TEXAS, L.P.
as Borrowers
and
BUILDERS FIRSTSOURCE, INC.
AND CERTAIN OF ITS SUBSIDIARIES
as Guarantors
THE LENDERS AND ISSUING BANK FROM TIME TO TIME PARTY HERETO
WACHOVIA BANK, NATIONAL ASSOCIATION
as Administrative Agent and Collateral Trustee
UBS SECURITIES LLC
as Syndication Agent
GENERAL ELECTRIC CAPITAL CORPORATION
as Documentation Agent
WACHOVIA CAPITAL MARKETS, LLC
UBS SECURITIES LLC
as Joint Lead Arrangers and Joint Lead Bookrunners
Dated: December 14, 2007

TABLE OF CONTENTS

SECTION 1. DEFINITIONS	2

SECTION 2. CREDIT FACILITIES	43

2.1 Loans	43
2.2 Letters of Credit	44
2.3 Increase in Maximum Credit	47
2.4 Decrease in Maximum Credit	49
2.5 Increase in Letter of Credit Limit	49
2.6 Prepayments	50
2.7 Joint and Several Liability of Borrowers	50
2.8 Commitments	52

SECTION 3. INTEREST AND FEES	52

3.1 Interest	53
3.2 Fees	54
3.3 Inability to Determine Applicable Interest Rate	55
3.4 Illegality	56
3.5 Increased Costs	56
3.6 Capital Requirements	56
3.7 Certificates for Reimbursement	57
3.8 Delay in Requests	57
3.9 Mitigation; Replacement of Lenders	57
3.10 Funding Losses	58
3.11 Maximum Interest	58
3.12 No Requirement of Match Funding	59

SECTION 4. CONDITIONS PRECEDENT	59

4.1 Conditions Precedent to Initial Loans and Letters of Credit	59
4.2 Conditions Precedent to All Loans and Letters of Credit	62

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST	63

5.1 Grant of Security Interest	63
5.2 Exclusions from Collateral	64
5.3 Perfection of Security Interests	64

SECTION 6. COLLECTION AND ADMINISTRATION	68

6.1 Borrowers’ Loan Accounts	68
6.2 Statements	68
6.3 Lenders’ Evidence of Debt	69
6.4 Register	69
6.5 Promissory Notes	69

i

6.6 Cash Management; Collection of Proceeds of Collateral	69
6.7 Payments	71
6.8 Taxes	72
6.9 Authorization to Make Loans	74
6.10 Use of Proceeds	74
6.11 Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements	75
6.12 Pro Rata Treatment	75
6.13 Sharing of Payments, Etc.	76
6.14 Settlement Procedures	77
6.15 Obligations Several; Independent Nature of Lenders’ Rights	79
6.16 Bank Products	79

SECTION 7. COLLATERAL REPORTING AND COVENANTS	80

7.1 Collateral Reporting	80
7.2 Accounts Covenants	82
7.3 Inventory Covenants	82
7.4 Equipment Covenants	83
7.5 Power of Attorney	84
7.6 Right to Cure	85
7.7 Access to Premises	85

SECTION 8. REPRESENTATIONS AND WARRANTIES	86

8.1 Existence, Power and Authority	86
8.2 Name; State of Organization; Chief Executive Office; Collateral Locations	86
8.3 Financial Statements; No Material Adverse Change	87
8.4 Priority of Liens; Title to Properties	87
8.5 Tax Returns	88
8.6 Litigation	88
8.7 Compliance with Other Agreements and Applicable Laws	88
8.8 Environmental Compliance	89
8.9 Employee Benefits	89
8.10 Bank Accounts	90
8.11 Intellectual Property	90
8.12 Subsidiaries; Affiliates; Capitalization; Solvency	91
8.13 Labor Disputes	92
8.14 Restrictions on Subsidiaries	92
8.15 Material Contracts	92
8.16 Interrelated Businesses	92
8.17 Classification as Priority Lien Obligations; etc.	93
8.18 Accuracy and Completeness of Information	93
8.19 Survival of Warranties; Cumulative	93

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS	94

9.1 Maintenance of Existence	94
9.2 New Collateral Locations	95
9.3 Compliance with Laws, Regulations, Etc.	95
9.4 Payment of Taxes and Claims	96
9.5 Insurance	96
9.6 Financial Statements and Other Information	97
9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc.	101
9.8 Encumbrances	102
9.9 Indebtedness; Guarantees	105
9.10 Investments	108
9.11 Restricted Payments	109
9.12 Transactions with Affiliates	110
9.13 Compliance with ERISA	110
9.14 End of Fiscal Years; Fiscal Quarters	111
9.15 Change in Business	111
9.16 Limitation of Restrictions Affecting Subsidiaries	111
9.17 Fixed Charge Coverage Ratio	112
9.18 Intentionally Deleted	112
9.19 License Agreements	112
9.20 Certain Payments of Indebtedness, Etc.	113
9.21 Modifications of Indebtedness, Organizational Documents and Certain Other Agreements	114
9.22 Sale Leasebacks	115
9.23 Designation of Designated Senior Debt	115
9.24 Foreign Assets Control Regulations, Etc.	115
9.25 Additional Guaranties and Collateral Security; Further Assurances	115
9.26 Costs and Expenses	116

SECTION 10. EVENTS OF DEFAULT AND REMEDIES	117

10.1 Events of Default	117
10.2 Remedies	119

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS CONSENTS; GOVERNING LAW	122

11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	122
11.2 Waiver of Notices	124
11.3 Amendments and Waivers	124
11.4 Waiver of Counterclaims	127
11.5 Indemnification	127

SECTION 12. THE AGENT	128

12.1 Appointment, Powers and Immunities	128
12.2 Reliance by Agent	128
12.3 Events of Default	128

12.4 Wachovia in Its Individual Capacity	129
12.5 Indemnification	129
12.6 Non-Reliance on Agent and Other Lenders	130
12.7 Failure to Act	130
12.8 Additional Loans	130
12.9 Concerning the Collateral and the Related Financing Agreements	131
12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders	131
12.11 Collateral Matters	132
12.12 Agency for Perfection	133
12.13 Agent May File Proofs of Claim	134
12.14 Successor Agent	134
12.15 Legal Representation of Agent	135
12.16 Other Agent and Arranger Designations	135

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS	136

13.1 Term	136
13.2 Interpretative Provisions	137
13.3 Notices	138
13.4 Partial Invalidity	140
13.5 Confidentiality	140
13.6 Successors	141
13.7 Assignments; Participations	141
13.8 Entire Agreement	144
13.9 USA Patriot Act	144
13.10 No Advisory or Fiduciary Responsibility	144
13.11 Counterpart, Etc.	145

INDEX
TO
EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Form of Borrowing Base Certificate

Exhibit C	Information Certificate

Exhibit D	Form of Compliance Certificate

Exhibit E	Commitments

Schedule 1.42	Historical EBITDA

Schedule 1.57	Equity Investors

Schedule 1.67	Existing Letters of Credit

Schedule 1.72	Historical Fixed Charges

Schedule 1.111	Mortgages

Schedule 1.123	Real Property to be Sold

Schedule 1.142	Specified Accounts

Schedule 8.4	Existing Liens

Schedule 8.6	Existing Litigation

Schedule 8.8	Environmental Matters

Schedule 8.10	Deposit and Investment Accounts

Schedule 8.15	Material Contracts

Schedule 9.9	Existing Indebtedness

Schedule 9.10	Existing Investments

v

LOAN AND SECURITY AGREEMENT
     This Loan and Security Agreement (“Agreement”) dated December 14, 2007 is entered into by and among Builders FirstSource — Dallas, LLC, a Delaware limited liability company (“Builders Dallas”), Builders FirstSource — Atlantic Group, LLC, a Delaware limited liability company (“Builders Atlantic”), Builders FirstSource — Raleigh, LLC, a Delaware limited liability company (“Builders Raleigh”), Builders FirstSource — Southeast Group, LLC, a Delaware limited liability company (“Builders Southeast”), Builders FirstSource — Florida, LLC, a Delaware limited liability company (“Builders Florida”), Builders FirstSource — Northeast Group, LLC, a Delaware limited liability company (“Builders Northeast”), Builders FirstSource — Ohio Valley, LLC, a Delaware limited liability company (“Builders Ohio”), Builders FirstSource — Texas Group, L.P., a Texas limited partnership (“Builders Texas Group”), Builders FirstSource — Texas Installed Sales, L.P., a Texas limited partnership (“Builders Texas Installed”), Builders FirstSource — South Texas, L.P., a Texas limited partnership (“Builders South Texas” and together with Builders Dallas, Builders Atlantic, Builders Raleigh, Builders Southeast, Builders Florida, Builders Northeast, Builders Ohio, Builders Texas Group and Builders Texas Installed, each individually a “Borrower” and collectively, “Borrowers” as hereinafter defined), Builders FirstSource, Inc., a Delaware corporation (“Parent”), Builders FirstSource Holdings, Inc., a Delaware corporation (“Builders Holdings”), Builders FirstSource Financing, Inc., a Delaware corporation (“Builders Financing”), Builders FirstSource - Colorado Group, LLC, a Delaware limited liability company (“Builders Colorado Group”), Builders FirstSource — Texas GenPar, LLC, a Delaware limited liability company (“Builders Texas GenPar”), Builders FirstSource — MBS, LLC, a Delaware limited liability company (“Builders MBS”), Builders FirstSource — Florida Design Center, LLC, a Delaware limited liability company (“Builders Design”), BFS, LLC, a Delaware limited liability company (“BFS”), Builders FirstSource — Colorado, LLC, a Delaware limited liability company (“Builders Colorado”), BFS Texas, LLC, a Delaware limited liability company (“BFS Texas”), BFS IP, LLC, a Delaware limited liability company (“BFS IP”), CCWP, Inc., a South Carolina corporation (“CCWP”), Builders FirstSource — Intellectual Property, L.P., a Texas limited partnership (“Builders Intellectual” and together with Parent, Builders Holdings, Builders Financing, Builders Colorado Group, Builders Texas GenPar, Builders MBS, Builders Design, BFS, Builders Colorado, BFS Texas, BFS IP and CCWP, each individually a “Guarantor” and collectively, “Guarantors” as hereinafter further defined), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined), Wachovia Bank, National Association, a national banking association, in its capacity as administrative agent and collateral trustee for Lenders, UBS Securities LLC, as Syndication Agent, and General Electric Capital Corporation, as Documentation Agent.
W I T N E S S E T H:
     WHEREAS, Borrowers and Guarantors have requested that Lenders provide a credit facility to Borrowers and each Lender is willing to (severally and not jointly) make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and in the other Financing Agreements (as defined below), and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1. DEFINITIONS
     For purposes of this Agreement, the following terms shall have the respective meanings given to them below:
     1.1 “Accounts” shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower or Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.
     1.2 “Acquired Business” shall have the meaning given such term in the definition of the term “Permitted Acquisitions” contained herein.
     1.3 “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.
     1.4 “Administrative Borrower” shall mean Parent in its capacity as Administrative Borrower on behalf of itself and the other Borrowers and Guarantors pursuant to Section 6.11 hereof and its successors and assigns in such capacity.
     1.5 “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Equity Interests, by agreement or otherwise.
     1.6 “Agent” shall mean Wachovia Bank, National Association, in its capacity as administrative agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.
     1.7 “Agent Payment Account” shall mean account no. 5000000030295 of Agent at Wachovia, or such other account of Agent as Agent may from time to time designate in writing to Administrative Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.
     1.8 “Applicable Margin” shall mean, with respect to Base Rate Loans and Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below based on the Quarterly Average Excess Availability for the immediately preceding calendar quarter.

		Applicable
	Quarterly Average Excess	Eurodollar	Applicable Base
Tier	Availability	Rate Margin	Rate Margin
1	Greater than $150,000,000	1.50%	0%

2	Less than or equal to $150,000,000 and greater than $50,000,000	1.75%	.25%

3	Less than or equal to $50,000,000	2.00%	.50%
provided, that, (i) the Applicable Margin shall be calculated and established once each calendar quarter and shall remain in effect until adjusted for the next calendar quarter, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of a calendar quarter based on the Quarterly Average Excess Availability for the immediately preceding calendar quarter, and (iii) the Applicable Margin through June 30, 2008 shall be the amount for Tier 2 set forth above. In the event that at any time after the end of a calendar quarter the Quarterly Average Excess Availability for such calendar quarter used for the determination of the Applicable Margin was less than the actual amount of the Quarterly Average Excess Availability for such calendar quarter as a result of the inaccuracy of information provided by or on behalf of Borrowers to Agent for the calculation of Excess Availability, the Applicable Margin for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Excess Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Agent. The foregoing shall not be construed to limit the rights of Agent and Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.
     1.9 “Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     1.10 “Arrangers” shall mean, collectively, Wachovia Capital Markets, LLC, a Delaware limited liability company, and UBS Securities LLC, a Delaware limited liability company, each in its capacity as joint lead arranger, and their respective successors and assigns hereunder.
     1.11 “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.
     1.12 “Bank Product Provider” shall mean any Lender, Affiliate of any Lender or other financial institution (in each case as to any Lender, Affiliate or other financial institution to the extent approved by Agent) that provides any Bank Products to Borrowers or Guarantors.
     1.13 “Bank Products” shall mean any one or more of the following types or services or facilities provided to a Borrower by Agent or a Bank Product Provider: (a) credit cards or stored value cards or the processing of payments and other administrative services with respect to credit cards or stored value cards or (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of a Borrower pursuant to agreement or overdraft for any accounts of Borrowers maintained at Agent or any Bank Product Provider that are subject to the control of Agent pursuant to any Deposit Account Control Agreement to which Agent, such Affiliate of Agent, Lender or Affiliate of Lender is a party, as applicable, and (ii) controlled disbursement services and (iii) Hedge Agreements if and to the extent permitted hereunder.
     1.14 “Base Rate” shall mean, on any date, the greater of (a) the rate from time to time publicly announced by Agent, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank or (b) the Federal Funds Rate in effect on such day plus one-half (1/2%) percent.
     1.15 “Base Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Base Rate in accordance with the terms thereof. All Swing Line Loans shall be Base Rate Loans.
     1.16 “Borrowers” shall have the meaning set forth in the preamble hereto and include any other Person that at any time after the date hereof becomes a Borrower; each sometimes being referred to herein individually as a “Borrower”.
     1.17 “Borrowing Base” shall mean, at any time, the amount equal to:
          (a) the amount equal to: (i) for the period from March 1 through and including August 31 of each year, eighty-seven and one-half (87.5%) percent multiplied by the amount of Eligible Accounts (other than Eligible Unbilled Accounts and Eligible Progress Billings), and (ii) for all other times during each year, eighty-five (85%) percent multiplied by the amount of Eligible Accounts (other than Eligible Unbilled Accounts and Eligible Progress Billings); plus
          (b) the amount equal to the lesser of: (i) $5,000,000 or (ii) eighty-five (85%) percent multiplied by the amount of Eligible Unbilled Accounts; plus

          (c) the amount equal to the lesser of: (i) $5,000,000 or (ii) sixty-five (65%) percent multiplied by the amount of Eligible Progress Billings; plus
          (d) the amount equal to (i) for the period from March 1 through August 31 of each year, the lesser of: (A) seventy-two and one-half (72.5%) percent multiplied by the Value of Eligible Inventory or (B) ninety (90%) percent of the Net Recovery Percentage multiplied by the Value of Eligible Inventory and (ii) for all other times during each year, the lesser of: (A) seventy (70%) percent multiplied by the Value of Eligible Inventory or (B) eighty-five (85%) percent of the Net Recovery Percentage of the Eligible Inventory multiplied by the Value thereof; plus
          (e) the Equipment Availability; minus
          (f) Reserves.
     1.18 “Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit B hereto, as such form may from time to time be modified by Agent in accordance with the terms hereof, which is duly completed (including all schedules thereto) and executed by the chief executive officer, chief financial officer or other appropriate financial officer of Administrative Borrower reasonably acceptable to Agent and delivered to Agent.
     1.19 “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the, the State of Texas or the State of North Carolina, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market.
     1.20 “Capital Expenditures” shall mean with respect to any Person for any period the aggregate of all expenditures by such Person and its Subsidiaries made during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all obligations under Capital Leases paid or payable during such period, other than the interest component of any Capital Lease (without duplication as to any period). Capital Expenditures shall exclude (a) expenditures for assets purchased as part of a Permitted Acquisition, and (b) expenditures for assets made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with insurance proceeds paid on account of the loss of or damage to the assets being replaced, repaired, restored or substituted for.
     1.21 “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person; provided, that, a lease of real property that is not Indebtedness under the definition of such term as used herein shall not be deemed a Capital Lease, notwithstanding its treatment for purposes of the balance sheet of such Person.
     1.22 “Cash Dominion Event” shall mean a period either (a) commencing on the date that an Event of Default shall exist or have occurred and be continuing and ending on the date that such Event of Default ceases to exist or be continuing or (b) commencing on the date that Excess Availability has been less than the Cash Dominion Threshold as calculated by Agent hereunder for more than three (3) consecutive Business Days and ending on the date that Excess Availability has been greater than the Cash Dominion Threshold for any sixty (60) consecutive day period thereafter; provided, that, a Cash Dominion Event under this clause (b) shall not be terminated following the second (2nd) such termination in any three hundred sixty-five (365) day period unless and until the date that Excess Availability has been greater than the Cash Dominion Threshold for any one hundred twenty (120) day consecutive day period thereafter.
     1.23 “Cash Dominion Threshold” shall mean the amount equal to $35,000,000.
     1.24 “Cash Equivalents” shall mean, at any time, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated Al (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other security interests, liens, claims or other encumbrances) and having, on the date of purchase thereof, a fair market value of at least one hundred (100%) percent of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).
     1.25 “Cash Management Accounts” shall have the meaning set forth in Section 6.6 hereof.
     1.26 “Certificates of Title” shall mean any certificates of title, certificates of ownership or any other registration certificates issued under the laws of any State or Commonwealth of the United States of America or any political subdivision thereof with respect to motor vehicles or other vehicles.
     1.27 “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     1.28 “Change of Control” shall mean:
          (a) the consummation of any transaction or event (including, without limitation, any merger or consolidation), the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act), other than one or more Equity Investors, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of Parent, measured by voting power rather than number of shares;
          (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Parent, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for lection was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent, as applicable; or
          (c) at any time a change of control occurs as such term is defined in the Floating Rate Note Documents or any document evidencing the Refinancing Indebtedness.
     1.29 “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
     1.30 “Collateral” shall have the meaning set forth in Section 5 hereof.
     1.31 “Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, from any lessor of premises to any Borrower or Guarantor (and in the case of a Guarantor, only to the extent any Collateral is at such premises), or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.
     1.32 “Collateral Trust Agreement” shall mean the Collateral Trust Agreement, dated as of February 11, 2005, as cured and reformed by the Confirmation of Reformation of the Collateral Trust Agreement dated on or about the date hereof and effective as of February 11, 2005, by and among Parent, the other “Pledgors” from time to time party thereto, Floating Rate Note Trustee, Floating Rate Note Collateral Trustee, as Parity Collateral Trustee, and UBS AG, Stamford Branch, as Agent and Priority Collateral Trustee, and as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     1.33 “Commitment” shall mean at any time, as to each Lender, the principal amount set forth next to such Lender’s name on Exhibit E hereto or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Commitments”.
     1.34 “Compliance Period” shall mean a period commencing on the date that Excess Availability has been less than the Cash Dominion Threshold as calculated by Agent for more than three (3) consecutive Business Days and ending on that date that Excess Availability has been greater than the Cash Dominion Threshold Amount for any sixty (60) consecutive day period thereafter; provided, that, a Compliance Period shall not be terminated following the second (2nd) such termination in any twelve (12) consecutive month period unless and until the date that Excess Availability has been greater than the Cash Dominion Threshold for any one hundred twenty (120) consecutive day period thereafter.
     1.35 “Concentration Accounts” shall mean the deposit account of Parent maintained at Bank of America bearing account number 3750908844 and such other accounts as may be established after the date hereof in accordance with the terms hereof used to receive funds from the Cash Management Accounts.
     1.36 “Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (and as to Borrowers and Guarantors, excluding to the extent included therein (i) any gain (or loss), together with any related Provision for Taxes on any such gain (or the tax effect of any such loss), realized during such period by Parent or any of its Subsidiaries upon any sale of assets (other than any dispositions in the ordinary course of business) by Parent or any of its Subsidiaries, (ii) earnings or losses resulting from any reappraisal, revaluation, write-up or write-down of assets, (iii) unrealized gains and losses with respect to obligations under Hedge Agreements, and (iv) any extraordinary gain (or extraordinary loss), together with any related Provision for Taxes on any such gain (or loss), recorded or recognized by Parent or any of its Subsidiaries, as to each of the items described in this definition as determined in accordance with GAAP; provided, that,
          (b) the net income of any Person that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a Subsidiary of such Person;
          (c) except to the extent included pursuant to the foregoing clause and except to the extent necessary to reflect Consolidated Net Income on a Pro Forma Basis as provided herein, the net income of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or by any of its Subsidiaries shall be excluded;
          (d) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary shall be excluded.

     1.37 “Credit Facility” shall mean the Loans and Letters of Credit provided to or for the benefit of any Borrower pursuant to Sections 2.1 and 2.2 hereof.
     1.38 “Cure Action” shall have the meaning set forth in Section 9.17 hereof.
     1.39 “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.
     1.40 “Defaulting Lender” shall have the meaning set forth in Section 6.14 hereof.
     1.41 “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, the Borrower or Guarantor that is the customer of the bank with respect to a deposit account at such bank and such bank, which, if required hereunder, is sufficient to perfect the security interests of Agent therein and provides such other rights with respect thereto as Agent requires.
     1.42 “EBITDA” shall mean, for any period, for Parent and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) the amount of Interest Expense for such period, (ii) the provision for, and payment of (without duplication) federal, state, local and foreign income taxes payable by Parent and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) the fees and expenses directly incurred in connection with the transactions contemplated by this Agreement, (v) the aggregate amount of all other non-cash items (other than any non-cash charge that results in an accrual of a reserve for cash charges in any future period) and (vi) non-recurring cash items incurred during such period to the extent that aggregate amounts pursuant to this clause (vi) shall not exceed $4,000,000 during any twelve (12) month period, minus (b) the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business), as to each of the items described in this definition as determined in accordance with GAAP. Notwithstanding the foregoing, the EBITDA of Parent and its Subsidiaries on a consolidated basis for each period set forth on Schedule 1.42 hereto shall be deemed to be the amount set forth on Schedule 1.42 hereto opposite such period.
     1.43 “Eligible Accounts” shall mean Accounts created by a Borrower that in each case satisfy the criteria set forth below. Accounts shall be Eligible Accounts if:
          (a) such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto and for which an invoice has been issued;
          (b) such Accounts are not unpaid more than sixty (60) days after the original due date for them or one hundred twenty (120) days after the date of the original invoice for them;
          (c) such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

          (d) such Accounts do not arise from (i) sales to account debtors pursuant to a revolving credit arrangement of such account debtor with such Borrower where payments are based on statements, rather than invoices, and pursuant to the current practice of Borrowers, such Accounts are treated as current in the applicable accounts agings so long as such account debtor has made a payment of the required minimum amount for the applicable period or (ii) service charges, interest or fees;
          (e) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;
          (f) (i) the location of the account debtor with respect to such Accounts is in the United States of America or its territories or Canada (provided, that, at any time promptly upon Agent’s request, such Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be reasonably required by Agent to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may reasonably request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, (ii) at Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank reasonably satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance reasonably satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof, and such Borrower has complied with the terms of Section 5.3(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder;
          (g) (i) such Accounts do not consist of retainage invoices or progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), and (ii) such Accounts do not consist of bill and hold invoices;
          (h) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and is not owed or does not claim to be owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor that otherwise satisfy the criteria for Eligible Accounts shall be deemed Eligible Accounts);
          (i) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts in any material respect or reduce the amount payable or delay payment thereunder in any material respect;

          (j) such Accounts are subject to the first priority, valid and perfected security interest of Agent (except as to priority, subject to the liens permitted under Section 9.8(b), (c) and (l) hereof ) and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;
          (k) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower or Guarantor;
          (l) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, or any political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, or any political subdivision, department, agency or instrumentality thereof, the Federal Assignment of Claims Act of 1940, as amended or any similar law, if applicable, has been complied with in a manner reasonably satisfactory to Agent, provided, that, the aggregate amount of such Accounts that may be deemed to be Eligible Accounts shall not exceed $4,000,000;
          (m) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which could be reasonably expected to result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);
          (n) the aggregate amount of such Accounts (i) owing by a single account debtor that is investment grade do not constitute more than ten (10%) percent of the aggregate amount of all otherwise Eligible Accounts of all Borrowers or (ii) owing by a single account debtor that is not investment grade (or not rated) do not constitute more than seven (7%) percent of the aggregate amount of all otherwise Eligible Accounts of all Borrowers (but the portion of the Accounts not in excess of such applicable percentage may be deemed Eligible Accounts and for purposes hereof “investment grade” shall mean that the account debtor has received a credit rating of BBB- or higher from Standard & Poor or a rating of Baa3 or higher from Moody’s Investors Rating Service);
          (o) such Accounts are not owed by an account debtor who has Accounts unpaid more than sixty (60) days after the original due date or one hundred twenty (120) days after the date of the original invoice for them which constitute more than fifty (50%) percent of the total Accounts of such account debtor;
          (p) the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

          (q) the sale of goods or the rendition of services giving rise to such Account is not supported by a performance, bid or surety bond unless the issuer of such bond shall have waived in writing any rights or interest in and to all Collateral, in form and substance reasonably satisfactory to Agent;
          (r) the collection of such Accounts could not be reasonably expected to be doubtful by reason of the accounts debtor’s financial inability to pay;
          (s) such Accounts have been billed and invoiced to the applicable account debtors; and
          (t) none of the transactions giving rise to such Accounts violate any applicable law or regulation in any material respect, all documentation relating thereto is legally sufficient under such laws and regulations, and all such documentation is legally enforceable in accordance with its terms.
The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in its Permitted Discretion , upon not less than one (1) Business Days’ prior written notice to Administrative Borrower, based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no actual knowledge thereof or of its affect on the Accounts prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the Permitted Discretion of Agent. Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral. In addition to the foregoing, the determination of Eligible Accounts acquired in any Permitted Acquisition shall be subject to the terms of clause (h) of the definition of the term Permitted Acquisition herein.
     1.44 “Eligible Domestic In-Transit Inventory” shall mean Inventory that would otherwise be Eligible Inventory (other than for its location) that has been shipped from a location of any Borrower or from the manufacturer or wholesale distributor thereof within the United States for receipt at a location of any Borrower within the United States and permitted hereunder, within thirty (30) days of shipment, but in either case, which has not yet been delivered to such Borrower, for which the purchase order is in the name of a Borrower, title has passed to such Borrower (and Agent has received such evidence thereof as it has requested) and which is insured in accordance with the terms of this Agreement; provided, that, the aggregate amount of Inventory constituting Eligible Domestic In-Transit Inventory for purposes of the calculation of the Borrowing Base at any time will not exceed $1,000,000.
     1.45 “Eligible Equipment” shall mean, as to each Borrower, Equipment owned by such Borrower (including Equipment acquired by such Borrower after the date hereof), which Equipment is in good order, repair, running and marketable condition (ordinary wear and tear excepted) and which in each case satisfy the criteria set forth below. Eligible Equipment shall not include: (a) Equipment at premises other than those owned or leased and controlled by such Borrower; (b) Equipment subject to a security interest, lien, charge or other encumbrance in favor of any Person other than Agent except those permitted under this Agreement; (c) equipment located outside the United States of America; (d) Equipment that is not subject to the first priority, valid and perfected security interests and liens of Agent (except as to priority, subject to the liens permitted under Section 9.8(b), (c) and (1) hereof); (e) worn out, obsolete, damaged or defective Equipment or Equipment not used or usable in the ordinary course of a Borrower’s business as presently conducted; (f) computer hardware; (g) Equipment that is or becomes a fixture; and (h) Excluded Equipment, except that Eligible Equipment may, with the prior written consent of Administrative Borrower and Agent, include Rolling Stock if, in addition to the other criteria set forth above, the Rolling Stock constitutes Eligible Rolling Stock. The criteria for Eligible Equipment set forth above may only be changed and any new criteria for Eligible Equipment may only be established by Agent in its Permitted Discretion , upon not less than one (1) Business Days’ prior written notice to Administrative Borrower, based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no actual knowledge thereof and of its affect on the Equipment prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect such Equipment in the Permitted Discretion of Agent. Any Equipment that is not Eligible Equipment shall nevertheless be part of the Collateral, except to the extent constituting Excluded Property. In addition to the foregoing, the determination of Eligible Equipment acquired in any Permitted Acquisition shall be subject to the terms of clause (h) of the definition of the term Permitted Acquisition herein.
     1.46 “Eligible Inventory” shall mean, as to each Borrower, Inventory of such Borrower consisting of finished goods held for resale in the ordinary course of the business of such Borrower and raw materials for such finished goods that satisfy the criteria set forth below. In general, Eligible Inventory shall not include: (a) work-in-process; (b) spare parts for Equipment (it being understood that parts held for sale in their current condition will not be deemed spare parts for purposes of this clause (b)); (c) packaging and shipping materials; (d) supplies used or consumed in such Borrower’s business; (e) Inventory at premises other than those owned or leased and controlled by any Borrower, except for Eligible Domestic In-Transit Inventory; (f) Inventory subject to a security interest or lien in favor of any Person other than Agent except those permitted under this Agreement; (g) bill and hold goods, except for up to $2,000,000 of Inventory consisting of bill and hold goods owned by a Borrower so long as any such Inventory is delivered to the customer of such Borrower within forty five (45) days after the date of the original invoice for such Inventory; (h) obsolete or slow moving Inventory (with inventory that has not been sold after a period of more than twelve (12) months being deemed to be obsolete or slow moving for this purpose); (i) Inventory that is not subject to the first priority, valid and perfected security interest of Agent (except as to priority, subject to the liens permitted under Sections 9.8(b), (c) and (l) hereof); (j) returned Inventory that is not saleable and held for sale in the ordinary course of business, (k) damaged and/or defective Inventory; (l) Inventory purchased or sold on consignment; (m) “special order” Inventory (provided, that, “special order” Inventory shall be understood to refer to Inventory made as custom orders and not otherwise saleable in the ordinary course of business to any person other than the customer to whose special order it was made); (n) Inventory located outside the United States of America; and (o) Inventory which is not produced, used, stored and maintained in accordance with applicable insurance standards or in conformity with applicable laws in all material respects. The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in its Permitted Discretion, upon not less than one (1) Business Days’ prior written notice to Administrative Borrower, based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no actual knowledge thereof or its affect on the Inventory prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the exercise of the Permitted Discretion of Agent. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral. In addition to the foregoing, the determination of Eligible Inventory acquired in any Permitted Acquisition shall be subject to the terms of clause (h) of the definition of the term Permitted Acquisition herein.
     1.47 “Eligible LC Inventory” shall mean Inventory that would otherwise be Eligible Inventory (other than for its location) as to which: (i) the Inventory is purchased with and subject to a Letter of Credit issued hereunder, (ii) the Inventory is then in transit (whether by vessel, air or land) from a location outside of the United States of America to a location permitted hereunder and for which Agent shall have received such evidence thereof as Agent may reasonably require, (iii) the title of the Inventory has passed to, and such Inventory is owned by, a Borrower and for which Agent shall have received such evidence thereof as Agent may reasonably require, (iv) Agent has received each of the following: (A) a copy of the certificate of marine cargo insurance in connection therewith in which Agent has been named as an additional insured and loss payee in a manner reasonably acceptable to Agent and (B) a copy of the invoice, packing slip and manifest with respect thereto, (v) the Inventory is either (A) subject to a negotiable bill of lading: (1) that is consigned to the Issuing Bank (unless and until such time as Agent shall require that the same be consigned to Agent, then thereafter, that is consigned to Agent either directly or by means of endorsements), (2) that was issued by the carrier in respect of such Inventory and (3) is either in the possession of the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of Agent or the subject of a telefacsimile or other electronic copy that Agent has received from the Issuing Bank with respect to the Letter of Credit and as to which Agent has also received confirmation from such Issuing Bank that such document is in transit to Agent or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of Agent or (B) subject to a negotiable cargo receipt and is not the subject of a bill of lading (other than a negotiable bill of lading consigned to, and in the possession of a consolidator or Agent, or their respective agents) and such negotiable cargo receipt is (1) consigned to Issuing Bank (unless and until such time as Agent shall require that the same be consigned to Agent, then thereafter, that is consigned to Agent either directly or by means of endorsements), (2) issued by a consolidator in respect of such Inventory and (3) either in the possession of Agent or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of Agent or the subject of a telefacsimile or other electronic copy that Agent has received from the Issuing Bank with respect to the Letter of Credit and as to which Agent has also received a confirmation from such Issuing Bank that such document is in transit to Agent or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory, (vi) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, reasonably satisfactory to Agent, and (vii) such Inventory shall not have been in transit for more than ninety (90) days.
     1.48 “Eligible Progress Billings” shall mean Accounts created by a Borrower that satisfy each of the criteria contained in the definition of Eligible Accounts other than clause (g)(i) of such definition; provided, that, such Accounts also satisfy the following criteria as:

          (a) such Accounts are not unpaid more than thirty (30) days after the date of the original invoice for them; and
          (b) such Accounts either (i) arise from a short term contract (which for this purpose shall mean a contract which will be fully performed by such Borrower within sixty (60) days of the first date on which performance by such Borrower was commenced under such contract) or (ii) arise from the final invoice with respect to a contract.
     1.49 “Eligible Rolling Stock” shall mean Eligible Equipment consisting of Rolling Stock that (a) the ownership of which is evidenced by a Certificate of Title that has the name of a Borrower noted thereon as the owner of it or is otherwise properly registered in one of the States or territories of the United States to such Borrower that is entitled to operate such Rolling Stock in the state or territory that has issued such Certificate of Title in accordance with all applicable laws (other than any Rolling Stock the ownership of which is not required to be evidenced by a Certificate of Title under the laws applicable to it) and Agent has received such evidence thereof as it may reasonably require; (b) the name of the Agent is noted on the Certificate of Title as lienholder (or Agent shall have received evidence, reasonably satisfactory to it, that Agent has a first priority, valid and perfected security interest in such Rolling Stock, except as to priority, subject to liens permitted under Section 9.8(b), (c) and (l) hereof); (c) meets, in all material respects, all applicable material safety and other standards of all motor vehicle laws or other statutes and regulations established by any Governmental Authority and is not subject to any licensing or similar requirement that would limit the right of Agent to sell or otherwise dispose of such Rolling Stock; and (d) is used or usable in the ordinary course of a Borrower’s business and has not been damaged in any material respect and is in operable condition.
     1.50 “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank revolving loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank revolving loans and similar extensions of credit, any other fund that invests in bank revolving loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent (provided, that, subject to Section 13.7, so long as no Event of Default exists or has occurred and is continuing, such person shall not include any person that has been designated in writing by Administrative Borrower to Agent prior to the date hereof as unacceptable); and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Agent, such approval not to be unreasonably withheld, conditioned or delayed, provided, that, (i) neither any Borrower nor any Guarantor or any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee and (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as Agent and Required Lenders may otherwise specifically agree.

     1.51 “Eligible Unbilled Accounts” shall mean Accounts created by a Borrower that satisfy each of the criteria contained in the definition of Eligible Accounts other than clause (s) of such definition; provided, that, such Accounts also satisfy the following criteria:
          (a) such Accounts shall have been billed and invoiced to the applicable account debtor within thirty (30) days after the date on which the sale of goods or the rendition of services giving rise to such Accounts occurred; and
          (b) such Accounts do not arise from the rendition of installation services.
     1.52 “Environmental Laws” shall mean all foreign, Federal, State, Provincial and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, binding judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that imposes liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.
     1.53 “Equipment” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, rolling stock, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.
     1.54 “Equipment Availability” shall mean (a) prior to the date on which the Equipment Availability Conditions have been satisfied, zero (0), and (b) from and after the date on which the Equipment Availability Conditions have been satisfied, the amount equal to the lesser of $20,000,000 or eighty-five (85%) percent of the net orderly liquidation value of the Eligible Equipment as set forth in the most recent acceptable appraisal of such Equipment received by Agent in accordance with the terms hereof (net of liquidation expenses, costs and commissions); provided, that, the Equipment Availability shall be reduced on the first day of each month, commencing with the first full month following the date on which the Equipment Availability

Conditions have been satisfied, by an amount equal to the initial Equipment Availability calculated in accordance with this clause (b) divided by sixty (60).
     1.55 “Equipment Availability Conditions” shall mean, collectively, the following: (a) Agent shall have received, prior to the second anniversary of the date of this Agreement, a written request from Administrative Borrower to include the Equipment Availability in the Borrowing Base (which request shall be irrevocable); (b) Agent shall have received, not more than thirty (30) days and not less than ten (10) days prior to the date that Equipment Availability is initially included in the Borrowing Base, a written appraisal as to each item of Equipment constituting Eligible Equipment, which shall be in form, scope and methodology reasonably satisfactory to Agent and by an appraiser reasonably acceptable to Agent and on which Agent is permitted to rely; (c) no Default or Event of Default shall exist or have occurred and be continuing; and (d) Agent shall have received such evidence with respect to the ownership of the Eligible Equipment and the satisfaction of the other criteria set forth in the definition of Eligible Equipment as Agent may reasonably require.
     1.56 “Equity Interests” shall mean, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity, ownership or profit interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), but excluding any interests in phantom equity plans and any debt security that is convertible into or exchangeable for such shares, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     1.57 “Equity Investors” shall mean, collectively, the persons set forth on Schedule 1.57 and their respective Affiliates.
     1.58 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.
     1.59 “ERISA Affiliate” shall mean any person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.
     1.60 “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization, which could be reasonably expected to result in liability in excess of $5,000,000; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan, which could be reasonably expected to result in liability in excess of $5,000,000; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, Guarantor or any ERISA Affiliate in excess of $5,000,000.
     1.61 “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.
     1.62 “Event of Default” shall have the meaning specified in Section 10.1 hereof.
     1.63 “Excess Availability” shall mean, as to Borrowers, the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base and (ii) the Maximum Credit (in each case under (i) or (ii) after giving effect to any applicable Reserves other than any Reserves in respect of Letter of Credit Obligations), minus, without duplication, (b) the sum of: (i) the principal amount of all then outstanding and unpaid Loans and Special Agent Advances, plus (ii) the amount of all Reserves then established in respect of Letter of Credit Obligations, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrowers which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month (other than trade payables or other obligations being contested or disputed by a Borrower in good faith), plus (c) the amount of Qualified Cash at such time. For purposes of determining the outstanding trade payables in the ordinary course, Administrative Borrower shall provide to Agent the summary reports of payables as set forth in Section 7.1(a) hereof, together with such other information with respect thereto as Agent may from time to time reasonably request.
     1.64 “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.
     1.65 “Excluded Equipment” shall mean, as to each Borrower or Guarantor, except as Administrative Borrower and Agent may otherwise agree, Equipment owned by such Borrower or Guarantor consisting of Rolling Stock that is not included in the Borrowing Base.
     1.66 “Excluded Property” shall mean:
          (a) any permit, lease, license, contract or other agreement held by any Borrower or Guarantor or any contract or agreement to which any Borrower or Guarantor is a party (including any rights thereunder) that validly prohibits the creation by such Borrower or Guarantor of a security interest therein or under the terms of which creation by such Borrower or Guarantor of a security interest therein or under the terms of which the creation of a security interest therein shall constitute or result (i) in the abandonment, invalidation or unenforceability of any right, title or interest of any Borrower or Guarantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such permit, lease, license, contract, property rights or agreement (other than any such permit, lease, license, contract or other agreement, the terms of which prohibiting creation of a security interest or having the result described in clauses (i) and (ii) above would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity);
          (b) any permit, lease, license, contract or other agreement held by any Borrower or Guarantor to the extent that any law applicable thereto prohibits the creation of a security interest therein (other than any such permit, lease, license, contract or other agreement, to the extent that any law applicable thereto prohibiting the creation of a security interest therein would be rendered ineffective pursuant to Section 9-406, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity;
          (c) Equipment owned by any Borrower or Guarantor on the date hereof or hereafter acquired that is subject to a purchase money lien or security interest (including Capital Leases) permitted under Section 9.8 hereof if the contract or other agreement in which such lien or security interest is granted (or the related documentation) validly prohibits the creation of any other lien or security interest on such Equipment; and
          (d) Excluded Equipment
provided, however, that in each case described in clauses (a), (b) and (c) of this definition, such property shall constitute “Excluded Property” only to the extent and for long as such permit, lease, license, contract or other agreement or law applicable thereto validly prohibits the creation of a lien or security interest on such property in favor of Agent and, upon the termination of such prohibition (howsoever occurring), such property shall cease to constitute “Excluded Property.”
     1.67 “Existing Letters of Credit” shall mean, collectively, the letters of credit issued or to be issued for the account of a Borrower or Guarantor or for which such Borrower or Guarantor is otherwise liable listed on Schedule 1.67 hereto.
     1.68 “Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.
     1.69 “Fee Letter” shall mean the fee letter, dated December 7, 2007, by and among Parent, for itself and its Subsidiaries (and by which Borrowers and Guarantors hereby confirm their agreement to be bound), Wachovia and certain other Persons, setting forth certain fees payable by Borrowers in connection with the Credit Facility.
     1.70 “Financing Agreements” shall mean, collectively, this Agreement and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Guarantor in connection with this Agreement; provided, that, the Financing Agreements shall not include Hedge Agreements.
     1.71 “Fixed Charge Coverage Ratio” shall mean, with respect to any date of determination, the ratio of (a) the amount equal to (i) EBITDA of any Person and its Subsidiaries on a consolidated basis, as of the end of a fiscal month for the immediately preceding twelve (12) consecutive fiscal months for which Agent has received financial statements pursuant to Section 9.6 hereof, less (ii) the amount of Capital Expenditures of such Person and its Subsidiaries during such period to the extent not financed by Indebtedness, less (iii) all taxes paid by such person and its Subsidiaries in cash during such period, less (iv) all dividends, distributions, repurchases and redemptions in respect of Equity Interests of Parent paid by such Person and its Subsidiaries during such period in cash to (b) Fixed Charges of such Person and its Subsidiaries, on a consolidated basis, for such period.
     1.72 “Fixed Charges” shall mean, as to any Person and its Subsidiaries, on a consolidated basis, with respect to any period, the sum of, without duplication, (a) all Interest Expense paid in cash minus (to the extent not included in EBITDA) all interest income received in cash, plus (b) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money (and including for this purpose regularly scheduled reductions in the Equipment Availability), Indebtedness for the deferred purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and is not overdue by more than ninety (90) days unless such account is being contested or disputed by Parent and its Subsidiaries in good faith), Indebtedness with respect to Capital Leases (and without duplicating in items (a) and (b) of this definition, the interest component with respect to Indebtedness under Capital Leases). Notwithstanding the foregoing, the Fixed Charges of Parent and its Subsidiaries on a consolidated basis for each period set forth on Schedule 1.72 hereto shall be deemed to be the amount set forth on Schedule 1.72 hereto opposite such period.
     1.73 “Floating Rate Note Availability Limit” shall mean, at any time, the difference, if positive, between (a) the Priority Lien Cap (as defined in the Floating Rate Note Indenture as in effect on the date hereof), minus (b) the outstanding principal amount of all Indebtedness (including, without limitation, revolving loans and letters of credit) under the Credit Agreement or any other Priority Lien Debt (as each such term is defined in the Floating Rate Note Indenture as in effect on the date hereof) excluding the Obligations.
     1.74 “Floating Rate Note Collateral Trustee” shall mean UBS AG, Stanford Branch, and its successors and assigns.
     1.75 “Floating Rate Note Documents” shall mean the Floating Rate Notes, the Floating Rate Note Indenture, the Floating Rate Note Guarantees and all other documents executed and delivered with respect to the Floating Rate Notes or the Floating Rate Note Indenture.

     1.76 “Floating Rate Note Guarantees” shall mean the guarantees of certain Borrowers and Guarantors pursuant to the Floating Rate Note Indenture, as amended from time to time in accordance with the terms hereof.
     1.77 “Floating Rate Note Indenture” shall mean the Indenture, dated as of February 11, 2005, by and among Parent, certain of its Subsidiaries and Floating Rate Note Trustee, as amended from time to time in accordance with the terms hereof.
     1.78 “Floating Rate Note Trustee” shall mean Wilmington Trust Company, as trustee, and its successors and assigns.
     1.79 “Floating Rate Notes” shall mean Second Priority Senior Secured Floating Rate Notes due 2012 issued by Parent pursuant to the Floating Rate Note Indenture in an aggregate principal amount not to exceed $325,000,000 and any registered notes issued in exchange for, and as contemplated by, such notes with substantially identical terms as such notes, as amended from time to time in accordance with the terms hereof.
     1.80 “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     1.81 “Foreign Subsidiary” shall mean a Subsidiary of Parent that is organized or incorporated under the laws of any jurisdiction outside of the United States of America; sometimes being referred to herein collectively as “Foreign Subsidiaries”.
     1.82 “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, unless otherwise agreed by Agent, for purposes of Section 9.17 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein or in any of the other Financing Agreements, and either the Administrative Borrower, Agent or the Required Lenders shall so reasonably request, the Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrowers shall provide to Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

     1.83 “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     1.84 “Guarantors” shall have the meaning set forth in the preamble hereto and include any other Person that any time after the date hereof becomes a Borrower; each sometimes being referred to herein individually as a “Guarantor”.
     1.85 “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).
     1.86 “Hedge Agreement” shall mean an agreement between any Borrower or Guarantor and Agent or any Bank Product Provider that is a swap agreement as such term is defined in 11 U.S.C. Section 101, and including any rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.
     1.87 “Indebtedness” shall mean, with respect to any Person, without duplication, any liability, whether or not contingent,
          (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments;
          (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and is not overdue by more than ninety (90) days unless such account payable is being contested or disputed by a Borrower or Guarantor in good faith);
          (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases (excluding the attributable debt related to the deemed sale or transfer of Parent’s facility located in Port St. Lucie, Florida, in connection with the construction and subsequent lease of such facility), provided, that, obligations as lessee under leases of Real Property to a Borrower or Guarantor that are characterized as Capital Leases under GAAP, will not be deemed Indebtedness for purposes hereof, so long as: (i) the lessee is not bound to renew the lease or to become the owner of all or any portion of the Real Property, (ii) the lessee does not have the option to become the owner of the Real Property for no or nominal consideration, and (iii) the amount and terms of the rental and other amounts payable by or on behalf of the lessee during the term of the lease are generally consistent with operating leases in the applicable market as determined based on such evidence thereof as Agent may from time to time reasonably require;
          (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition;
          (e) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account;
          (f) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time;
          (g) all obligations, liabilities and indebtedness of such Person (marked to market) arising under Hedge Agreements;
          (h) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law; and
          (i) the principal and interest portions of all remaining rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.
     1.88 “Information Certificate” shall mean, collectively, the Information Certificate of Borrowers and Guarantors constituting Exhibit C hereto containing material information with respect to Borrowers and Guarantors, their respective businesses and assets provided by or on behalf of Borrowers and Guarantors to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

     1.89 “Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned and hereafter arising or acquired rights, title and interest in the following: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower’s or Guarantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill of the business symbolized by or associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship; software and contract rights relating to computer software programs, in whatever form created or maintained; all rights corresponding thereto throughout the world; and any and all products and proceeds of the foregoing, including without limitation, all damages or payments or claims by any Borrower or Guarantor against third parties for past or future infringement.
     1.90 “Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the amount equal to total interest expense of such Person and its Subsidiaries on a consolidated basis for such period, whether paid or accrued (including the interest component of any Capital Lease for such period), and in any event, including, without limitation, (a) discounts in connection with the sale of any Accounts, (b) bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments or any factoring, securitization or similar arrangements, (c) interest payable by addition to principal or in the form of property other than cash and any other interest expense not payable in cash, and (d) the costs or fees for such period associated with Hedging Agreements to the extent not otherwise included in such total interest expense (excluding breakage costs incurred in connection with the termination of Hedging Agreements on or about the date hereof, if any), provided, that, Interest Expense shall not include, to the extent treated as interest in accordance with GAAP, all non-cash amounts in connection with borrowed money (including paid-in-kind interest).
     1.91 “Interest Payment Date” shall mean (a) with respect to any Base Rate Loan (including Swingline Loans), the last Business Day of each month to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Rate Loan, the last day of the Interest Period applicable to such Loan and, in the case of a Eurodollar Rate Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Loan, the Maturity Date or such earlier date on which the Commitments are terminated or the Loans become due and payable.

     1.92 “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3), or six (6) months duration (and, if acceptable to all Lenders, nine (9) or twelve (12) months duration) as any Borrower (or Administrative Borrower on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, such Borrower (or Administrative Borrower on behalf of such Borrower) may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.
     1.93 “Interest Rate” shall mean,
          (a) Subject to clause (b) of this definition below:
               (i) as to Base Rate Loans, a rate equal to the then Applicable Margin for Base Rate Loans on a per annum basis plus the Base Rate, and
               (ii) as to Eurodollar Rate Loans, a rate equal to the then Applicable Margin for Eurodollar Rate Loans on a per annum basis plus the Adjusted Eurodollar Rate.
          (b) Notwithstanding anything to the contrary contained herein,
               (i) Agent may, at its option, and Agent shall, at the direction of the Required Lenders, increase the Applicable Margin otherwise used to calculate the Interest Rate for Base Rate Loans and Eurodollar Rate Loans by two (2%) percent per annum, for the period from and after the date of the occurrence of an Event of Default but only for so long as such Event of Default is continuing; and
               (ii) Agent may, at its option, and Agent shall, at the direction of the Required Lenders, increase the Applicable Margin otherwise used to calculate the Interest Rate for Base Rate Loans and Eurodollar Rate Loans by two (2%) percent per annum, on Revolving Loans at any time outstanding in excess of the Borrowing Base (in each case whether or not such excess(es) arise or are made with or without the knowledge or consent of Agent or any Lender and whether made before or after an Event of Default).
     1.94 “Inventory” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower or Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.
     1.95 “Investment” shall have the meaning set forth in Section 9.10 hereof.
     1.96 “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, the Borrower or Guarantor that is an account holder or customer (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such account holder or customer, that is sufficient to perfect the security interests of Agent therein and provides such other rights with respect thereto as Agent requires.
     1.97 “Issuing Bank” shall mean Wachovia in its capacity as the issuer of Letters of Credit hereunder and as to the Existing Letters of Credit, UBS AG, Stamford Branch, and their respective successors and assigns.
     1.98 “Lenders” shall mean the financial institutions who are signatories hereto as Lenders (including Swing Line Lender) and other persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.
     1.99 “Letter of Credit Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.
     1.100 “Letter of Credit Limit” shall mean $25,000,000 (subject to adjustment as provided in Section 2.5 hereof).
     1.101 “Letter of Credit Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus, without duplication, (b) the aggregate amount of all drawings under Letters of Credit for which Issuing Bank has not at such time been reimbursed, and the aggregate amount of all payments made by each Lender to Issuing Bank with respect to such Lender’s participation in Letters of Credit as provided in Section 2.2 for which Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.
     1.102 “Letters of Credit” shall mean all letters of credit issued by an Issuing Bank for the account of any Borrower pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof. The “Letters of Credit” as such term is used herein shall include for all purposes hereunder the Existing Letters of Credit.
     1.103 “License Agreements” shall have the meaning set forth in Section 8.11 hereof.
     1.104 “Loans” shall mean, collectively, the Revolving Loans and the Swing Line Loans.
     1.105 “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Successor Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on Telerate Successor Page 3750 for such comparable period, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Loan for the

Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate for such comparable period shall be the arithmetic mean of all such rates.
     1.106 “Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, assets, operations, liabilities or financial condition of Parent and its Subsidiaries, taken as a whole; (b) material adverse effect on the ability of Borrowers and Guarantors to fully and timely perform any of their material obligations under any Financing Agreement; (c) material adverse effect on the material rights of or benefits or remedies available to Lenders or Agent under any Financing Agreement; or (d) a material adverse effect on the Collateral or the liens in favor of Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such liens.
     1.107 “Material Contract” shall mean (a) any contract or other agreement (other than the Financing Agreements and Hedge Agreements), written or oral, of any Borrower or Guarantor involving monetary liability of or to any Person in an amount in excess of $10,000,000 in any fiscal year (but excluding for this purpose contracts or other agreements for the purchase and sale of goods or services where the other party thereto has no obligation to purchase or sell such goods or services under such contract or other agreement) and (b) any other contract or other agreement (other than the Financing Agreements and Hedge Agreements), whether written or oral, to which any Borrower or Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.
     1.108 “Maturity Date” shall mean the date that is five (5) years from the date hereof; provided, that, unless (a) the maturity date of the Floating Rate Notes has been extended to a date no earlier than March 14, 2013 or (b) the Floating Rate Notes have been paid in full, or otherwise cease to be outstanding, in either case by November 11, 2011, the “Maturity Date” shall mean November 11, 2011.
     1.109 “Maximum Credit” shall mean the amount of $350,000,000 (subject to adjustment as provided in Sections 2.3 and 2.4 hereof).
     1.110 “Maximum Interest Rate” shall mean the maximum non-usurious rate of interest under applicable Federal or State law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the indebtedness of a Borrower to Agent or a Lender, or to the extent that at any time such applicable law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate.
     1.111 “Mortgages” shall mean the documents, agreements and instruments set forth on Schedule 1.111 hereto (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced).
     1.112 “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate or with respect to which any Borrower, Guarantor or any ERISA Affiliate may incur any liability.
     1.113 “Net Cash Proceeds” shall mean the aggregate cash proceeds received by Parent or any of its Subsidiaries in respect of any sale, lease, transfer or other disposition of any assets or properties, or interest in assets and properties or as proceeds of any loans or other financial accommodations provided to it or as proceeds from the issuance and/or sale of any Equity Interests, in each case net of the reasonable and customary direct costs relating to such sale, lease, transfer or other disposition or loans or other financial accommodation or issuance and/or sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and taxes paid or payable as a result thereof and in the case of a sale of any assets or properties or interest in assets and properties, amounts applied to the repayment of indebtedness secured by a valid and enforceable lien (other than a lien created under the Financing Agreements or the Floating Rate Note Documents) on the asset or assets that are the subject of such sale or other disposition required to be repaid in connection with such transaction.
     1.114 “Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on a net orderly liquidation value basis as set forth in the most recent appraisal of Inventory received by Agent in accordance with Section 7.3, net of operating expenses, liquidation expenses and customary commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to appraisal.
     1.115 “Obligations” shall mean (a) any and all Revolving Loans, Swing Line Loans, Letter of Credit Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent or any Lender, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Sections 5.1 and 8.17 hereof and subject to the priority in right of payment set forth in Section 6.7 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers or Guarantors to Agent or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising, provided, that, (i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Hedge Agreement, the same shall only be included within the Obligations if upon Agent’s request, Agent shall have entered into an agreement, in form and substance satisfactory to Agent, with the Bank Product Provider that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Borrowers and Guarantors, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements, (ii) any Bank Product Provider, other than Wachovia and its Affiliates, shall have delivered written notice to Agent that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to a Borrower or Guarantor and (B) the obligations arising pursuant to such Bank Products provided to Borrowers or Guarantors constitute Obligations entitled to the benefits of the security interest of Agent granted hereunder, and Agent shall have accepted such notice in writing and (iii) in no event shall any Bank Product Provider to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness other than for purposes of Section 5.1 hereof and other than for purposes of Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9, 12.12 and 13.6 hereof and in no event shall the approval of any such person be required in connection with the release or termination of any security interest or lien of Agent.
     1.116 “Other Taxes” shall have the meaning given to such term in Section 6.8 hereof.
     1.117 “Parent” shall have the meaning set forth in the preamble hereto.
     1.118 “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letters of Credit in conformity with the provisions of Section 13.7 of this Agreement governing participations.
     1.119 “Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower or Guarantor sponsors, maintains, or to which any Borrower, Guarantor or ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.
     1.120 “Permitted Acquisition Liquidity” shall mean the amount, calculated at any date, equal to the sum of the amount of Excess Availability on such date plus (without duplication) the amount of Restricted Cash on such date.
     1.121 “Permitted Acquisitions” shall mean the purchase by a Borrower or Guarantor after the date hereof of all or substantially all of the assets of any Person or a business or division of any Person (including pursuant to a merger with such Person or the formation of a wholly owned Subsidiary solely for such purpose that is merged with such Person) or of all or a majority of the Equity Interests (such assets or Person being referred to herein as the “Acquired Business”) and in one or a series of transaction that satisfies each of the following conditions:
          (a) no Event of Default shall exist or have occurred and be continuing as of the date of the acquisition or any payment in respect thereof and after giving effect to the acquisition or such payment;
          (b) in the case of an acquisition where the total consideration in respect of such acquisition is less than or equal to $20,000,000, each of the following conditions is satisfied: (i) the daily average Permitted Acquisition Liquidity for the period of ninety (90) consecutive days immediately preceding the date of such acquisition shall be not less than $75,000,000, (ii) as of the date of such acquisition and after giving effect thereto and to any payments in connection therewith and to any increase in the Borrowing Base as a result of such acquisition, using the most recent calculation of the Borrowing Base prior to the date of any such payment, on a pro forma basis, Permitted Acquisition Liquidity shall be not less than $75,000,000 and (iii) Agent shall have received, not less than ten (10) Business Days (or such lesser number of Business Days as Agent may agree) prior to the acquisition, the Permitted Transaction Projections with respect to such acquisition showing that Permitted Acquisition Liquidity at all times during the twelve (12) month period, commencing as of the first day of the first full month after such acquisition, will be not less than $75,000,000; provided, that, the conditions set forth in this clause (b) shall not be required to be satisfied with respect to such acquisition so long as each of the conditions set forth in clause (d) of this definition is satisfied with respect to such acquisition;
          (c) in the case of an acquisition where the total consideration in respect of such acquisition is greater than $20,000,000 but less than or equal to $60,000,000, either (i) each of the following conditions is satisfied: (A) the daily average Permitted Acquisition Liquidity for the period of ninety (90) consecutive days immediately preceding the date of such acquisition shall be not less than $200,000,000, (B) as of the date of such acquisition and after giving effect thereto and to any payments in connection therewith and to any increase in the Borrowing Base as a result of such acquisition, using the most recent calculation of the Borrowing Base prior to the date of any such payment, on a pro forma basis, Permitted Acquisition Liquidity shall be not less than $175,000,000 and (C) Agent shall have received, not less than ten (10) Business Days (or such lesser number of Business Days as Agent may agree) prior to the acquisition, the Permitted Transaction Projections with respect to such acquisition showing that Permitted Acquisition Liquidity at all times during the twelve (12) month period, commencing as of the first day of the first full month after such acquisition, will be not less than $175,000,000 or (ii) each of the following conditions is satisfied: (A) the daily average Permitted Acquisition Liquidity for the period of ninety (90) consecutive days immediately preceding the date of such acquisition shall be not less than $100,000,000, (B) as of the date of such acquisition and after giving effect thereto and to any payments in connection therewith and to any increase in the Borrowing Base as a result of such acquisition, using the most recent calculation of the Borrowing Base prior to the date of any such payment, on a pro forma basis, Permitted Acquisition Liquidity shall be not less than $75,000,000 and (C) Agent shall have received, not less than ten (10) Business Days prior to the acquisition, the Permitted Transaction Projections with respect to such acquisition showing that (1) Permitted Acquisition Liquidity at all times during the twelve (12) month period, commencing as of the first day of the first full month after such acquisition, will be not less than $75,000,000 and (2) the Fixed Charge Coverage Ratio for Parent and its Subsidiaries is projected to be equal to or greater than 0.8 to 1.0 at all times during such twelve (12) month period; provided, that, the conditions set forth in this clause (c) shall not be required to be satisfied with respect to such acquisition so long as each of the conditions set forth in clause (d) of this definition is satisfied with respect to such acquisition;
          (d) in the case of any acquisition, each of the following conditions is satisfied: (i) the daily average Permitted Acquisition Liquidity for the period of ninety (90) consecutive days immediately preceding the date of such acquisition shall be not less than $50,000,000, (ii) as of the date of such acquisition and after giving effect thereto and to any payments in connection therewith and to any increase in the Borrowing Base as a result of such acquisition, using the most recent calculation of the Borrowing Base prior to the date of any such payment, on a pro forma basis, Permitted Acquisition Liquidity shall be not less than $50,000,000 and (iii) Agent shall have received, not less than ten (10) Business Days (or such lesser number of Business Days as Agent may agree) prior to the acquisition, the Permitted Transaction Projections with respect to such acquisition showing that (A) Permitted Acquisition Liquidity at all times during the twelve (12) month period, commencing as of the first day of the first full month after such acquisition, will be not less than $50,000,000 and (B) the Fixed Charge Coverage Ratio for Parent and its Subsidiaries is projected to be equal to or greater than 1.0 to 1.0 at all times during such twelve (12) month period; provided, that in the case of an acquisition where the total consideration in respect of such acquisition is less than or equal to $60,000,000, the conditions set forth in this clause (d) shall not be required to be satisfied with respect to such acquisition so long as each of the conditions set forth in clause (b) or clause (c) of this definition, as applicable, have been satisfied with respect to such acquisition;
          (e) the Acquired Business shall be a company that engages in a line of business substantially similar to, or ancillary or related to, or used or useful to, the business that Borrowers are engaged in on the date hereof;
          (f) in the case of the acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and such Person shall not have announced that it will oppose such acquisition and shall not have commenced any action which alleges that such acquisition will violate applicable law;
          (g) Agent shall have received, not less than five (5) Business Days’ prior written notice of the proposed acquisition and such information with respect thereto as Agent may reasonably request, in each case with such information to include (i) parties to such acquisition, (ii) the proposed date and amount of the acquisition, (iii) description of the assets or shares to be acquired, (iv) the total purchase price for the assets to be purchased (and the terms of payment of such purchase price);
          (h) if Administrative Borrower requests that any assets acquired pursuant to such acquisition be included in the Borrowing Base, Agent shall have completed a field examination with respect to the business and assets of the Acquired Business in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the business of the Acquired Business, the scope and results of which shall be reasonably satisfactory to Agent and any Accounts, Inventory or Equipment of the Acquired Business shall only be Eligible Accounts, Eligible Inventory or Eligible Equipment to the extent that Agent has so completed such field examination with respect thereto and the criteria for Eligible Accounts, Eligible Inventory and Eligible Equipment set forth herein are satisfied with respect thereto in accordance with this Agreement (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with the definitions of Eligible Accounts, Eligible Inventory or Eligible Equipment, as applicable, and subject to such Reserves as Agent may establish in connection with the Acquired Business in accordance with the definition of such term, and, if requested by Agent, in the case of Eligible Equipment acquired pursuant to a Permitted Acquisition to the extent that it has been subject to an appraisal that satisfies the requirements of Section 7.4 hereof);
          (i) in the case of an acquisition where the total consideration in respect of such acquisition is greater than $50,000,000, Agent shall have received either (i) the audited consolidated financial statements with respect to the Acquired Business for the three (3) fiscal years most recently ended for which financial statements are available, together with an opinion of independent certified public accountants, and interim unaudited consolidated financial statements with respect to the Acquired Business for each quarterly period ended since the last audited financial statements for which financial statements are available, or (ii) a “quality of earnings” review with respect to the Acquired Business, conducted by a third party reasonably acceptable to Agent; provided, that, if the Acquired Business has not existed for the last three (3) fiscal years, Agent shall have received such satisfactory audited consolidated financial statements for the full fiscal years for which it existed and which are completed and in addition, at the option of the Agent, such satisfactory “quality of earnings” review;
          (j) Agent shall have received annual projections for Parent and its Subsidiaries for the succeeding five (5) fiscal years, prepared on a pro forma basis after giving effect to such acquisition, prepared in good faith and otherwise using such methodology as is consistent with the Permitted Transaction Projections, as presented to, and approved by, the Board of Directors of Parent; and
          (k) Agent shall have received a certificate of the chief financial officer or chief executive officer of Administrative Borrower certifying to Agent and Lenders that (i) such transaction complies with this definition and (ii) such transaction could not be reasonably expected to result in a Material Adverse Effect.
     1.122 “Permitted Discretion” shall mean as used in this Agreement with reference to Agent, a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.
     1.123 “Permitted Dispositions” shall mean each of the following:
          (a) sales of Inventory in the ordinary course of business,
          (b) the sale or other disposition of (i) worn-out or obsolete machinery and equipment in the ordinary course of business; provided, that, as to any sale or disposition of Equipment pursuant to this clause (i), (A) the aggregate net book value of all such Equipment sold or disposed of does not exceed $5,000,000 during any four (4) consecutive fiscal quarters of Parent and its Subsidiaries and (B) at any time that a Cash Dominion Event exists or has occurred and is continuing, all of the Net Cash Proceeds of the sale or disposition shall promptly be paid to Agent for application to the Obligations in accordance with the terms hereof, or (ii) machinery, equipment and interests in real property no longer used or useful in the conduct of the business of Parent and its Subsidiaries, provided, that, as to any sale or other disposition pursuant to this clause (ii), (A) no Event of Default shall exist or have occurred and be continuing as of the date of such sale or other disposition and after giving effect thereto, (B) in the case of any sale or other disposition of any Eligible Equipment included in the Borrowing Base, as of the date of such sale or other disposition and after giving effect thereto, using the most recent calculation of the Borrowing Base prior to the date of any such sale or disposition, on a pro forma basis, Excess Availability shall be not less than $45,000,000, and (C) at any time a Cash Dominion Event exists or has occurred and is continuing, all of the Net Cash Proceeds of the sale or other disposition shall be paid to Agent for application to the Obligations in accordance with the terms hereof;
          (c) the sale or other disposition of property to a Borrower or Guarantor, provided, that, the security interest and lien of Agent on such property shall continue in all respects and shall not be deemed released or terminated as a result of such sale or other disposition;
          (d) the sale of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business of Parent and its Subsidiaries;
          (e) the grant by Parent and its Subsidiaries after the date hereof of a license of any Intellectual Property consisting of trademarks owned by Parent and its Subsidiaries, provided, that, such license is on a non-exclusive basis and the rights of the licensee shall be subject to the rights of Agent, and shall not adversely affect, limit or restrict the rights of Agent to use any Intellectual Property of Parent and its Subsidiaries to sell or otherwise dispose of any Inventory or other Collateral or otherwise in any manner limit or interfere in any respect with the use of any such trademarks by Agent in connection with the exercise of its rights or remedies hereunder or under the other Financing Agreements, and as of the date of the grant of any such license, and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing;
          (f) the issuance and sale by Parent and its Subsidiaries of Equity Interests of Parent and its Subsidiaries after the date hereof; provided, that, (A) Parent and its Subsidiaries shall not be required to pay any cash dividends or repurchase or redeem such Equity Interests or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof and (B) except as Agent may otherwise agree in writing, and other than for the issuance of Equity Interests as provided in clause (g) below or as payment of consideration for a Permitted Acquisition, at any time a Cash Dominion Event exists, all of the Net Cash Proceeds of the sale and issuance of such Equity Interests shall be paid to Agent for application to the Obligations in accordance with the terms hereof;
          (g) the issuance of Equity Interests Parent consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of such Parent for the benefit of its employees, directors and consultants, provided, that, in no event shall Parent be required to issue, or shall Parent issue, Equity Interests pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default;
          (h) the abandonment of Intellectual Property that is, in the reasonable judgment of Parent, no longer valuable in any material respect or economically practicable to maintain or useful in the conduct of the business of Borrowers and Guarantors, taken as a whole;
          (i) sales of the Real Property described on Schedule 1.123 hereof;
          (j) sales or other dispositions of assets of Parent and its Subsidiaries not otherwise subject to the provisions set forth above, provided, that, as to any such sale or other disposition, each of the following conditions is satisfied:

               (i) the aggregate consideration received in respect of all sales or other dispositions permitted pursuant to this clause (j) shall not exceed $30,000,000 in any four (4) consecutive fiscal quarters of Parent and its Subsidiaries;
               (ii) in the case of a sale or other disposition where the aggregate consideration received in respect thereof is greater than $5,000,000, not less than eighty (80%) percent of the consideration to be received by Borrowers and Guarantors shall be paid or payable in cash and shall be paid contemporaneously with consummation of the transaction;
               (iii) the consideration paid or payable shall be in an amount not less than the fair market value of the property disposed of,
               (iv) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 9.22 and the aggregate consideration received in respect of all sales in connection with Sale and Leaseback Transactions shall not exceed $50,000,000 during the term of this Agreement,
               (v) as of the date of such sale or other disposition after giving effect thereto, using the most recent calculation of the Borrowing Base prior to the date of any such payment, on a pro forma basis, Excess Availability shall be not less than $45,000,000,
               (vi) at any time a Cash Dominion Event exists, the Net Cash Proceeds from any such sale or other disposition, shall be applied to the Obligations, and
               (vii) as of the date of any such sale or other disposition, and in each case after giving effect thereto, no Event of Default shall exist or have occurred and be continuing;
          (k) leases or subleases permitted under Section 9.8(m) or 9.22 hereof;
          (l) the sale or other disposition of Cash Equivalents for fair market value; and
          (m) following the acquisition of Accounts acquired from a Person pursuant to an Investment or Permitted Acquisition permitted hereunder, the sale or transfer of such Accounts by Parent and its Subsidiaries back to such Person; provided, that, (i) the price for such Accounts paid to Parent or its Subsidiaries shall be no less than the fair market value of such Accounts, (ii) such Accounts shall not be included in the Borrowing Base, and, (iii) the consideration to be received by Parent and its Subsidiaries shall be paid in cash prior to or contemporaneously with the consummation of such sale or transfer,
     1.124 “Permitted Investments” shall mean each of the following:
          (a) Investments consisting of accounts receivables owing to any Borrower or Guarantor if created or acquired in the ordinary course of business;
          (b) the endorsement of instruments for collection or deposit in the ordinary course of business;

          (c) Investments in cash or Cash Equivalents; provided, that, (i) at any time on and after a Cash Dominion Event and for so long as the same is continuing, no Loans are then outstanding; except that notwithstanding that any Loans are outstanding at any time a Cash Dominion Event exists, Parent and its Subsidiaries may from time to time in the ordinary course of business consistent with their current practices as of the date hereof (A) maintain cash in the Specified Cash Management Accounts in an aggregate amount not to exceed $6,000,000, (B) maintain cash or Cash Equivalents in an aggregate amount not to exceed $1,000,000 in securities accounts, investment accounts, commodity accounts and similar accounts permitted by Section 5.3(e)(ii) hereof, (C) maintain cash in the Cash Management Accounts in the amounts permitted by the last sentence of Section 6.6(b) hereof and (D) make deposits of cash or other immediately available funds in operating demand deposit accounts used for disbursements to the extent required to provide funds for amounts drawn or anticipated to be drawn shortly on such accounts and such funds may be held in Cash Equivalents consisting of overnight investments until so drawn (so long as such funds and Cash Equivalents are not held more than three (3) Business Days from the date of the initial deposit thereof) and (ii) the terms and conditions of Section 5.3 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;
          (d) deposits for leases, utilities and similar matters in the ordinary course of business;
          (e) obligations under Hedge Agreements permitted under Section 9.9(c);
          (f) the existing Investments of Parent and its Subsidiaries as of the date hereof in their respective Subsidiaries;
          (g) loans and advances by Parent and its Subsidiaries to directors, officers and employees of Parent and its Subsidiaries: (i) for bona fide business purposes and (ii) to purchase Equity Interests of Parent; provided, that, the aggregate amount of such loans and advances shall not exceed $500,000 at any time outstanding;
          (h) stock or obligations issued to Parent and its Subsidiaries by any Person (or the representative of such Person) in respect of Indebtedness or other liabilities of such Person owing to Parent and its Subsidiaries in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person;
          (i) obligations of account debtors to Parent and its Subsidiaries arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to Parent or one of its Subsidiaries;
          (j) Investments by a Borrower or Guarantor in a Borrower or Guarantor, or by a Subsidiary that is not a Guarantor in any other Subsidiary that is not a Guarantor, after the date hereof; provided, that, prior to the time of any such Investment, Agent shall not have notified Administrative Borrower in writing that the Investments under this clause (j) are no longer permitted at any time an Event of Default shall exist or have occurred and be continuing;
          (k) Investments after the date hereof by Parent and its Subsidiaries in or to any Person; provided, that, as to any such Investment, each of the following conditions is satisfied:

               (i) no Event of Default shall exist or have occurred and be continuing as of the date of the Investment or any payment in respect thereof and after giving effect to the Investment or such payment;
               (ii) as of the date of such Investment and after giving effect thereto and to any payments in connection therewith and to any increase in the Borrowing Base as a result of such Investment (if any), using the most recent calculation of the Borrowing Base prior to the date of any such payment, on a pro forma basis, Excess Availability shall be not less than $45,000,000;
               (iii) the aggregate amount of such Investments shall not exceed $15,000,000 at any time outstanding;
               (iv) in the case of any Investment in an amount in excess of $1,000,000, Agent shall have received not less than five (5) Business Days’ prior written notice of the proposed Investment and such information with respect thereto as Agent may reasonably request, in each case with such information to include (A) parties to such Investment, (B) the proposed date and amount of the Investment, and (C) the total amount of the Investment;
               (v) promptly upon Agent’s request, Agent shall have received true, correct and complete copies of all material agreements, documents and instruments relating to such Investment;
          (l) Investments made by Parent and its Subsidiaries as a result of consideration received in connection with any Permitted Disposition made in compliance with Section 9.7(b) hereof; and
          (m) Investments in Persons formed at the direction of a Borrower or Guarantor pursuant to the reasonable requirements of the business of such Borrower or Guarantor solely for purposes of satisfying licensing requirements of a Governmental Authority; provided, that, (i) such Investments shall be limited to the ownership of Equity Interests in such Persons and (ii) the aggregate amount of all such Investments shall not exceed $100,000 outstanding at any time.
     1.125 “Permitted Transaction Projections” shall mean, as to any proposed acquisition, Investment, disposition or other transaction, current, updated projections (including in each case, forecasted balance sheets and statements of income and loss, statements of cash flow, and the projected Borrowing Base and Excess Availability) for Parent and its Subsidiaries on a monthly basis for the first twelve (12) months after the acquisition, Investment or other transaction, giving effect thereto, all in reasonable detail and in a format consistent with the projections delivered by Parent to Agent prior to the date hereof, together with such supporting information as Agent may reasonably request, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions and using such methodology as is consistent with the most recent financial statements delivered to Agent pursuant to Section 9.6 hereof.
     1.126 “Permits” shall have the meaning set forth in Section 8.7.

     1.127 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.
     1.128 “Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years or with respect to which any Borrower or Guarantor may incur liability.
     1.129 “Pro Forma Basis” shall mean for purposes of calculating the financial covenant set forth in Section 9.17 in connection with any event or transaction, or proposed event or transactions (other than a Cure Action), such event or transaction shall be deemed to have occurred as of the first day of the most recent twelve (12) month period preceding the date of such event or transaction for which Agent has received financial statements pursuant to Section 9.6, and including (a) with respect to the sale or other disposition of assets, (i) income statement and cash flow statement items (whether positive or negative) attributable to the assets disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and ) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any acquisition, (i) income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for Parent and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth herein and (B) such items are supported by financial statements or other information reasonably satisfactory to Agent and (ii) any Indebtedness incurred or assumed by Parent or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an average rate of interest for the applicable period for purposes of this definition.
     1.130 “Pro Forma Compliance Certificate” shall mean, with respect to any event or transaction, or proposed event or transaction, a certificate of the chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower or Parent containing reasonably detailed calculations of the financial covenant set forth in Section 9.17 as of the most recent fiscal month end for which Agent has received financial statements pursuant to Section 9.6 and certifying that the other conditions hereunder to the applicable event or transaction are satisfied, after giving effect to the applicable event or transaction on a Pro Forma Basis.
     1.131 “Pro Rata Share” shall mean, as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of the Lenders, as adjusted from time to time in accordance with the provisions hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Swing Line Loans, Special Agent Advances and Letter of Credit Obligations and the denominator shall be the aggregate amount of all unpaid Loans, Swing Line Loans, Special Agent Advances and Letter of Credit Obligations.
     1.132 “Qualified Cash” shall mean cash or Cash Equivalents owned by a Borrower or Guarantor, which are (i) available for use by a Borrower or Guarantor, without condition or restriction (other than in favor of Agent), (ii) free and clear of any pledge, security interest, lien, claim or other encumbrance (other than in favor of Agent and other than those permitted under Section 9.8(b), (i) and (l) hereof), (iii) subject to the first priority perfected security interest of Agent (except as to priority, subject to the liens permitted under Sections 9.8(b) and (1) hereof), (iv) in an investment account at Wachovia or an Affiliate of Wachovia specifically and solely used for purposes of holding such cash or Cash Equivalents and which account is subject to an Investment Property Control Agreement, and (v) for which Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, of the amount of such cash or Cash Equivalents held in such investment account as of the applicable date of the calculation of Excess Availability by Agent and the satisfaction of the other conditions in this definition.
     1.133 “Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.
     1.134 “Quarterly Average Excess Availability” shall mean, for any calendar quarter of Borrowers, the daily average of the aggregate amount of the Excess Availability for such calendar quarter.
     1.135 “Real Property” shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including the Real Property and related assets more particularly described in the Mortgages.
     1.136 “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).
     1.137 “Records” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s present and future books and records of every kind or nature, including without limitation, all purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).
     1.138 “Refinancing Indebtedness” shall have the meaning set forth in Section 9.9 hereof.
     1.139 “Register” shall have the meaning set forth in Section 6.4 hereof.
     1.140 “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate more than fifty (50%) percent of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom more than fifty (50%) percent of the then outstanding Obligations are owing.
     1.141 “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in its Permitted Discretion reducing the amount of Loans and Letters of Credit which would otherwise be available to any Borrower under the lending formula(s) provided for herein, provided, that, with respect to Reserves to reflect any rental payments, service charges or other amounts due or to become due to lessors of real property to the extent Inventory, Eligible Equipment or Records are located in or on such property or such Records are needed to monitor or otherwise deal with the Collateral (other than for locations where Agent has received a Collateral Access Agreement executed and delivered by the owner and lessor of such real property that Agent has acknowledged in writing is in form and substance satisfactory to Agent), such Reserves (a) shall not be established prior to the date that is one hundred twenty (120) days following the date of this Agreement and (b) so long as no Default or Event of Default exists or has occurred and is continuing, shall not exceed at any time the aggregate of amounts payable for the next three (3) months to the lessors of such locations. To the extent that an event, condition or matter as to any Eligible Accounts, Eligible Inventory or Eligible Equipment is addressed pursuant to the treatment thereof within the applicable definition of such terms, Agent shall not also establish a Reserve to address the same event, condition or matter. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by Agent in good faith and to the extent that such Reserve is in respect of amounts that may be payable to third parties Agent may, at its option, deduct such Reserve from the Maximum Credit at any time that the Maximum Credit is less than the amount of the Borrowing Base. Except for (x) Reserves contemplated by the proviso to this definition above, (y) Reserves to reflect that certain deposit accounts of Borrowers and Guarantors are not subject to Deposit Account Control Agreements in an amount equal to the greater of (A) $6,000,000 or (B) (i) the amount of proceeds of Collateral included in the Borrowing Base which are deposited into deposit accounts which are subject to Deposit Account Control Agreements multiplied by (ii) the applicable percentage with respect thereto set forth in the definition of Borrowing Base (except that the right of Agent to establish a Reserve under this clause (y) shall cease, and any Reserve previously established under this clause (y) shall be released, upon the date (if any) on which all such deposit accounts are subject to Deposit Account Control Agreements and Borrowers and Guarantors agree to deposit all proceeds of Collateral into deposit accounts which are subject to Deposit Account Control Agreements) and (z) other Reserves expressly contemplated by the Financing Agreements, any Reserves established after the date hereof may only be established, upon not less than one Business Days’ prior written notice to Administrative Borrower, based on either (i) an event, condition or other circumstance arising after the date hereof or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no actual knowledge thereof or its affect on the Collateral or Agent’s rights relating thereto prior to the date hereof.
     1.142 “Restricted Cash” shall mean cash or Cash Equivalents owned by a Borrower or Guarantor, which are (i) available for use by a Borrower or Guarantor, without condition or restriction (other than in favor of Agent), (ii) free and clear of any pledge, security interest, lien, claim or other encumbrance (other than in favor of Agent and other than those permitted under Section 9.8(b), (i) or (l) hereof), (iii) (A) prior to the date that is ninety (90) days following the date hereof (the “cut-off date”), maintained on deposit in the deposit accounts listed on Schedule 1.142 hereto or (B) from and after the cut-off date, subject to the first priority perfected security interest of Agent (except as to priority, subject to the liens permitted under Sections 9.8(b) and (l) hereof), (iv) in a deposit account at Wachovia or another Person and which account, from and after the cut-off date, is subject to a Deposit Account Control Agreement, and (v) for which Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, of the amount of such cash or Cash Equivalents held in such deposit accounts as of the applicable date of the calculation of Restricted Cash.
     1.143 “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of Parent or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to Parent or such Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), or payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Parent or any of its Subsidiaries, or any setting apart of funds or property for any of the foregoing.
     1.144 “Revolving Loans” shall mean loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1(a)(i) hereof.

     1.145 “Rolling Stock” shall mean all trucks, trailers, tractors, service vehicles, vans, pick up trucks, forklifts, wheel loaders and other mobile equipment and other vehicles, wherever located, which in each case is covered by a Certificate of Title under applicable state law.
     1.146 “Sale and Leaseback Transaction” shall mean, with respect to a Borrower or Guarantor, or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Borrower or Guarantor or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
     1.147 “Secured Parties” shall mean, collectively, (a) Agent, (b) Lenders, (c) the Issuing Bank and (d) any Bank Product Provider; provided, that, (i) as to any Bank Product Provider, only to the extent of the Obligations owing to such Bank Product Provider and (ii) such parties are sometimes referred to herein individually as a “Secured Party”.
     1.148 “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).
     1.149 “Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.
     1.150 “Specified Cash Management Agreements” shall have the meaning specified in Section 6.6(a) hereof.
     1.151 “Specified Properties” shall mean, collectively, the Real Property of Borrowers and Guarantors located at 1048 Escambia Street, Jacksonville, Florida, 195 Davis Road, LaGrange, Georgia, 3060, U.S. Hwy 220 Business South, Asheboro, North Carolina, 332 Haywood Road, Asheville, North Carolina, 101 Dewberry Road, Cowpens, South Carolina, 151 Dewberry Road, Cowpens, South Carolina, 1724 West Lucas Street, Florence, South Carolina, 69 Matthews Drive, Hilton Head, South Carolina, 226 Tiller Drive, Pawleys Island, South Carolina, 101 Lumber Lane, Seneca, South Carolina, 8035 Howard Street, Spartanburg, South Carolina, 114-116 Myrtle Beach Highway, Sumter, South Carolina, 407 East State of Franklin Road, Johnson City, Tennessee, 260 Piney Flats Road, Piney Flats, Tennessee, 902 N. Mill Street, Lewisville, Texas, 941-945 West State Street, Bristol, Virginia, 801 S. Washington Ave, Greenville, South Carolina and 150 Ole Woodward Avenue, Conway, South Carolina.

     1.152 “Subordinated Debt” shall mean any Indebtedness of a Borrower or Guarantor that is subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in cash in full of all of the Obligations.
     1.153 “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Equity Interests or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.
     1.154 “Supermajority Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate more than sixty-six and two-thirds (66.67%) percent of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom more than sixty-six and two-thirds (66.67%) percent of the then outstanding Obligations are owing.
     1.155 “Swing Line Lender” shall mean Wachovia Bank, National Association, in its capacity as the lender of Swing Line Loans, and its successors and assigns.
     1.156 “Swing Line Loan Limit” shall mean $25,000,000.
     1.157 “Swing Line Loans” shall have the meaning set forth in Section 2.1 hereof.
     1.158 “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York and any successor statute, as in effect from time to time (except that terms used herein which are not otherwise defined herein and defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).
     1.159 “US Dollars”, “US$” and “$” shall each mean lawful currency of the United States of America.
     1.160 “Value” or “value” shall mean, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.
     1.161 “Wachovia” shall mean Wachovia Bank, National Association, and its successors and assigns.

     1.162 “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.
SECTION 2. CREDIT FACILITIES
     2.1 Loans.
          (a) Subject to and upon the terms and conditions contained herein,
               (i) each Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans to Borrowers from time to time in amounts requested by any Borrower (or Administrative Borrower on behalf of Borrowers) up to the aggregate amount outstanding equal to the Commitment of such Lender, provided, that, after giving effect to any such Revolving Loan, the principal amount of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations outstanding with respect to all Borrowers shall not exceed the lesser of (A) the Borrowing Base at such time, (B) the Maximum Credit at such time or (C) the Floating Rate Note Availability Limit at such time; and
               (ii) the Swing Line Lender agrees that it will make loans (“Swing Line Loans”) to Borrowers from time to time in amounts requested by any Borrower (or Administrative Borrower on behalf of Borrowers) up to the aggregate amount outstanding equal to the Swing Line Loan Limit, provided, that, after giving effect to any such Swing Line Loan the aggregate principal amount of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations outstanding with respect to all Borrowers shall not exceed the lesser of the (A) Borrowing Base at such time, (B) the Maximum Credit at such time or (C) the Floating Rate Note Availability Limit at such time.
          (b) On the terms and subject to the conditions hereof, each Borrower (or Administrative Borrower on behalf of Borrowers) may from time to time borrow, prepay and reborrow Revolving Loans and Swing Line Loans. No Lender shall be required to make any Revolving Loan, if, after giving effect thereto the aggregate outstanding principal amount of all Revolving Loans of such Lender, together with such Lender’s Pro Rata Share of the aggregate amount of all Swing Line Loans and Letter of Credit Obligations, would exceed such Lender’s Commitment. Swing Line Lender shall not be required to make Swing Line Loans, if, after giving effect thereto, the aggregate outstanding principal amount of all Swing Line Loans would exceed the then existing Swing Line Loan Limit. Each Swing Line Loan shall be subject to all of the terms and conditions applicable to other Base Rate Loans funded by the Lenders constituting Revolving Loans, except that all payments thereon shall be payable to the Swing Line Lender solely for its own account. All Revolving Loans and Swing Line Loans shall be subject to the settlement among Lenders provided for in Section 6.14 hereof.

          (c) Upon the making of a Swing Line Loan or any Revolving Loan by Agent as provided in Section 6.14, without further action by any party hereto, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Swing Line Lender or Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Swing Line Loan or Revolving Loan. To the extent that there is no settlement in accordance with Section 6.14 below, the Swing Line Lender or Agent, as the case may be, may at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender has funded its participation in any Swing Line Loan, Special Agent Advance or Revolving Loan, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Swing Line Loan, Special Agent Advance or Revolving Loan.
          (d) Except in Agent’s discretion and with the consent of all Lenders, or as otherwise provided herein, the aggregate amount of the Revolving Loans, the Swing Line Loans and the Letter of Credit Obligations outstanding at any time shall not exceed the lesser of the Maximum Credit, the Floating Rate Note Availability Limit or the Borrowing Base.
     2.2 Letters of Credit.
          (a) Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, at the request of a Borrower (or Administrative Borrower on behalf of any Borrower), Agent agrees to cause an Issuing Bank to issue, and each such Issuing Bank agrees to issue, for the account of such Borrower one or more Letters of Credit, for the ratable risk of each Lender according to its Pro Rata Share, containing terms and conditions reasonably acceptable to Agent and such Issuing Bank (it being understood that the Existing Letters of Credit are deemed acceptable for this purpose).
          (b) The Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall give Agent and the Issuing Bank with respect thereto three (3) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day and shall not be more than one year from the date of issuance, subject to customary “evergreen” provisions), the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. The Borrower requesting the Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall attach to such notice the proposed terms of the Letter of Credit. The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.
          (c) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit shall be available unless each of the following conditions precedent have been satisfied in a manner reasonably satisfactory to Agent: (i) the Borrower requesting such Letter of

Credit (or Administrative Borrower on behalf of such Borrower) shall have delivered to Issuing Bank with respect thereto at such times and in such manner as such Issuing Bank may reasonably require, an application, in form and substance reasonably satisfactory to such Issuing Bank and Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be reasonably required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be reasonably satisfactory to Agent and such Issuing Bank, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit, (iii) after giving effect to the issuance of such Letter of Credit, the Letter of Credit Obligations shall not exceed the Letter of Credit Limit, and (iv) the Excess Availability prior to giving effect to any Reserves with respect to such Letter of Credit on the date of the proposed issuance of any Letter of Credit shall be equal to or greater than an amount equal to one hundred (100%) percent of the Letter of Credit Obligations with respect thereto. Effective on the issuance of each Letter of Credit, a Reserve shall be established in the applicable amount set forth in Section 2.2(c)(iv) hereof, except to the extent Agent is holding cash collateral for such Letter of Credit in accordance with the terms of this Agreement.
          (d) Except in Agent’s discretion and with the consent of Required Lenders, the amount of all outstanding Letter of Credit Obligations shall not at any time exceed the Letter of Credit Limit.
          (e) Each Borrower shall reimburse immediately the Issuing Bank for any draw under any Letter of Credit issued by such Issuing Bank for the account of such Borrower and pay each Issuing Bank the amount of all other charges and fees payable to such Issuing Bank in connection with any Letter of Credit issued for the account of such Borrower immediately when due, irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against Issuing Bank or any other Person. To the extent Borrowers do not otherwise reimburse the Issuing Bank in accordance with the terms of the immediately preceding sentence, each drawing under any Letter of Credit or other amount payable in connection therewith when due shall constitute a request by the Borrower for whose account such Letter of Credit was issued to Agent for a Base Rate Loan in the amount of such drawing or other amount then due, and shall be made by Agent on behalf of Lenders as a Revolving Loan (or Special Agent Advance, as the case may be). The date of such Loan shall be the date of the drawing or as to other amounts, the due date therefor. Any payments made by or on behalf of Agent or any Lender to an Issuing Bank and/or related parties in connection with any Letter of Credit shall constitute additional Revolving Loans to such Borrower pursuant to this Section 2 (or Special Agent Advances as the case may be).
          (f) Borrowers and Guarantors shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by an Issuing Bank or correspondent with respect to any Letter of Credit, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Each Borrower and Guarantor assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder. Each Borrower and Guarantor hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions with respect to or relating to any Letter of Credit, except for the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.
          (g) In connection with Inventory purchased pursuant to any Letter of Credit, Borrowers shall, at Agent’s prior written request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest that upon Agent’s prior written request, such items are to be delivered to Agent and/or subject to Agent’s order, and if they shall come into such Borrower’s or Guarantor’s possession, to deliver them, upon Agent’s prior written request, to Agent in their original form. Except as otherwise provided herein, Agent shall not exercise such right to request such items so long as no Event of Default shall exist or have occurred and be continuing. Except as Agent may otherwise specify, Borrowers and Guarantors shall designate the Issuing Bank with respect to a Letter of Credit as the consignee on all bills of lading and other negotiable and non-negotiable documents under such Letter of Credit.
          (h) Each Borrower and Guarantor hereby irrevocably authorizes and directs each Issuing Bank to name such Borrower or Guarantor as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by such Issuing Bank pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the Letter of Credit Documents with respect thereto. Nothing contained herein shall be deemed or construed to grant any Borrower or Guarantor any right or authority to pledge the credit of Agent or any Lender in any manner. Borrowers and Guarantors shall be bound by any reasonable interpretation made in good faith by Agent, or an Issuing Bank under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor; provided, that this sentence shall not relieve Agent or any Issuing Bank of any liability resulting from the gross negligence or willful misconduct of Agent or such Issuing Bank.
          (i) Immediately upon the issuance or amendment of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto). Each Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Bank therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that an Issuing

Bank has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each such Lender shall pay to such Issuing Bank its Pro Rata Share of such unreimbursed drawing or other amounts then due to such Issuing Bank in connection therewith.
          (j) The obligations of Borrowers to pay each Letter of Credit Obligations and the obligations of Lenders to make payments to Agent for the account of an Issuing Bank with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, whatsoever, notwithstanding the occurrence or continuance of any Default, Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by any Borrower in respect of Loans that are Base Rate Loans. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrowers to reimburse an Issuing Bank under any Letter of Credit or make any other payment in connection therewith.
     2.3 Increase in Maximum Credit.
          (a) Administrative Borrower may, at any time, deliver a written request to Agent to increase the Maximum Credit. Any such written request shall specify the amount of the increase in the Maximum Credit that Borrowers are requesting, provided, that, (i) in no event shall the aggregate amount of any such increase cause the Maximum Credit to exceed $500,000,000, (ii) such request shall be for an increase of not less than $50,000,000, (iii) any such request shall be irrevocable, and (iv) in no event shall there be more than one such increase in any calendar quarter.
          (b) Upon the receipt by Agent of any such written request, Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Commitment by an amount up to its Pro Rata Share of the amount of the increase thereof requested by Administrative Borrower as set forth in the notice from Agent to such Lender. Each Lender shall notify Agent within fifteen (15) days after the receipt of such notice from Agent whether it is willing to so increase its Commitment, and if so, the amount of such increase; provided, that, (i) the minimum increase in the Commitments of each such Lender providing the additional Commitments shall equal or exceed $2,000,000, and (ii) no Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender. If the aggregate amount of the increases in the Commitments received from the Lenders does not equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower, Agent may seek additional increases from Lenders or Commitments from such Eligible Transferees as it may determine, after consultation with Administrative Borrower. In the event Lenders (or Lenders and any such Eligible Transferees, as the case may be) have committed in writing to provide increases in their Commitments or new Commitments in an aggregate amount in excess of the increase in the Maximum Credit requested by Borrowers or permitted hereunder, Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Transferees, in such amounts and manner as Agent may determine, after consultation with Administrative Borrower.

          (c) The Maximum Credit shall be increased by the amount of the increase in the applicable Commitments from Lenders or new Commitments from Eligible Transferees, in each case selected in accordance with Section 2.3(b) above, for which Agent has received Assignment and Acceptances thirty (30) days after the date of the request by Administrative Borrower for the increase or such earlier date as Agent and Administrative Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Commitments and new Commitments, as the case may be, equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower in accordance with the terms hereof, effective on the date that each of the following conditions have been satisfied:
               (i) Agent shall have received from each Lender or Eligible Transferee that is providing an additional Commitment as part of the increase in the Maximum Credit, an Assignment and Acceptance duly executed by such Lender or Eligible Transferee and each Borrower, provided, that, the aggregate Commitments set forth in such Assignment and Acceptance(s) shall be not less than $2,000,000;
               (ii) the conditions precedent to the making of Revolving Loans set forth in Section 4.2 shall be satisfied as of the date of the increase in the Maximum Credit, both before and after giving effect to such increase;
               (iii) such increase in the Maximum Credit, on the date of the effectiveness thereof, shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently; and
               (iv) there shall have been paid to each Lender and Eligible Transferee providing an additional Commitment in connection with such increase in the Maximum Credit all fees and expenses due and payable to such Person on or before the effectiveness of such increase.
          (d) As of the effective date of any such increase in the Maximum Credit, each reference to the term Commitments and Maximum Credit herein, as applicable, and in any of the other Financing Agreements shall be deemed amended to mean the amount of the Commitments and Maximum Credit specified in the most recent written notice from Agent to Administrative Borrower of the increase in the Commitments and Maximum Credit, as applicable.
          (e) Effective on the date of each increase in the Maximum Credit pursuant to this Section 2.3, each reference in this Agreement to an amount of Excess Availability shall, automatically and without any further action, be deemed to be increased so that the ratio of the amount of Excess Availability to the amount of the Maximum Credit after such increase in the Maximum Credit remains the same as the ratio of the amount of Excess Availability to the amount of the Maximum Credit prior to such increase in the Maximum Credit.
          (f) As of the effective date of any such increase in the Maximum Credit, each Lender or Eligible Transferee that is providing an additional Commitment as part of the increase in the Maximum Credit shall purchase Revolving Loans and Letter of Credit Obligations from each other Lender in an amount such that, after giving effect to such purchase or purchases, the amount of outstanding Revolving Loans and Letter of Credit Obligations of each Lender shall equal such Lender’s Pro Rata Share of the Commitments (as modified to give effect to such increase) multiplied by the aggregate outstanding principal amount of Revolving Loans and Letter of Credit Obligations of all Lenders.
     2.4 Decrease in Maximum Credit.
          (a) Administrative Borrower may, at any time, deliver a written request to Agent to decrease the Maximum Credit. Any such written request shall specify the amount of the decrease in the Maximum Credit that Administrative Borrower is requesting and the effective date of such decrease (which date shall not be less than five (5) nor more than ten (10) Business Days after the date of such request); provided, that, (i) in no event shall the aggregate amount of any such decrease cause the Maximum Credit to be less than $200,000,000, (ii) any such request for a decrease shall be for an amount of not less than $50,000,000, (iii) any such request shall be irrevocable, (iv) in no event shall more than one such written request for a decrease be delivered to Agent in any calendar quarter, and (v) no Default or Event of Default shall exist or have occurred and be continuing.
          (b) Upon the receipt by Agent of a written request to decrease the Maximum Credit, Agent shall notify each of the Lenders of such request and, subject to the terms of Section 2.4(c) hereof, the Commitment of each Lender shall be decreased on the date requested by Administrative Borrower by an amount equal to such Lender’s Pro Rata Share of the amount of the decrease in the Maximum Credit requested by Administrative Borrower as set forth in the notice from Agent to such Lender.
          (c) In the event of a request to decrease the Maximum Credit, the Maximum Credit shall be decreased by the amount of the decrease in Maximum Credit requested by Administrative Borrower in accordance with the terms hereof; provided, that, after giving effect to such decrease, the Maximum Credit shall not be less than the aggregate principal amount of the Loans, Special Agent Advances and Letter of Credit Obligations outstanding at such time.
          (d) As of the effective date of any such decrease in the Maximum Credit, each reference to the term Maximum Credit and Commitments herein, as applicable, and in any of the other Financing Agreements shall be deemed amended to mean the amount of the Maximum Credit and Commitments specified in the most recent written notice from Agent to Administrative Borrower of the decrease in the Maximum Credit and Commitments, as applicable.
     2.5 Increase in Letter of Credit Limit.
          (a) Administrative Borrower may, at any time, deliver a written request to Agent to increase the Letter of Credit Limit. Any such written request shall specify the amount of the increase the Letter of Credit Limit that Administrative Borrower is requesting and the effective date of such increase (which date shall not be less than five (5) nor more than ten (10) Business Days after the date of such request); provided, that, (i) in no event shall the aggregate amount of any such increase cause the Letter of Credit Limit to exceed $145,000,000, (ii) any such request for an increase shall be for an amount of not less than $5,000,000, (iii) any such request shall be irrevocable, (iv) in no event shall more than one such written request for an increase be delivered to Agent in any calendar quarter, and (v) no Default or Event of Default shall exist or have occurred and be continuing.
          (b) In the event of a request to increase the Letter of Credit Limit, the Maximum Credit shall be increased by the amount of the increase of the Letter of Credit Limit requested by Administrative Borrower in accordance with the terms hereof; provided, that, both before and after giving effect to such increase, no Default or Event of Default shall exist or have occurred and be continuing.
          (c) As of the effective date of any such increase the Letter of Credit Limit, each reference to the term Letter of Credit Limit herein and in any of the other Financing Agreements shall be deemed amended to mean the amount of the Letter of Credit Limit specified in the most recent written notice from Agent to Administrative Borrower of the increase in the Letter of Credit Limit.
     2.6 Prepayments.
          (a) Borrowers may prepay without penalty or premium the principal of any Revolving Loan or Swing Line Loan, in whole or in part (except as otherwise provided in Section 3.7 hereof), subject to Section 6.7 hereof.
          (b) In the event that (i) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time exceeds the lesser of the Floating Rate Note Availability Limit or the Maximum Credit, or (ii) except as otherwise provided herein, the aggregate principal amount of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations outstanding exceeds the Borrowing Base (after giving effect to Reserves other than Reserves in respect of Letter of Credit Obligations) or (iii) the outstanding principal amount of the Swing Line Loans outstanding exceeds the Swing Line Loan Limit, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.
     2.7 Joint and Several Liability of Borrowers.
          (a) Notwithstanding anything in this Agreement or any other Financing Agreements to the contrary, each Borrower, jointly and severally, in consideration of the financial accommodations to be provided by Agent and Lenders under this Agreement and the other Financing Agreements, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Borrowers shall be liable for all amounts due to Agent and Lenders under this Agreement, regardless of which Borrower actually receives the Revolving Loans, Swing Line Loans or Letter of Credit Obligations hereunder or the amount of such Revolving Loans received or the manner in which Agent or any Lender accounts for such Revolving Loans, Swing Line Loans, Letter of Credit Obligations or other extensions of credit on its books and records. The Obligations of Borrowers with respect to Revolving Loans made to one of them, and the Obligations arising as a result of the joint and several liability of one of the Borrowers hereunder, with respect to Revolving Loans and Swing Line Loans made to the other of the Borrowers hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all Borrowers.
          (b) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.
          (c) Except as otherwise expressly provided herein, to the extent permitted by law, each Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other Borrowers) hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement or the other Financing Agreements, notice of any action at any time taken or omitted by Agent or any Lender under or in respect of any of the obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the other Financing Agreements. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or any Lender at any time or times in respect of any default by the other Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or any Lender in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of the other Borrowers. Without limiting the generality of the foregoing, each Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other Borrowers) assents to any other action or delay in acting or any failure to act on the part of Agent or any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.7, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.7, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.7 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 2.7 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or a Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any of the Lenders.

          (d) The provisions of this Section 2.7 are made for the benefit of the Lenders and their successors and assigns, and subject to Section 12.3 hereof, may be enforced by them from time to time against any Borrower as often as occasion therefor may arise and without requirement on the part of Agent or any Lender first to marshal any of its claims or to exercise any of its rights against the other Borrowers or to exhaust any remedies available to it against the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.7 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.7 will forthwith be reinstated and in effect as though such payment had not been made.
          (e) Notwithstanding any provision to the contrary contained herein or in any of the other Financing Agreements, to the extent the obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code of the United States).
          (f) With respect to the Obligations arising as a result of the joint and several liability of Borrowers hereunder with respect to Loans, Letter of Credit Obligations or other extensions of credit made to the other Borrowers hereunder, each of Borrowers waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent or any Lender now has or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent or any Lender. Any claim which any Borrower may have against any other Borrower with respect to any payments to Agent or Lenders hereunder or under any of the other Financing Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations. Upon the occurrence of any Event of Default and for so long as the same is continuing, Agent and Lenders may proceed directly and at once, without notice, against (i) with respect to Obligations of Borrowers, either or both of them or (ii) with respect to Obligations of any Borrower, to collect and recover the full amount, or any portion of the applicable Obligations, without first proceeding against the other applicable Borrowers or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that Agent and Lenders shall be under no obligation to marshal any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations.
     2.8 Commitments. The aggregate amount of each Lender’s Pro Rata Share of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.
SECTION 3. INTEREST AND FEES

     3.1 Interest.
          (a) Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.
          (b) Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request Base Rate Loans. Subject to the terms and conditions contained herein, if Agent receives such a request on any Business Day, the Base Rate Loan requested in such request shall be made on such Business Day; provided, that, if Agent receives such a request after 12:00 noon any Business Day, the Base Rate Loan requested in such request shall be made not later than the next succeeding Business Day. Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request Eurodollar Rate Loans or may request that Base Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from a Borrower (or Administrative Borrower on behalf of such Borrower) shall specify the amount of the Eurodollar Rate Loans or the amount of the Base Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from a Borrower (or Administrative Borrower on behalf of such Borrower), which may be telephonic (and followed by a confirmation in writing if requested by Agent) such Eurodollar Rate Loans shall be made or Base Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be; provided, that, (i) no Event of Default shall exist or have occurred and be continuing, (ii) no Borrower or Administrative Borrower shall have sent any notice of termination of this Agreement, (iii) such Borrower (or Administrative Borrower on behalf of such Borrower) shall have complied with such customary procedures as are reasonably established by Agent and specified by Agent to Administrative Borrower from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than six (6) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (vi) Agent shall have determined that the Adjusted Eurodollar Rate is available to Agent and Lenders and can be readily determined as of the date of the request for such Eurodollar Rate Loan by such Borrower as provided in Section 3.3 hereof. Any request by or on behalf of a Borrower for Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans. All Swing Line Loan shall be Base Rate Loans and shall not be entitled to be converted to Eurodollar Rate Loans.
          (c) Any Eurodollar Rate Loans shall automatically convert to Base Rate Loans upon the last day of the applicable Interest Period, unless Agent has received a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof and Borrowers are entitled to such Eurodollar Rate Loan under the terms hereof.
          (d) Interest on each Loan shall be payable by Borrowers to Agent, for the account of Lenders, on each Interest Payment Date for such Loan and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed, other than for Base Rate Loans which shall be calculated on the basis of three hundred sixty-five (365) or three hundred sixty-six (366) day year, as applicable, and actual days elapsed. The interest rate on Base Rate Loans shall increase or decrease by an amount equal to each increase or decrease in the Base Rate effective on the date any change in such Base Rate is effective. In no event shall charges constituting interest payable by Borrowers to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.
     3.2 Fees.
          (a) Borrowers shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to the applicable rate (on a per annum basis) determined as provided below calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding month (or part thereof) so long as any Obligations are outstanding. Such fees shall be payable on the first Business Day of each month in arrears and calculated based on a three hundred sixty (360) day year and actual days elapsed. Such percentages shall be increased or decreased, as the case may be, to the applicable percentage (on a per annum basis) set forth below based on the Quarterly Average Excess Availability for the immediately preceding calendar quarter.

	Quarterly Average	Unused Line
Tier	Excess Availability	Fee Rate
1	Greater than $150,000,000.375%

2	Less than or equal to $150,000,000 and greater than $50,000,000.30%

3	Less than or equal to $50,000,000.25%
provided, that, (i) the applicable percentage shall be calculated and established once each calendar quarter and shall remain in effect until adjusted thereafter after the end of the next calendar quarter, and (ii) notwithstanding anything to the contrary contained herein, the applicable percentages through June 30, 2008 shall be the amount for Tier 2 set forth above.
          (b) Borrowers shall pay to Agent, for the benefit of Lenders, monthly a fee at the applicable rate determined as provided below (on a per annum basis) on the average daily outstanding balance of Letters of Credit for the immediately preceding month (or part thereof), payable in arrears as of the first Business Day of each month, computed for each day from the date of issuance to the date of expiration. Such percentages shall be increased or decreased, as the case may be, to the applicable percentage (on a per annum basis) set forth below based on the Quarterly Average Excess Availability for the immediately preceding calendar quarter.

	Quarterly Average
Tier	Excess Availability	LC Fee Rate
1	Greater than $150,000,000	1.50%

2	Less than or equal to $150,000,000 and greater than $50,000,000	1.75%

3	Less than or equal to $50,000,000	2.00%
provided, that, (i) the applicable percentage shall be calculated and established once each calendar quarter and shall remain in effect until adjusted thereafter after the end of the next calendar quarter, (ii) notwithstanding anything to the contrary contained herein, the applicable percentages through June 30, 2008 shall be the amount for Tier 2 set forth above, and (iii) Borrowers shall, at Agent’s option or at the written direction of the Required Lenders, pay such fees at a rate two (2%) percent greater than the otherwise applicable rate on such average daily maximum amount for the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing. Such letter of credit fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement. In addition to the letter of credit fees provided above, Borrowers shall pay to Issuing Bank for its own account (without sharing with Lenders) the letter of credit fronting fee of .125% per annum and the other customary charges from time to time of Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.
          (c) Borrowers shall pay to Agent and each of the Arrangers the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein or as has otherwise been agreed by or on behalf of Borrowers. To the extent payment in full of the applicable fee is received by Agent from Borrowers on or about the date hereof, Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of Agent with such Lender.
     3.3 Inability to Determine Applicable Interest Rate. If Agent shall determine in good faith (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) that on any date by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to Eurodollar Rate Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Agent shall on such date give notice to Administrative Borrower and each Lender of such determination. Upon such date no Loans may be made as, or converted to, Eurodollar Rate

Loans until such time as Agent notifies Administrative Borrower and Lenders that the circumstances giving rise to such notice no longer exist and any request for Loans or the conversion or continuation of any Eurodollar Rate Loans received by Agent shall be deemed to be a request, or a continuation or conversion, for or into Base Rate Loans.
     3.4 Illegality. Notwithstanding anything to the contrary contained herein, if (a) any change in any law or interpretation thereof by any Governmental Authority makes it unlawful for a Lender to make or maintain a Eurodollar Rate Loan or to maintain any Commitment with respect to a Eurodollar Rate Loan or (b) a Lender determines in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) on any date for determining the London Interbank Offered Rate for any Interest Period for a Eurodollar Rate Loan that deposits in the principal amounts of such Eurodollar Rate Loan are not available in the London Interbank market or adequate and fair means do not exist for ascertaining the applicable interest as a result of a circumstance that adversely affects the London interbank market or the position of such Lender in such market, then such Lender shall give notice thereof to Agent and Administrative Borrower and may (i) declare that Eurodollar Rate Loans will not thereafter be made by such Lender, such that any request for a Eurodollar Rate Loans from such Lender shall be deemed to be a request for a Base Rate Loan unless such Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon the cessation of the circumstances described in clause (a) or (b) above and (ii) require that all outstanding Eurodollar Rate Loans made by such Lender be converted to Base Rate Loans immediately, in which event all outstanding Eurodollar Rate Loans of such Lender shall be so converted.
     3.5 Increased Costs. If any Change in Law shall: (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate) or the Issuing Bank; (b) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 6.8 and the imposition of, or any change in the rate of, any taxes payable by such Lender or the Issuing Bank described in Sections 6.8(a)(i) and (ii)); or (c) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     3.6 Capital Requirements. If any Lender or the Issuing Bank determines in good faith that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such

Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
     3.7 Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Sections 3.5 or 3.6 and delivered to Administrative Borrower shall be conclusive absent manifest error. Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.
     3.8 Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to Sections 3.5 or 3.6 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions occurring more than one hundred eighty (180) days prior to the date that such Lender or the Issuing Bank, as the case may be, becomes aware of the event giving rise to such Lender’s or Issuing Bank’s claim for compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).
     3.9 Mitigation; Replacement of Lenders.
          (a) If any Lender requests compensation under Sections 3.4, 3.5 or Section 3.6, or Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.8, then such Lender shall, if requested by Administrative Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to take such other actions as such Lender or Agent determines, if, in the good faith judgment of such Lender, such designation, assignment or other action (i) would eliminate or reduce amounts payable pursuant to such Sections in the future and (ii) would not subject Agent or such Lender to any unreimbursed cost or expense and Agent or such Lender would not suffer any economic, legal or regulatory disadvantage in any material respect. Nothing in this Section 3.9 shall affect or postpone any of the obligations of Borrowers or the rights of Agent or such Lender pursuant to this Section 3.9. Borrowers hereby agree to pay on demand all reasonable costs and expenses incurred by Agent or any Lender in connection with any such designation or assignment.

          (b) If any Lender requests compensation under Sections 3.4, 3.5 or 3.6, if Borrowers are required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 6.8, then within sixty (60) days thereafter, Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 13.7), all of its interests, rights and obligations under this Agreement to an Eligible Transferee that shall assume such obligations, provided, that, (i) Administrative Borrower has received the prior written consent of Agent and each Issuing Bank (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and participations in Letter of Credit Obligations and Swing Line Loans that it has funded, if any, accrued interest thereon, accrued fees and other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal) and Administrative Borrower (in the case of accrued interest, fees and other amounts, including amounts under Section 3.10), (iii) such assignment will result in a reduction in such compensation and payments, and (iv) such assignment does not conflict with applicable laws or regulations. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Administrative Borrower to require such assignment and delegation cease to apply. Nothing in this Section 3.9 shall impair any rights that any Borrower or Agent may have against any Lender that is a Defaulting Lender.
     3.10 Funding Losses. Borrowers shall pay to each Lender all losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or redeployment of such) that it sustains (a) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a request for borrowing, or a conversion to or continuation of, any Eurodollar Rate Loan does not occur on a date specific therefor in a request for conversion or continuation, (b) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to such Loan, or (c) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by a Borrower (or on its behalf by Administrative Borrower). This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.
     3.11 Maximum Interest. Notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, in no event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Agent or any Lender pursuant to the terms of this Agreement or any of the other Financing Agreements and that are deemed interest under applicable law exceed the Maximum Interest Rate (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America as amended, 12 U.S.C. Section 85, as amended). In no event shall any Borrower or Guarantor be obligated to pay interest or such amounts as may be deemed interest under applicable law in amounts which exceed the Maximum Interest Rate. In the event any Interest is charged or received in excess of the Maximum Interest Rate (“Excess”), each Borrower and Guarantor acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by Agent or any Lender shall be applied, first, to the payment of the then outstanding and unpaid principal hereunder; second to the payment of the other Obligations then outstanding and unpaid; and third, returned to such Borrower or Guarantor. All monies paid to Agent or any Lender hereunder or under any of the other Financing Agreements, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by applicable law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all interest at any time contracted for, charged or received from any Borrower or Guarantor in connection with this Agreement or any of the other Financing Agreements shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread during the entire term of this Agreement in accordance with the amounts outstanding from time to time hereunder and the Maximum Interest Rate from time to time in effect in order to lawfully charge the maximum amount of interest permitted under applicable laws. The provisions of this Section 3.11 shall be deemed to be incorporated into each of the other Financing Agreements (whether or not any provision of this Section is referred to therein).
     3.12 No Requirement of Match Funding. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to acquire eurodollar deposit to fund or otherwise match fund any Obligations as to which interest accrues a the Eurodollar Rate. The provisions of this Section 3 shall apply as if Agent, each Lender or any Participant had match funded any Obligation as to which interest is accruing at the Eurodollar Rate by acquiring eurodollar deposits for each Interest Period in the amount of the Eurodollar Rate Loans.
SECTION 4. CONDITIONS PRECEDENT
     4.1 Conditions Precedent to Initial Loans and Letters of Credit. The obligation of Lenders to make the initial Loans or of Issuing Bank to issue the initial Letters of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:
          (a) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be reasonably satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have reasonably requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation or formation of each Borrower and Guarantor certified by the applicable Secretary of State (or equivalent Governmental Authority)) which shall set forth the same complete corporate name of such Borrower or Guarantor as is set forth herein;
          (b) no material adverse change shall have occurred in the assets, business, operations or profits of Borrowers and Guarantors, taken as a whole, since the date of Agent’s latest field examination (not including for this purpose the field review referred to in clause (c) below);

          (c) Agent shall have completed a field review of the Records and such other information with respect to the Accounts and Inventory as Agent may require to determine the amount of Loans available to Borrowers (including, without limitation, roll-forwards of Accounts through the date of closing in a manner reasonably satisfactory to Agent, together with such supporting documentation as may be reasonably necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Accounts), the results of which in each case shall be reasonably satisfactory to Agent, not more than five (5) days prior to the date hereof or such earlier date as Agent may agree;
          (d) Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that UBS has been removed as Priority Collateral Trustee in accordance with the terms of the Collateral Trust Agreement
          (e) Agent shall have received, in form and substance reasonably satisfactory to Agent, all releases, terminations and such other documents as Agent may reasonably request to evidence and effectuate the termination of the financing arrangements pursuant to the Credit Agreement, dated as of February 11, 2005, by and among Parent, certain of its affiliates, UBS AG, Stamford Branch, as agent, the lenders party hereto and certain other Persons and the termination and release by UBS AG, Stamford Branch, in its capacity as agent under such arrangements, of any interest in and to any assets and properties of Borrowers and Guarantors, duly authorized, executed and delivered by each of them, including, but not limited to, the authorization to file UCC financing statement amendments to terminate all UCC financing statements previously filed by or on behalf of any or all of them or their predecessors, as secured party, and any Borrower or Guarantor or their predecessors, as debtor;
          (f) Agent shall have received evidence in form and substance reasonably satisfactory to Agent that UBS AG, Stamford Branch, will deliver to each financial institution party to a deposit account control agreement with a Borrower or Guarantor, a written notice confirming (i) the termination by UBS AG, Stamford Branch of its rights under any such agreements and (ii) that it is no longer party to such deposit account control agreement;
          (g) the Excess Availability as determined by Agent, on or about the date hereof, shall be not less than $110,000,000 after giving effect to the initial Loans made or to be made and Letters of Credit issued or to be issued in connection with the initial transactions hereunder;
          (h) Agent shall have received, in form and substance reasonably satisfactory to Agent, the Confirmation of Reformation of the Collateral Trust Agreement, duly executed and delivered by the parties thereto;
          (i) Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that Agent has a valid perfected first priority security interest in all of the Collateral (except as to priority, subject to the liens permitted under Section 9.8(b), (c) and (l)), subject to no other security interests, liens or encumbrances other than those permitted under Section 9.8 hereof;
          (j) Agent shall have received and reviewed lien and judgment search results for the location of each Borrower and Guarantor (determined in accordance with the Uniform

Commercial Code of the applicable jurisdiction and any other applicable law) and all counties in which material assets of Borrowers and Guarantors are located, which search results shall be in form and substance reasonably satisfactory to Agent;
          (k) Agent shall have received a Borrowing Base Certificate setting forth the Loans and Letters of Credit available to Borrowers as of the date hereof which reflects the calculations of the Borrowing Base as of November 30, 2007, as completed in a manner reasonably satisfactory to Agent and duly authorized, executed and delivered on behalf of Borrowers;
          (l) (i) except with respect to the Specified Properties, Agent shall have received, in form and substance reasonably satisfactory to Agent, a valid and effective title insurance policy issued by a company and agent reasonably acceptable to Agent: (A) insuring the priority, amount and sufficiency of the Mortgages, (B) insuring against matters that would be disclosed by surveys (to the extent previously required by UBS) and (C) containing any legally available endorsements, assurances or affirmative coverage reasonably requested by Agent for protection of its interests and (ii) with respect to the Specified Properties, Agent shall have received, in form and substance reasonably satisfactory to Agent, a title search confirming ownership of the Specified Properties located in (A) Florida in Builders Florida, (B) Georgia in Builders Southeast, (C) North Carolina in Builders Southeast, (D) South Carolina in Builders Southeast, (E) Tennessee in Builders Southeast, (F) Texas in Builders Texas Group and (G) located in Virginia in Builders Southeast, and in each case confirming that the Designated Properties are subject to no liens other than those permitted by this Agreement;
          (m) Agent shall have received written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, which shall be addressed to Agent;
          (n) Agent shall have received projected financial statements of Parent and its Subsidiaries for the period through December 31, 2008 prepared on a quarterly basis and for the period from January 1, 2009 through December 31, 2012 prepared on an annual basis, together with a certificate, dated the date hereof, of an authorized officer of Parent stating that such projected financial statements were prepared by an authorized officer of Parent in good faith and are based on assumptions that are reasonable in light of all facts and circumstances known to Parent at such time, all of which shall be reasonably satisfactory to Agent (it being understood that the projected results may differ from the actual results);
          (o) Agent shall have received, in form and substance reasonably satisfactory to Agent, a pro-forma balance sheet of Parent and Subsidiaries reflecting the initial transactions contemplated hereunder, including, but not limited to Loans and Letter of Credit Obligations outstanding on the date hereof and the use of the proceeds of the initial Loans as provided herein, accompanied by a certificate, dated of even date herewith, of Parent stating that such pro-forma balance sheet was prepared in good faith by an authorized officer of Parent and based on assumptions that are reasonable in light of all facts and circumstances known to Parent at such time;

          (p) Agent shall have received the audited consolidated financial statements for Parent and its subsidiaries, with an unqualified opinion from PriceWaterhouseCoopers, for the three fiscal years most recently ended for which financial statements are available, together with interim unaudited financial statements for each quarterly period ended since the last audited financial statements for each fiscal quarter ended more than 35 days prior to the date hereof and for each monthly period ended since the last audited financial statements for each fiscal month ended more than 30 days prior to closing;
          (q) no pending or threatened in writing litigation, proceeding, bankruptcy or insolvency, injunction, order or claims shall exist, which has had or could be reasonably expected to have a Material Adverse Effect;
          (r) as of the date hereof and after giving effect to the transactions contemplated hereby, no events of default on any material Indebtedness or any other Material Contracts of Borrowers, Guarantors or any Subsidiary shall exist or have occurred and be continuing;
          (s) Agent shall have received, in form and substance reasonably satisfactory to Agent, such opinion letters of counsel to Borrowers and Guarantors with respect to the Financing Agreements and such other matters as Agent may reasonably request;
          (t) Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance reasonably satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee and additional insured; and
          (u) the other Financing Agreements (including Deposit Account Control Agreements to the extent required by Agent to be delivered hereunder) shall have been duly executed and delivered to Agent, in form and substance satisfactory to Agent.
     4.2 Conditions Precedent to All Loans and Letters of Credit. The obligation of Lenders to make the Loans, including the initial Loans, or of Issuing Bank to issue any Letter of Credit, including the initial Letters of Credit, is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:
          (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);
          (b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending in any court or before any arbitrator or Governmental Authority, which purports to enjoin, or prohibit (i) the making of the Loans or providing the Letters of Credit, or (ii) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements; and

          (c) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit and after giving effect thereto.
SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST
     5.1 Grant of Security Interest. To secure payment and performance of all Obligations, each Borrower and Guarantor hereby grants to Agent, for itself and the benefit of the other Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, and hereby collaterally assigns to Agent, for itself and the benefit of the other Secured Parties, all of the following personal property and fixtures, and interests in property and fixtures, of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Collateral”):
          (a) all Accounts;
          (b) all general intangibles, including, without limitation, all Intellectual Property;
          (c) all goods, including, without limitation, Inventory and Equipment;
          (d) all fixtures;
          (e) all chattel paper, including, without limitation, all tangible and electronic chattel paper;
          (f) all instruments, including, without limitation, all promissory notes;
          (g) all documents;
          (h) all deposit accounts;
          (i) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;
          (j) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of any of the above Collateral and any Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;
          (k) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;
          (l) all commercial tort claims, including, without limitation, those identified in the Information Certificate;
          (m) to the extent not otherwise described above, all other personal property and interests in personal property (including, without limitation, all Receivables);
          (n) all Records; and
          (o) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.
     5.2 Exclusions from Collateral. Notwithstanding anything to the contrary contained in Section 5.1 above, the types or items of Collateral described in such Section shall not include (a) the Equity Interests of any Foreign Subsidiary in excess of sixty five (65%) percent of all of the issued and outstanding shares of Equity Interests of such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2) or (b) Excluded Property. Notwithstanding the use of the phrase “collaterally assigns” in Section 5.1 hereof, the interest granted to Agent under Section 5.1 shall not be deemed to be an absolute assignment of any trademarks or other Collateral but rather is intended to be a lien and security interest in such trademark and other Collateral.
     5.3 Perfection of Security Interests.
          (a) So long as any Obligations are outstanding the Commitments have not been terminated, each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Agent may reasonably require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may reasonably determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Borrower and Guarantor authorizes the Agent to use collateral descriptions such as “all assets” or all “personal property”, in each case “whether now owned or hereafter acquired”, and words of similar import. Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. So long as any Obligations are outstanding and the Commitments have not been terminated, in no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower or Guarantor as debtor.
          (b) Each Borrower and Guarantor does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument for obligations in excess of $500,000 in any one case or $1,500,000 in the aggregate that constitutes Collateral after the date hereof, Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time reasonably specify, in each case except as Agent may otherwise agree. At Agent’s option, each Borrower and Guarantor shall, or Agent may at any time on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wachovia Bank, National Association, as Agent and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”
          (c) In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) that constitute Collateral, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent may reasonably request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.
          (d) Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account, unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower or Guarantor to open or establish such account which notice shall specify the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established and the purpose of the account and (ii) on or before the opening of such deposit account, such Borrower or Guarantor shall deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained; provided, that, Borrowers and Guarantors shall not be required to deliver a Deposit Account Control Agreement with a depository bank as to (A) any deposit account so long as the aggregate amount of all funds in all deposit accounts for which Agent has not received a Deposit Account Control Agreement (whether pursuant to this Section 5.3(d), Section 6.6(a) or otherwise) does not exceed $6,000,000 or (B) any deposit account that is specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s employees. Notwithstanding anything to the contrary contained above or in Section 6.6 hereof, if the purpose of any deposit account shall change so it is no longer used as described in clause (B) above, promptly upon the request of Agent, Borrowers shall deliver or cause to be delivered to Agent a Deposit Account Control Agreement with respect to such deposit account (other than those described in clause (B) above).
          (e) No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.
               (i) In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities that constitute Collateral, such Borrower or Guarantor shall promptly deliver the original of same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may reasonably specify. If any securities that constitute investment property, now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, such Borrower or Guarantor shall immediately notify Agent thereof and shall either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of any Borrower or Guarantor or such nominee, (B) arrange for Agent to become the registered owner of the securities, or (C) cause a security entitlement with respect to such uncertificated securities to be held in a securities account with respect to which Agent has received an Investment Property Control Agreement, duly authorized, executed and delivered by such Borrower or Guarantor and the securities intermediary which maintains such securities account.
               (ii) Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary that constitute or do or will at any time have any Collateral in them unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established and the purpose of such account and (B) on or before the opening of such investment account, securities account, other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary; provided, that, Borrowers and Guarantors shall not be required to deliver an Investment Property Control Agreement as to any investment account, securities account or commodity account or similar account (other than a deposit account) so long as the aggregate value of all assets in such accounts for which Agent has not received an Investment Property Control Agreement does not exceed $1,000,000.
          (f) Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof involving an amount in excess of $500,000 in any one case or $1,500,000 in the aggregate that constitute Collateral, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Such Borrower or Guarantor shall promptly either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).
          (g) Borrowers and Guarantors do not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims involving a claim in excess of $1,000,000 that arise in connection with or are related to any other Collateral, such Borrower or Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.3(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower and Guarantor shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may reasonably require in connection with such commercial tort claim.
          (h) Borrowers and Guarantors do not have any goods, documents of title or other Collateral having a value in excess of $1,000,000 (which as to documents of title for this purpose shall be deemed to refer to the value of the goods covered by such document of title), in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of the carrier transporting such goods, provided that, the aggregate value as to all such goods, documents of title or other Collateral in the possession of third parties and not set forth on the Information Certificate does not exceed $1,500,000. In the event that any goods, documents of title or other Collateral are at any time after the date hereof having a value in excess of $1,000,000 in any one case in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, Borrowers and Guarantors shall use their commercially reasonable efforts to deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower or Guarantor that is the owner of such Collateral.
          (i) Borrowers and Guarantors shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower’s or Guarantor’s signature thereon is required therefor.
SECTION 6. COLLECTION AND ADMINISTRATION
     6.1 Borrowers’ Loan Accounts. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letters of Credit and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.
     6.2 Statements. Agent shall render to Administrative Borrower each month a statement setting forth the balance in the Borrowers’ loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of Administrative Borrower thereto within thirty (30) days after the date such statement has been received by Administrative Borrower. Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in any

Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers and Guarantors, absent manifest error.
     6.3 Lenders’ Evidence of Debt. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of each Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Any such records shall be presumptively correct, absent manifest error, provided, that, the failure to make any entry or any error in such records, shall not affect any Lender’s Commitments hereunder or the Obligations in respect of any applicable Loans and in the event of any inconsistency between the Register and any Lender’s records, the Register shall govern.
     6.4 Register. Agent (or its agent or sub-agent appointed by it) shall maintain a register (the “Register”) for the recordation of the names and addresses of Lenders and the Commitments of, and principal amount of the Loans (the “Registered Loans”) and Letter of Credit Obligations owing to each Lender from time to time. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by Administrative Borrower or any Lender (with respect to a Lender, solely with respect to the Obligations owing to such Lender) at a reasonable time and from time to time upon reasonable prior notice. Agent shall record, or cause to be recorded, in the Register, the Commitments and the Loans in accordance with the provisions of Section 13.7 and Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance, and any such recording shall be presumptively correct, absent manifest error; provided, that, the failure to make any entry or any error in such records, shall not affect any Lender’s Commitments or Obligations in respect of any Loan. Borrowers, Guarantors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. Borrowers hereby designate and authorize Agent, and Agent agrees, to maintain, or cause to be maintained as agent for Borrowers’ solely for purposes of maintaining the Register as provided in this Section 6.4.
     6.5 Promissory Notes. Each Lender may at any time request that the Loans made by it be evidenced by a promissory note. In such event, Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by Agent and reasonably acceptable to Administrative Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.7) be represented by one or more promissory notes in such form payable to the order of the payee named therein.
     6.6 Cash Management; Collection of Proceeds of Collateral.
          (a) Each Borrower and Guarantor shall establish and maintain, at its expense, deposit accounts and cash management services of a type and on terms, and with the banks, set forth on Schedule 8.10 hereto and, subject to Section 5.3(d) hereof, such other banks as such Borrower or Guarantor may hereafter select. The banks set forth on Schedule 8.10 hereto constitute all of the banks with which Borrowers and Guarantors have deposit accounts and cash management arrangements as of the date hereof and identifies as of the date hereof each of the deposit accounts at such banks that are used for receiving receipts from particular locations of a Borrower or otherwise describes the nature of the use of such deposit account by such Borrower (collectively, the “Cash Management Accounts” and individually a “Cash Management Account”). Borrowers and Guarantors shall deliver, or cause to be delivered to Agent, a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Cash Management Account is maintained, provided, that, Borrowers and Guarantors shall not be required to deliver a Deposit Account Control Agreement with a depository bank as to (i) any deposit account so long as the aggregate amount of all funds in all such deposit accounts for which Agent has not received a Deposit Account Control Agreement (such deposit accounts are referred to as the “Specified Cash Management Agreements”) does not exceed $6,000,000, or (ii) any deposit account that is specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s employees.
          (b) Each Borrower and Guarantor shall deposit or cause to be deposited all proceeds of Collateral, including all proceeds from sales of Inventory, all amounts payable to each Borrower and Guarantor and all other proceeds of Collateral, from each location of such Borrower or Guarantor on each Business Day into the Cash Management Account of such Borrower or Guarantor used for such purpose. All such funds deposited into the Cash Management Accounts (other than amounts on deposit in the Specified Cash Management Accounts) shall be sent by wire transfer or other electronic funds transfer no less frequently than twice each week (or more frequently upon Agent’s request at any time that an Event of Default exists or has occurred and is continuing) to the Concentration Accounts, except nominal amounts which are required to be maintained in such Cash Management Accounts under the terms of such Borrower’s arrangements with the bank at which such Cash Management Accounts are maintained, which nominal amounts shall not exceed $10,000 as to any individual Cash Management Account at any time.
          (c) Without limiting any other rights or remedies of Agent or Lenders, Agent may, at its option, instruct the depository banks at which the Concentration Accounts are maintained to transfer all available funds received or deposited into the Concentration Accounts to the Agent Payment Account at any time that a Cash Dominion Event has occurred and is continuing. At all times that Agent shall have notified any depository bank to transfer funds from a Concentration Account to the Agent Payment Account, all payments made to such Concentration Accounts, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.
          (d) For purposes of calculating the amount of the Loans available to each Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit the applicable loan account on such day, and if not, then on the next Business Day.

          (e) Each Borrower and Guarantor and their respective employees, agents and Subsidiaries shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and promptly upon receipt thereof, shall deposit or cause the same to be deposited in the Concentration Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. Borrowers agree to reimburse Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Concentration Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Concentration Accounts arising out of Agent’s payments to or indemnification of such bank, financial institution or other person. The obligations of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.6 shall survive the termination of this Agreement.
     6.7 Payments.
          (a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.6 or such other place as Agent may designate in writing to Administrative Borrower from time to time.
          (b) Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to the payment in full of any fees, indemnities or expense reimbursements then due to Agent from any Borrower or Guarantor; second, ratably, to the payment in full of any fees, indemnities, or expense reimbursements then due to Lenders and Issuing Bank from any Borrower or Guarantor; third, ratably, to the payment in full of interest due in respect of any Loans (and including any Special Agent Advances) and Letter of Credit Obligations; fourth, to the payment in full of principal in respect of Special Agent Advances; fifth, to the payment in full of principal in respect of the Swing Line Loans; sixth, ratably, to the payment in full of principal in respect of the Revolving Loans and to pay Obligations then due arising under or pursuant to any Bank Products of a Borrower or Guarantor with a Bank Product Provider (but as to Obligations arising under or pursuant to such Bank Products, only up to the amount of any then effective Reserve established in respect of such Obligations), and seventh, to pay any other Obligations then due in such order and manner as Agent directs. All references to the term “ratably” as used in this Section 6.7(b) shall mean pro rata on the basis of the amount owing to any one Person in relationship to the amounts owing to all Persons of the same category of Obligations within the same level of priority.
          (c) Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Administrative Borrower, or unless an Event of Default shall exist or have occurred and be continuing (except as Agent may otherwise determine), Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Base Rate Loans, provided, however, that Agent will honor any written request received from Administrative Borrower to hold such payment until the expiration of the applicable Interest Period, and (ii) to the extent any Borrower uses any proceeds of the Loans or Letters of Credit to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Obligations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Obligations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.
          (d) At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Agent. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent, any Lender or Issuing Bank is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrowers and Guarantors shall be liable to pay to Agent, and do hereby agree to indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.7(d) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This preceding two sentences of this Section 6.7(d) shall survive the payment of the Obligations and the termination of this Agreement.
     6.8 Taxes. (a) Any and all payments by or on account of any of the Obligations shall be made free and clear of and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, charges, withholdings, liabilities, restrictions or conditions of any kind, excluding (i) in the case of each Lender, Issuing Bank and Agent (A) taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, Issuing Bank or Agent (as the case may be) is organized or in which its principal lending office is located or, in the case of each lender, in which its applicable lending office is located, (B) any branch profits tax imposed by the United States of America and (C) any United States withholding taxes payable with respect to payments under the Financing Agreements under laws (including any statute, treaty or regulation) in effect on the date hereof (or, in the case of an Eligible Transferee, the date of the Assignment and Acceptance) applicable to such Lender, Issuing Bank or Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the date hereof (or the date of such Assignment and Acceptance) and (ii) in the case of each Lender, Issuing Bank or Agent, taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, fees, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).
          (b) If any Taxes shall be required by law to be deducted from or in respect of any sum payable in respect of the Obligations to any Lender, Issuing Bank or Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.8), such Lender,

Issuing Bank or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Borrower or Guarantor shall make such deductions, (iii) the relevant Borrower or Guarantor shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) the relevant Borrower or Guarantor shall deliver to Agent evidence of such payment.
          (c) In addition, each Borrower and Guarantor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Financing Agreements or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements (collectively, “Other Taxes”).
          (d) Each Borrower and Guarantor shall indemnify each Lender, Issuing Bank and Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 6.8) paid by such Lender, Issuing Bank or Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date such Lender, Issuing Bank or Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to Administrative Borrower by a Lender, an Issuing Bank (with a copy to Agent) or by Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.
          (e) As soon as practicable after any payment of Taxes or Other Taxes by any Borrower or Guarantor, such Borrower or Guarantor shall furnish to Agent, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.
          (f) Without prejudice to the survival of any other agreements of any Borrower or Guarantor hereunder or under any of the other Financing Agreements, the agreements and obligations of such Borrower or Guarantor contained in this Section 6.8 shall survive the termination of this Agreement and the payment in full of the Obligations.
          (g) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any of the other Financing Agreements shall deliver to Administrative Borrower (with a copy to Agent), at the time or times prescribed by applicable law or reasonably requested by Administrative Borrower or Agent (in such number of copies as is reasonably requested by the recipient), whichever of the following is applicable (but only if such Foreign Lender is legally entitled to do so): (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from, or a reduction to, withholding tax under an income tax treaty, or any successor form, (ii) duly completed copies of Internal Revenue Service Form W-8ECI claiming exemption from withholding because the income is effectively connection with a U.S. trade or business or any successor form, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A)

a certificate of the Lender to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described and Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from withholding under the portfolio interest exemption or any successor form or (iv) any other applicable form, certificate or document prescribed by applicable law as a basis for claiming exemption from or a reduction in United States withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made. Unless Administrative Borrower and Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any of the other Financing Agreements to or for a Foreign Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrowers or Agent shall withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate. Borrowers and Guarantors shall not be required to indemnify any Foreign Lender or to pay any additional amounts to any Foreign Lender in respect of U.S. withholding tax pursuant Section 6.8(b) or 6.8(d) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of this Section 6.8(g). Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, Borrowers and Guarantors shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
          (h) Any Lender claiming any additional amounts payable pursuant to this Section 6.8 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous in any material respect to such Lender.
     6.9 Authorization to Make Loans. Agent and Lenders are authorized to make the Loans based upon telephonic or other instructions received from anyone purporting to be and believed by Agent in good faith to be an officer of Administrative Borrower or any Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letters of Credit hereunder shall specify the date on which the requested advance is to be made (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 12:00 noon on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or Guarantor or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.
     6.10 Use of Proceeds. Borrowers shall use the initial proceeds of the Loans and Letters of Credit hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Agent on or about the date hereof and

(b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letters of Credit provided to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower only to finance acquisitions by a Borrower or Guarantor to the extent permitted hereunder, or for general operating, working capital and other corporate lawful purposes of such Borrower, provided, that, in no event shall any of the proceeds be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.
     6.11 Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.
          (a) Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower. Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.
          (b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 6.11. Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Parent, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.
          (c) Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.
          (d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.
          (e) No termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.
     6.12 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement or as otherwise agreed by the applicable Lenders: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.
     6.13 Sharing of Payments, Etc.
          (a) Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, if an Event of Default exists or has occurred and is continuing, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Administrative Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.
          (b) If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.
          (c) Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.
          (d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.
     6.14 Settlement Procedures.
          (a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, including the Swing Line Lender, the full amount of the Revolving Loans or Swing Line Loans requested or charged to any Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.
          (b) With respect to all Revolving Loans made by Agent on behalf of Lenders, or any Swing Line Loans made by Swing Line Lender or Agent on behalf of Swing Line Lender, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m., then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. on the same Business Day and if received by a Lender after 12:00 p.m., then such Lender shall make the settlement transfer by not later than 3:00 p.m. on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letters of Credit. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.
          (c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.
          (d) If Agent is not funding a particular Loan to a Borrower (or Administrative Borrower for the benefit of such Borrower) pursuant to Sections 6.14(a) and 6.14(b) above on any day, but is requiring each Lender to provide Agent with immediately available funds on the date of such Loan as provided in Section 6.14(c) above, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day. If Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. on that day by each of the three leading brokers of Federal funds transactions in New York selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Administrative Borrower’s receipt of such notice. A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender’s behalf, or any Lender who fails to pay any other amount owing by it to Agent, Swing Line Lender or Issuing Bank, is a “Defaulting Lender”.
          (e) Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its reasonable discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Guarantor of their duties and obligations hereunder. Agent or Administrative Borrower shall have the right, but not the obligation, at any time, and upon the exercise by Agent or Administrative Borrower of such right, any Defaulting Lender shall have the obligation, to immediately sell, assign and transfer to Agent or such Eligible Transferee as Agent or Administrative Borrower may specify, the Commitment of such Defaulting Lender and all rights and interests of such Defaulting Lender pursuant thereto, provided, that, such Defaulting Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and participations in Letter of Credit Obligations and Swing Line Loans that it has funded, if any, accrued interest thereon, accrued fees and other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal) and Administrative Borrower (in the case of accrued interest, fees and other amounts, including amounts under Section 3.10). Agent shall provide the Defaulting Lender with prior written notice of its intent to exercise its right under this Section (or if Agent does not exercise such right, Administrative Borrower shall provide Agent and the Defaulting Lender with prior written notice of its intent to exercise its right under this Section), which notice shall specify the date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Defaulting Lender).
          (f) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.
     6.15 Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     6.16 Bank Products. Borrowers and Guarantors, or any of their Subsidiaries, may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products. Borrowers and Guarantors or any of their Subsidiaries that obtains Bank Products shall indemnify and hold Agent, each Lender and their respective Affiliates harmless from any and all obligations now or hereafter owing to any other Person by any Bank Product Provider in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person. This Section 6.16 shall survive the payment of the Obligations and the termination of this Agreement. Borrower and its Subsidiaries acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider. Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Financing Agreement to the parties for whom Agent is acting, provided, that, the rights of such Bank Product Provider hereunder and under any of the other Financing Agreements shall consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume that no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of any such liability owed to it as of the date of any such distribution.
SECTION 7. COLLATERAL REPORTING AND COVENANTS
     7.1 Collateral Reporting.
          (a) Borrowers shall provide Agent with the following documents in a form satisfactory to Agent:
               (i) within (10) Business Days after the end of each calendar month), or more frequently as Agent may reasonably require at any time a Default or Event of Default exists or has occurred and is continuing or Excess Availability shall have fallen below the Cash Dominion Threshold for more than three (3) consecutive Business Days, (A) a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding period, duly completed and executed by the chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower or Parent, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed, (B) inventory reports by Borrower (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties or consignees), (C) agings of accounts receivable (together with a reconciliation to the previous period’s aging and the general ledger), (D) agings of outstanding accounts payable, (E) a report of unbilled accounts, (F) a report of progress billings and (G) a report with respect to the Floating Rate Note Availability Limit (but only if the amount of the Floating Rate Note Availability Limit is less than the amount of Floating Rate Note Availability Limit most recently reported to Agent pursuant to this clause (G)); provided, that, if, at any time after Excess Availability shall be less than the Cash Dominion Threshold for more than three (3) consecutive Business Days and Agent has elected to require the delivery of any of the foregoing collateral reports more frequently than monthly, Excess Availability shall be greater than the Cash Dominion Threshold for sixty (60) consecutive days, Administrative Borrower may, so long as no Default or Event of Default shall exist or have occurred and be continuing, elect to return to the delivery of monthly collateral reports pursuant to this Section until such time as Excess Availability shall again be less than the Cash Dominion Threshold for more than three (3) consecutive Business Days (it being understood that if Administrative Borrower makes such an election two times in any period of three hundred sixty-five (365) days, then Administrative Borrower shall have no right to elect to make such an election a third time unless Excess Availability shall be greater than the Cash Dominion Threshold for one hundred twenty (120) consecutive days); provided, further, that, Borrowers shall have the right, upon not less than five (5) Business Days prior written notice from Administrative Borrower to Agent, to deliver all of the foregoing collateral reports weekly, but if Borrowers exercise such right Borrowers shall be required to continue to deliver such collateral reports no less frequently then weekly until the tenth Business Day of the immediately succeeding month, subject to the right of Agent to require collateral reports more frequently than monthly in accordance with the terms of this clause (i);
               (ii) within fifteen (15) Business Days after the end of each calendar month), on a monthly basis, a certificate by the chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower or Parent consisting of: (A) a statement confirming the payment of rent and other amounts due to owners and lessors of real property used by Borrower in the immediately preceding month, subject to year-end or monthly percentage rent payment adjustments, except as specifically described in such certificate, (B) the addresses of all distribution center locations of Borrowers and Guarantors acquired or opened since the date of the most recent certificate delivered to Agent containing the information required under this clause, (C) report of any new deposit account established or used by any Borrower or Guarantor with any bank or other financial institution and any existing deposit account currently established or used by any Borrower or Guarantor with any bank or other financial institution that is at any time identified after the date hereof and was not set forth in the Information Certificate, including in each case, the Borrower or Guarantor in whose name the account is maintained, the account number, the name and address of the financial institution at which such account is maintained, the purpose of such account and, if any, the amount held in such account on or about the date of such report, and (D) a statement that all sales and use taxes have been paid when due as of the date of the certificate, except as specifically described in such certificate; and,
               (iii) upon Agent’s reasonable request, (A) reports of sales for each category of Inventory, (B) summary reports on sales and use tax collections, deposits and payments, including monthly sales and use tax accruals, (C) true, correct and complete copies of all agreements, documents and instruments relating to any Permitted Acquisition which Agent has not otherwise received (D) reports as to the amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties in possession of Collateral, and (E) true, correct and complete copies of all agreements, documents or instruments evidencing or otherwise related to Indebtedness that Agent has not otherwise received; and
               (iv) such other reports as to the Collateral as Agent shall reasonably request from time to time.
          (b) Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Agent contained herein and in the event of any conflict or inconsistency between the calculation of the Borrowing Base as set forth in any Borrowing Base Certificate and as determined by Agent in good faith, the determination of Agent shall govern and, absent manifest error, be conclusive and binding upon Borrowers and Guarantors. Without limiting the foregoing, Borrowers shall furnish to Agent any information which Agent may reasonably request regarding the determination and calculation of any of the amounts set forth in any Borrowing Base Certificate. Subject to the limitations set forth herein, the Borrowing Base may be adjusted based on the information received by Agent pursuant to this Agreement. If any Borrower’s or Guarantor’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower and Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s reasonable instructions with respect to further services.
     7.2 Accounts Covenants.
          (a) Borrowers shall notify Agent promptly of (i) the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with any account debtor or any settlement, adjustment or compromise thereof, to the extent any of the foregoing exceeds $1,000,000 in any one case or $3,000,000 in the aggregate and (ii) all material adverse information of which it has notice relating to the financial condition of any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.
          (b) With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete in all material respects, (ii) no payments shall be made thereon except those sent to the Cash Management Accounts or a lockbox associated therewith, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of each Borrower’s business, and (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto other than as reported to Agent in accordance with the terms of this Agreement.
          (c) Agent shall have the right at any time or times, in Agent’s name (at any time during which an Event of Default shall have occurred and be continuing) or in the name of a nominee of Agent (at all other times), to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.
     7.3 Inventory Covenants. With respect to the Inventory: (a) each Borrower and Guarantor shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records in all material respects itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower’s or Guarantor’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrowers and Guarantors shall conduct a physical count of the Inventory either through periodic cycle counts or wall to wall counts, so that all Inventory is subject to such counts at least once each year, but at any time or times as Agent may request at any time an Event of Default exists or has occurred and is continuing, and promptly following such physical inventory (whether through periodic cycle counts or wall to wall counts) shall supply Agent at least once each calendar quarter if any such counts are performed within such quarter, or otherwise once each calendar year, with a report in a form reasonably satisfactory to Agent concerning such physical count; (c) Borrowers and Guarantors shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein; provided, that, Borrowers and Guarantors may remove Inventory to locations not otherwise permitted hereunder so long as the aggregate amount of all such Inventory does not have a value in excess of $500,000; (d) upon Agent’s request, Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time as Agent may request if an Event of Default shall exist or have occurred and be continuing, deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely, except that if Excess Availability shall be less than $50,000,000, Borrowers shall be responsible for the expense of up to two (2) appraisals in any twelve (12) consecutive month period; (e) as between Agent and Lenders, on the one hand, and Borrowers and Guarantors, on the other hand, each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Inventory (but nothing contained herein shall be construed as the basis for any liability of any Borrower or Guarantor as to any third party); (f) Borrowers and Guarantors shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower or Guarantor to repurchase such Inventory except for the right of return given to customers of such Borrower or Guarantor in the ordinary course of the business of such Borrower or Guarantor in accordance with the then current policies of such Borrower or Guarantor; (g) Borrowers and Guarantors shall keep the Inventory in good and marketable condition; and (h) Borrowers and Guarantors shall not acquire or accept any Inventory on consignment or approval unless (i) such Inventory has been specifically identified in a report with respect thereto provided by Administrative Borrower to Agent pursuant to Section 7.1(a) hereof when required to be included in such report, (ii) Agent has otherwise received prior written notice thereof in form and substance reasonably satisfactory to Agent or (iii) such Inventory is managed by the vendor thereof (and not a Borrower or Guarantor) so long as (A) such Inventory is segregated and separately identifiable from any Inventory owned by a Borrower or Guarantor and (B) such Inventory is not included in the Borrowing Base.
     7.4 Equipment Covenants. With respect to the Equipment: (a) upon Agent’s request, Borrowers shall, at their expense, no more than two (2) times in any twelve month period if Equipment is included in the Borrowing Base, but at any time as Agent may request if an Event of Default shall exist or have occurred and be continuing, deliver or cause to be delivered to Agent written appraisals as to the Equipment (other than Excluded Property) in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (b) Borrowers and Guarantors shall keep the Equipment included in the Borrowing Base in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrowers and Guarantors shall use the Equipment included in the Borrowing Base with reasonable care and caution and in accordance with applicable standards of any insurance in all material respects and in conformity with all applicable laws in all material respects; (d) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; provided, that, certain Rolling Stock consisting of motor vehicles used primarily by employees for business purposes may from time to time be incidentally used for personal, family or household use, as permitted by the internal policies of the applicable Borrower or Guarantor if any; (e) Borrowers and Guarantors shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired, replaced or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Borrower or Guarantor in the ordinary course of business; provided, that, Borrowers and Guarantors may remove Equipment to locations not otherwise permitted hereunder so long as the aggregate amount of all such Equipment does not have a value in excess of $250,000; (f) the Equipment is now and shall remain personal property and Borrowers and Guarantors shall not permit any of the Equipment to be or become a part of or affixed to real property (but not including for this purpose any plumbing and electrical fixtures, heating, ventilation and air conditioning, wall and floor coverings, walls or ceilings and other fixtures not constituting trade fixtures); and (g) as between Agent and Lenders, on the one hand, and Borrowers and Guarantors, on the other hand, each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Equipment (but nothing contained herein shall be construed as the basis for any liability of any Borrower or Guarantor as to any third party).
     7.5 Power of Attorney. Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s, Guarantor’s or Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on any Collateral, (ii) enforce payment of any of the Collateral by legal proceedings or otherwise, (iii) exercise all of such Borrower’s or Guarantor’s rights and remedies to collect any Collateral, (iv) sell or assign any Collateral upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew any of the Collateral, (vi) discharge and release any Collateral, (vii) prepare, file and sign such Borrower’s or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral; (ix) sign such Borrower’s or Guarantor’s name on any verification of amounts owing constituting Collateral and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof and (x) do all acts and things which are necessary, in Agent’s reasonable determination, to fulfill such Borrower’s or Guarantor’s obligations under this Agreement and the other Financing Agreements and (b) at any time after a Cash Dominion Event exists or has occurred and is continuing to (i) take control in any manner of any item of payment constituting Collateral or otherwise received in or for deposit in the Concentration Accounts and (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Collateral are sent or received if a Cash Dominion Event exists or has occurred and is continuing, and (c) at any time to (i) take control of any item of payment constituting Collateral that is received by Agent or any Lender, (ii) endorse such Borrower’s or Guarantor’s name upon any items of payment in respect of Collateral received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (iii) endorse such Borrower’s or Guarantor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents and (iv) if Rolling Stock is included in the Collateral, execute and deliver in such Borrower’s or Guarantor’s name, Agent’s name or the name of Agent’s designee, to any Department of Motor Vehicles or other Governmental Authority powers of attorney in such Borrower’s or Guarantor’s name, and to complete in such Borrower’s or Guarantor’s or Agent’s name, any application or other document or instrument required, in each case, in order to have the lien and security interest of Agent with respect to any Rolling Stock noted on any Certificate of Title with respect to such Rolling Stock. Each Borrower and Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.
     7.6 Right to Cure. Agent may, at its option, upon not less than five (5) days prior notice to Administrative Borrower (except that no such prior notice shall be required in the case of exigent circumstances as determined by Agent in good faith), (a) cure any default by any Borrower or Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, at any time if an Event of Default exists or has occurred and is continuing, or if after giving effect to any Reserve in respect of such default Excess Availability is or would be less than $45,000,000; (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, at any time if an Event of Default exists or has occurred and is continuing, or if after giving effect to any Reserve in respect of such judgment Excess Availability is or would be less than $45,000,000; (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Agent’s reasonable judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto; provided, that, Agent shall not exercise its right pursuant to this Section 7.6(c) to discharge such taxes, liens, security interest or other encumbrances that are permitted under Section 9.8 hereof, unless either (i) an Event of Default shall exist or have occurred and be continuing, or (ii) with respect to liens, security interests or other encumbrances, the beneficiary or holder of such lien, security interest or other encumbrance has the right to take action against or with respect to the Collateral which right is not subject to an effective stay pursuant to applicable law. Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor or may demand immediate payment thereof. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor.
     7.7 Access to Premises. From time to time as requested by Agent, at the reasonable cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of each Borrower’s and Guarantor’s premises during normal business hours and after reasonable notice to Parent, or at any time and without notice to Administrative Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s and Guarantor’s books and records, including the Records, and in addition, if an Event of Default exists or has occurred and is continuing, a Syndication Agent or Documentation Agent hereunder may, at its option, have a representative accompany Agent in connection with a field examination conducted by Agent (provided that such representative shall be subject to the direction of Agent) and (b) each Borrower and Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may reasonably request, and Agent or Agent’s designee may use during normal business hours such of any Borrower’s and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral. So long as no Event of Default shall exist or have occurred and be continuing, Agent shall not conduct more than one (1) field examination with respect to the Collateral in any twelve (12) month period at the expense of Borrowers, except that if Excess Availability shall be less than $50,000,000, Borrowers shall be responsible for the expense of up to two (2) field examinations in any twelve (12) month period.
SECTION 8. REPRESENTATIONS AND WARRANTIES
Each Borrower and Guarantor hereby represents and warrants to Agent, Lenders and Issuing Bank the following:
     8.1 Existence, Power and Authority. Each Borrower and Guarantor is a corporation, limited liability company or limited partnership duly organized and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and in good standing in all states or other jurisdictions (to the extent the concept of good standing is applicable to such Borrower or Guarantor under the laws of the relevant state or jurisdiction) where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, where the failure to so qualify has or would reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower’s and Guarantor’s corporate or limited liability company or limited partnership powers, (b) have been duly authorized, (c) are not in contravention of applicable laws in any material respect or the terms of any Borrower’s or Guarantor’s certificate of incorporation, certificate of formation, bylaws, operating agreement, limited partnership agreement or other organizational documentation, or any material indenture, agreement or undertaking (including, without limitation, the Floating Rate Note Documents) to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor except as permitted hereunder. This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor, enforceable in accordance with their respective terms.
     8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.

          (a) The exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate. No Borrower or Guarantor has, during the five years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.
          (b) Each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor.
          (c) The chief executive office and mailing address of each Borrower and Guarantor and each Borrower’s and Guarantor’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by a Borrower or Guarantor where Collateral is located having a value in excess of $1,500,000 (which as to documents of title for this purpose shall be deemed to refer to the value of the goods covered by such document of title) and sets forth the owners and/or operators thereof; provided that, the aggregate as to all such Collateral and not set forth on the Information Certificate does not exceed $3,000,000.
     8.3 Financial Statements; No Material Adverse Change. All financial statements relating to any Borrower or Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Borrower and Guarantor as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers and Guarantors to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably expected to have a Material Adverse Effect since the date of the most recent audited financial statements of any Borrower or Guarantor furnished by any Borrower or Guarantor to Agent prior to the date of this Agreement. The projections dated November 5, 2007 for the fiscal years ending 2008 through 2012 that have been delivered to Agent or any projections hereafter delivered to Agent have been prepared in light of the past operations of the businesses of Borrowers and Guarantors and are based upon estimates and assumptions stated therein, all of which Borrowers and Guarantors believe to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of Borrowers and Guarantors of the future financial performance of Parent and its Subsidiaries and of the other information projected therein for the periods set forth therein.
     8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Each Borrower and Guarantor has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.
     8.5 Tax Returns. Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all federal and other material tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower and Guarantor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.
     8.6 Litigation. Except as set forth on Schedule 8.6 hereto, (a) there is no investigation by any Governmental Authority pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened in writing, against or affecting any Borrower or Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened in writing, against any Borrower or Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case which has or could reasonably be expected to have a Material Adverse Effect.
     8.7 Compliance with Other Agreements and Applicable Laws.
          (a) Borrowers and Guarantors are not in default in any respect under, or in violation in any respect of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, except where such default or violation could not be reasonably expected to have a Material Adverse Effect. Borrowers and Guarantors are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, in each case except where the failure to comply has not or could not be reasonably expected to have a Material Adverse Effect.
          (b) Borrowers and Guarantors have obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”), except where the failure to obtain could not be reasonably expected to have a Material Adverse Effect. All of the Permits are valid and subsisting and in full force and effect, except where the failure to be so valid and subsisting could not be reasonably expected to have a Material Adverse Effect. There are no actions, claims or proceedings pending or to the best of any Borrower’s or Guarantor’s knowledge, threatened in writing that seek the revocation, cancellation, suspension or modification of any of the Permits where any of the same would have a Material Adverse Effect.
     8.8 Environmental Compliance.
          (a) Except as set forth on Schedule 8.8 hereto, Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or Permit where such violation has or could reasonably be expected to have a Material Adverse Effect, and the operations of Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor complies with all Environmental Laws and all Permits where the failure to so comply has or could reasonably be expected to have a Material Adverse Effect.
          (b) Except as set forth on Schedule 8.8 hereto, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of any Borrower’s or Guarantor’s knowledge threatened in writing, with respect to any non compliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor and any Subsidiary or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which has had or could reasonably be expected to have a Material Adverse Effect.
          (c) Except as set forth on Schedule 8.8 hereto, Borrowers, Guarantors and their Subsidiaries have no liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials which in any case or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.
          (d) Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers, Guarantors and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Borrowers and Guarantors under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect where the failure to do so has had or could reasonably be expected to have a Material Adverse Effect.
     8.9 Employee Benefits.
          (a) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law. Each Pension Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Borrower’s or Guarantor’s knowledge, nothing has occurred which would cause the loss of such qualification, which could reasonably be expected to result in liability in excess of $5,000,000. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
          (b) There are no pending, or to the best of any Borrower’s or Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan except as could not reasonably be expected to result in liability in excess of $5,000,000. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan except as could not reasonably be expected to result in liability in excess of $5,000,000.
          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan; (iii) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability in excess of $5,000,000 under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability in excess of $5,000,000 (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA except as could not reasonably be expected to result in liability in excess of $5,000,000.
     8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 hereto, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 5.3 hereof.
     8.11 Intellectual Property. Each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary in all material respects for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, Borrowers and Guarantors do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. To the best of any Borrower’s or Guarantor’s knowledge and as of the date hereof, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person in any material respect and no claim or litigation is pending or, to the best of any Borrower’s or Guarantor’s knowledge, threatened in writing against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property. Schedule 8.11 to the Information Certificate sets forth all of the material agreements or other arrangements of each Borrower and Guarantor pursuant to which such Borrower or Guarantor has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Borrower or Guarantor as in effect on the date hereof which is necessary or of material value to such Borrower’s or Guarantor’s business (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, servicemark, copyright or other Intellectual Property at any time used by any Borrower or Guarantor which is owned by another person, or owned by such Borrower or Guarantor subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by such Borrower or Guarantor under applicable law (including the United States Copyright Act of 1976).
     8.12 Subsidiaries; Affiliates; Capitalization; Solvency.
          (a) As of the date hereof, each Borrower and Guarantor does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in Schedule 8.12 to the Information Certificate.
          (b) As of the date hereof, each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Equity Interests of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its Equity Interests or securities convertible into or exchangeable for such shares.
          (c) The issued and outstanding shares of Equity Interests of each Borrower and Guarantor (other than Parent) are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof or otherwise permitted hereunder.
          (d) Each Borrower is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder.

     8.13 Labor Disputes.
          (a) Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.
          (b) Except as could not be reasonably expected to have a Material Adverse Effect, there is (i) no unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened in writing against it, before the National Labor Relations Board, and no grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower’s or Guarantor’s knowledge, threatened against it, and (ii) no strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against any Borrower or Guarantor.
     8.14 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of its or their Subsidiaries or (ii) between any Subsidiaries of any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral, except as permitted under Section 9.16 hereof.
     8.15 Material Contracts. Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof. Borrowers and Guarantors have delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof. Borrowers and Guarantors are not in breach or in default of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract, in each case which could be reasonably expected to have a Material Adverse Effect.
     8.16 Interrelated Businesses. Borrowers and Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that Borrowers and Guarantors share an identity of interests such that any benefit received by any one of them benefits the others. Borrowers and Guarantors render services to or for the benefit of the other Borrowers and/or Guarantors, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Borrowers and Guarantors (including inter alia, the payment by Borrowers and Guarantors of creditors of the other Borrowers or Guarantors and guarantees by Borrowers and Guarantors of indebtedness of the other Borrowers and Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of the other Borrowers and Guarantors). Certain Borrowers have a central merchandising group that purchase Inventory on behalf of certain other Borrowers. Borrowers and Guarantors have the same chief executive office, centralized accounting and legal services, certain common officers and directors and generally do not provide consolidating financial statements to creditors.
     8.17 Classification as Priority Lien Obligations; etc. The Obligations constitute “Priority Lien Obligations” under and as defined in the Collateral Trust Agreement and constitute “Senior Indebtedness” and “Designated Senior Indebtedness” (or any comparable term) under and as defined in any agreement governing any outstanding Subordinated Debt, and the subordination provisions set forth in the Collateral Trust Agreement and each such other agreement are legally valid and enforceable against the parties thereto. Except for the Obligations, there are no, and until the date on which the Commitments have been terminated and all Obligations have been repaid or cash collateralized in accordance with Section 13.1 hereof (such date, the “Triggering Date”), there shall not at any time be any, other “Priority Lien Obligations”. Except for Agent, there is no, and there shall not at any time be any, other “Priority Lien Representative” or “Priority Collateral Trustee” under and as defined in the Collateral Trust Agreement. Agent is the “Priority Lien Representative” and “Priority Collateral Trustee” under the Collateral Trust Agreement. The outstanding amount of the Obligations under the Financing Agreements do not exceed the “Priority Lien Cap” under and as defined in the Floating Rate Note Indenture. Except for the obligations under the Floating Rate Note Documents, there is no, and until the Triggering Date there shall not be at any time any, other “Parity Lien Debt” under and as defined in the Collateral Trust Agreement. Except for the Floating Rate Note Collateral Trustee, there is no, and until the Triggering Date shall not at any time be any, other Parity Collateral Trustee or Parity Lien Representative (as each such term is defined in the Collateral Trust Agreement). The liens and security interests of Agent securing the Obligations constitute, and shall at all times constitute, Permitted Liens (as defined in the Floating Rate Note Indenture). As of the date hereof, no Borrower or Guarantor has granted control to any Parity Lien Trustee or Parity Lien Representative with respect to any deposit account, investment account, securities account, commodity account or similar account, other than (a) any account for which such Borrower or Guarantor has granted control to both the Priority Collateral Trustee and the Parity Collateral Trustee pursuant to a single Deposit Account Control Agreement and (b) the accounts described in Sections 1(a) and (b) of the Post-Closing Letter dated the date hereof by Borrowers and Guarantors in favor of Agent. As of the date hereof, the amount of the Floating Rate Note Availability is not less than $350,000,000.
     8.18 Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate but excluding projections, is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.
     8.19 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or Letter of Credit issued hereunder, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender.
SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS
     9.1 Maintenance of Existence.
          (a) Each Borrower and Guarantor shall at all times (i) preserve, renew and keep in full force and effect its corporate or limited liability company or limited partnership existence and rights and franchises with respect thereto and (ii) maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted, other than as permitted in Section 9.7 hereto or otherwise permitted hereunder or under any of the other Financing Agreements, or except where the failure to so maintain could not be reasonably expected to have a Material Adverse Effect.
          (b) No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty fifteen (15) days (or such shorter time as Agent may agree) prior written notice from Administrative Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the certificate of incorporation, certificate of formation or other organizational document of such Borrower or Guarantor, as applicable, providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.
          (c) No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty fifteen (15) days’ (or such shorter time as Agent may agree) prior written notice from Administrative Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may reasonably require and Agent shall have received such agreements as Agent may reasonably require in connection therewith. No Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure, except that a Borrower, Guarantor or Subsidiary may convert (either directly or by way of merger) into a corporation, limited liability company or limited partnership or other form of legal entity acceptable to Agent, provided, that, each of the following conditions is satisfied: (i) Agent shall have received not less than fifteen (15) days (or such shorter time as Agent may agree) prior written notice from Administrative Borrower of such proposed change, which notice shall accurately set forth a description of the new form, (ii) Agent shall have received such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable in connection therewith, (iii) such change shall not adversely affect the security interests and liens of Agent in the assets of such Borrower or

Guarantor or the ability of Agent to enforce any of its rights or remedies with respect to such Borrower or Guarantor, and (iv) as of the date of such conversion, and after giving effect thereto, no Event of Default shall exist or have occurred and is continuing.
     9.2 New Collateral Locations. Each Borrower and Guarantor may only open any new location so long as (a) such locations are within the United States or its territories, (b) if it is a warehouse or distribution center such location is set forth in the applicable report provided for in Section 7.1(a) to the extent required under such Section or for any other location, Agent has received five (5) Business Days’ written notice within the time of the opening of any such new location and (c) upon Agent’s request, such Borrower or Guarantor executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location; provided, that, upon Agent’s request, Borrowers and Guarantors shall only be required to use their commercially reasonable efforts to obtain a Collateral Access Agreement and to the extent that Agent does not receive a Collateral Access Agreement for any such location, it may establish a Reserve as provided herein.
     9.3 Compliance with Laws, Regulations, Etc.
          (a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, comply in all respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority where the failure to do so has or could reasonably be expected to have a Material Adverse Effect.
          (b) Borrowers and Guarantors shall give written notice to Agent immediately upon any Borrower’s or Guarantor’s receipt of any notice of, or any Borrower’s or Guarantor’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the material release, spill or discharge, threatened or actual, of a material amount of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any material non-compliance with or violation of any Environmental Law by any Borrower or Guarantor or (B) the material release, spill or discharge of any Hazardous Material, in either case other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Borrower or Guarantor to Agent upon Agent’s request. Each Borrower and Guarantor shall take prompt action to respond to any material non-compliance with any of the Environmental Laws.
          (c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is material non-compliance, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any material non-compliance, with any Environmental Law, Borrowers shall, at Agent’s request and Borrowers’ expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where non-compliance or alleged non compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower’s or Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect.
          (d) Each Borrower and Guarantor shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans, except to the extent such losses, claims, damages, liabilities, costs and expenses are caused by the gross negligence or willful misconduct of Agent or any Lender.. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.
     9.4 Payment of Taxes and Claims. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all material taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP.
     9.5 Insurance. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. Upon Agent’s reasonable request, Borrowers and Guarantors shall furnish certificates, policies or endorsements to Agent as proof of such insurance, and, if any Borrower or Guarantor fails to within two (2) days of Agent’s request, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days (or ten (10) days in the case of non-payment) prior written notice to Agent of any cancellation or reduction of coverage. Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers and Guarantors shall cause Agent to be named as a loss payee as its interests may appear and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates. Without limiting any other rights of Agent or Lenders, any insurance proceeds received by Agent or proceeds of condemnation awards payable at any time may be applied to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine; provided, that, so long as no Cash Dominion Event exists, such proceeds of insurance as to any one event of less than $5,000,000 may be paid to Administrative Borrower. Upon application of such proceeds to the Revolving Loans, Revolving Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds.
     9.6 Financial Statements and Other Information.
          (a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries in all material respects shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries in accordance with GAAP. Borrowers and Guarantors shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors. Without limiting the foregoing, Borrowers shall furnish or cause to be furnished to Agent, and upon Agent’s request, to each Lender, the following:
               (i) as soon as available, but in any event within thirty (30) days after the end of each fiscal month that is not the end of a fiscal quarter of Parent, monthly unaudited consolidated financial statements and unaudited financial statements by business segment (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail (but without footnotes), fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal month, subject to normal year-end adjustments; and
               (ii) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Parent, quarterly unaudited consolidated financial statements and unaudited financial statements by business segment (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal quarter, subject to normal year-end adjustments; and
               (iii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and for such fiscal year.
          (b) Borrowers and Guarantors shall promptly notify Agent in writing of the details of (A) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $5,000,000 or as Borrowers and Guarantors are otherwise required to disclose in accordance with GAAP or which if adversely determined would result in any material adverse change in any Borrower’s or Guarantor’s business, properties, assets, goodwill or condition, financial or otherwise, (B) any Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrowers and Guarantors shall provide Agent with a copy of such Material Contract), (C) any order, judgment or decree in excess of $2,000,000 shall have been entered against any Borrower or Guarantor any of its or their properties or assets, (D) any notification of a material violation of laws or regulations received by any Borrower or Guarantor, (E) any ERISA Event, and (F) the occurrence of any Default or Event of Default.
          (c) Borrowers and Guarantors shall furnish to Agent prior notice in writing of the details of (i) the intention of any Subsidiaries of Parent to merge or consolidate as permitted under Section 9.7(a), together with such other information with respect thereto as Agent may reasonably request, (ii) the issuance and sale by a Borrower, Guarantor or Subsidiary of Equity Interests as permitted under clause (f) of definition of Permitted Disposition, together with such other information with respect thereto as Agent may reasonably request, and (iii) all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be.
          (d) Borrowers and Guarantors shall furnish to Agent, and upon Agent’s request, to each Lender, in form and detail reasonably satisfactory to Agent:
               (i) concurrently with the delivery of the financial statements referred to in Section 9.6(a)(iii), the opinion of independent certified public accountants (which shall not contain a scope or going concern qualification) with respect to the audited consolidated financial statements, which accountants shall be a nationally recognized accounting firm or another independent accounting firm selected by Administrative Borrower and reasonably acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Parent and its Subsidiaries as of the end of and for the fiscal year then ended and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, or if any such Default or Event of Default shall exist, stating the nature and status of such event;
               (ii) concurrently with the delivery of the financial statements referred to in Sections 9.6(a)(ii) and 9.6(a)(iii), a compliance certificate substantially in the form of Exhibit D hereto by the chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower or Parent on behalf of Borrowers and Guarantors, along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, the ratio and amounts provided for in Section 9.17 of this Agreement for such month;
               (iii) at such time as available, but in any event within thirty (30) days after the beginning of each fiscal year of Parent, beginning with the fiscal year ending December 31, 2008, projected consolidated financial statements (including in each case, forecasted balance sheets and statements of income and loss, statements of cash flow, and statements of shareholders’ equity) of Parent and its Subsidiaries for the next fiscal year, all in reasonable detail, and in a format consistent with the projections delivered by Borrowers to Agent prior to the date hereof, together with such supporting information as Agent may reasonably request, which projected financial statements shall be prepared on a quarterly basis for the next succeeding year and shall represent the reasonable best estimate by Borrowers and Guarantors of the future financial performance of Parent and its Subsidiaries for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which Borrowers and Guarantors believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial statements);
               (iv) promptly after the same are available, copies of each annual report, proxy or annual or quarterly financial statement or other report or communication sent to the equity holders of any Borrower or Guarantor, and copies of all annual, regular, periodic and special reports and registration statements which a Borrower or Guarantor may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to Agent pursuant hereto;
               (v) promptly after any request by Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Parent by independent accountants in connection with the accounts or books of Parent or any Subsidiary, or any audit of any of them;
               (vi) promptly, and in any event within five (5) Business Days after receipt thereof by any Borrower or Guarantor or any Subsidiary thereof, copies of each notice or other correspondence received from the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;
               (vii) concurrently with the delivery of the financial statements referred to in Section 9.6(a)(ii), a certificate by the chief executive officer, chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower or Parent on behalf of Borrowers and Guarantors (A) listing (1) all applications, if any, for Intellectual Property made since the date of the prior certificate (or, in the case of the first such certificate, the date hereof), (2) all issuances of registrations or letters on existing applications for Intellectual Property received since the date of the prior certificate (or, in the case of the first such certificate, the date hereof), and (3) all License Agreements entered into since the date of the prior certificate (or, in the case of the first such certificate, the date hereof), and (B) attaching the insurance binder or other evidence of insurance for any insurance coverage of Borrowers, Guarantors or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements.
          (e) As to any information contained in materials furnished pursuant to Section 9.6(d)(iv), Parent shall not be separately required to furnish such information under Section 9.6(a) above, but the foregoing shall not be in derogation of the obligation of Parent to furnish the information and materials described in Section 9.6(a) at the times specified therein.

          (f) Documents required to be delivered pursuant to Section 9.6(a)(iii) or Section 9.6(d)(iv) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on a Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Agent has access (whether commercial, third-party website or whether sponsored by Agent); provided, that, Borrowers shall notify Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Borrowers shall be required to provide paper copies of the compliance certificates required by Section 9.6(d)(ii) to Agent. Except for such compliance certificates, Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
          (g) Borrowers and Guarantors hereby acknowledge that Agent and/or its Affiliates may make available to Lenders and Issuing Bank materials and/or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the ‘Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrowers, Guarantors or their securities) (each, a “Public Lender”). Borrowers and Guarantors hereby agree that so long as any Borrower or Guarantor are the issuers of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (i) by marking Borrower Materials “PUBLIC,” the Borrowers and Guarantors shall be deemed to have authorized Agent and its Affiliates, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrowers, Guarantors or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.5); (ii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (iii) Agent and its Affiliates shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.”
          (h) Borrowers and Guarantors shall furnish or cause to be furnished to Agent such other information respecting the Collateral and the business of Borrowers and Guarantors, as Agent may, from time to time, reasonably request. Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant subject to Section 13.5 hereof. Each Borrower and Guarantor hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrowers’ expense, copies of the financial statements of any Borrower and Guarantor and any reports or management letters prepared by such accountants or auditors on behalf of any Borrower or Guarantor and to disclose to Agent and Lenders such information as they may have regarding the business of any Borrower and Guarantor with copies to Administrative Borrower. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Administrative Borrower to Agent or such Lender in writing.
     9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly,
          (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except that any wholly-owned Subsidiary of Parent may merge with and into or consolidate with any other wholly-owned Subsidiary of Parent (including any such Subsidiary that only becomes a Subsidiary after giving effect to such merger or consolidation subject to the conditions set forth herein), provided, that, in each case each of the following conditions is satisfied: (i) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, (ii) Agent shall have received, true, correct and complete copies of all material agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (iii) upon Agent’s request, the surviving entity shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance reasonably satisfactory to Agent, and Borrowers and Guarantors shall execute and deliver such other agreements, documents and instruments as Agent may reasonably request in connection therewith and (iv) in the case of a merger with a Person that is not a wholly-owned Subsidiary immediately prior to such merger, such merger shall not be permitted unless it is also permitted under Section 9.10(b) below;
          (b) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Equity Interests or any of its assets to any other Person, except for Permitted Dispositions; provided, that, to the extent that any Collateral is sold as permitted by this Section 9.7(b), other than to a Borrower or Guarantor, or to the extent that Agent and Required Lenders may consent to any other sale of any assets, concurrently with, and subject to the satisfaction of the conditions to such sale (including the receipt of the Net Cash Proceeds related thereto), upon the written request of Administrative Borrower and effective upon the transfer of the title of the assets sold, Agent shall, at Borrowers’ expense, cause to be filed a UCC financing statement amendment providing for the release by Agent of the assets so sold from its security interest granted hereunder and, if there is a Mortgage on the Collateral so sold, execute and deliver to Administrative Borrower a release instrument with respect thereto; or
          (c) wind up, liquidate or dissolve except that any Guarantor (other than Parent) or Subsidiary of Parent may wind up, liquidate and dissolve; provided, that, each of the following conditions is satisfied, (i) Agent shall have received not less than five (5) Business Days’ prior written notice of the intention to wind up, liquidate or dissolve, with such information with respect thereto as Agent may require, (ii) the winding up, liquidation and dissolution of such Guarantor or other Subsidiary shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower or Guarantor is a party or may be bound, (iii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iv) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Guarantor or other Subsidiary shall be duly and validly transferred and assigned to its shareholders, free and clear of any liens, restrictions or encumbrances other than the security interest and liens of Agent or as are otherwise permitted hereunder (and Agent shall have received such evidence thereof as Agent may reasonably require) and Agent shall have received such deeds, assignments or other agreements as Agent may request to evidence and confirm the transfer of such assets and without limiting the foregoing, in the case of a winding up, liquidation or dissolution of a Borrower the transfer and assignment shall be to an entity that is or becomes a Borrower upon such transfer and assignment and has executed and delivered all such agreements, documents and instruments as Agent may require and as is otherwise provided for herein and Agent shall maintain and have a perfected security interests in and liens upon all such assets and properties as so transferred on the same terms and with the same priority, (v) Agent shall have received all material documents and agreements that any Borrower or Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (vi) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, and (vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing.
     9.8 Encumbrances. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except:
          (a) the security interests and liens of Agent for itself and the benefit of the Secured Parties and the rights of setoff of Secured Parties provided for herein or under applicable law;
          (b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, or Guarantor or Subsidiary, as the case may be, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;
          (c) non-consensual statutory liens (other than liens arising under ERISA or securing the payment of taxes) arising in the ordinary course of such Borrower’s, Guarantor’s or Subsidiary’s business that do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s suppliers’, repairmen’s and mechanics’ liens, to the extent: (i) such liens do not in the aggregate materially detract from the value of the property of Borrowers and Guarantors taken as a whole and do not materially impair the use thereof in the operation of Borrowers and Guarantors taken as a whole, and (ii) such liens secure liabilities which are (A) not overdue or (B) are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or (C) being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings, which proceedings (or orders entered in connection with such proceeding) have the effect of preventing the forfeiture or sale of the property subject to any such lien and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;
          (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property, and minor title deficiencies on or with respect to Real Property, in any case which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, Guarantor or such Subsidiary as presently conducted thereon or materially impair the value or marketability of the Real Property which may be subject thereto;
          (e) security interests in Equipment and Real Property arising after the date hereof to secure Indebtedness permitted under Section 9.9(b) hereof, whether such Indebtedness is assumed or incurred by a Borrower, Guarantor or Subsidiary;
          (f) pledges and deposits of cash by any Borrower, Guarantor or Subsidiary after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower, Guarantor or Subsidiary as of the date hereof;
          (g) pledges and deposits of cash by any Borrower, Guarantor or Subsidiary to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations , surety, stay, customs and appeal bonds, and liability for premiums to insurance carriers, in each case in the ordinary course of business of such Borrower, Guarantor or Subsidiary as of the date hereof;
          (h) liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Borrower, Guarantor or Subsidiary located on the premises of such Borrower, Guarantor or Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor and the precautionary UCC financing statement filings in respect thereof;
          (i) security interests in the Collateral in favor of Floating Rate Note Collateral Trustee to secure the Indebtedness permitted under Section 9.9(f) hereof (and Refinancing Indebtedness with respect thereto permitted under Section 9.9(q) hereof); provided, that, the security interests in the Collateral in favor of Floating Rate Note Collateral Trustee (or otherwise securing such Indebtedness or Refinancing Indebtedness) are and at all times shall be subject and subordinate to the security interests therein of Agent pursuant to the terms of the Collateral Trust Agreement;

          (j) statutory or common law liens or rights of setoff of depository banks with respect to funds of any Borrower, Guarantor or Subsidiary at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with the deposit accounts maintained by such Borrower, Guarantor or Subsidiary at such banks (but not any other Indebtedness or obligations);
          (k) security interests in assets of a Borrower or Guarantor consisting of Equipment or Real Property existing at the time such Borrower or Guarantor is acquired pursuant to a Permitted Acquisition after the date hereof to secure Indebtedness permitted under Section 9.9(e) hereof (and Refinancing Indebtedness with respect thereto permitted under Section 9.9(q) hereof); provided, that, each of the following conditions is satisfied: (i) such security interests were not granted and did not arise in connection with, or in anticipation or contemplation of, such Permitted Acquisition, and (ii) the assets subject to such security interests do not include any assets or properties of any Borrower or other Guarantor other than assets or properties of the Borrower or Guarantor so acquired;
          (l) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Agent may establish a Reserve with respect thereto;
          (m) leases or subleases of Real Property granted by any Borrower or Guarantor or Subsidiary in the ordinary course of business and consistent with past practice to any Person so long as any such leases or subleases are subordinate in all respects to the security interests and liens granted to Agent and do not interfere in any material respect with the ordinary conduct of the business of such Borrower or Guarantor or materially impair the value or marketability of the Real Property subject thereto;
          (n) licenses of Intellectual Property permitted under clause (e) of the definition of Permitted Disposition;
          (o) liens to secure Indebtedness of Borrowers and Guarantors permitted under Section 9.9(hg) hereof to finance their insurance premiums on the insurance policies maintained by Borrowers and Guarantors, provided, that, (i) such liens shall only encumber the cash surrender value of such insurance and (ii) such liens shall not in any manner affect the ability of Agent to obtain or receive payment of proceeds of insurance with respect to any of the Collateral;
          (p) liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Parent or its Subsidiaries in the ordinary course of business in accordance with the past practices of Parent or its Subsidiaries; and
          (q) liens incurred in the ordinary course of business of Parent and its Subsidiaries securing liabilities that do not exceed $2,000,000 in the aggregate; provided, that, (i) such liens do not encumber any Accounts or Inventory, or any Equipment included in the Borrowing Base,

(ii) Agent shall have received not less than ten (10) days’ prior written notice of the intention of such person to incur such liens, together with such information with respect thereto as Agent may reasonably request and (iii) as of the date of incurring such liens and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing; and
          (r) the security interests and liens set forth on Schedule 8.4 hereto and any security interests and liens to secure Refinancing Indebtedness of the Indebtedness secured by such security interests and liens to the extent permitted under Section 9.9(q) hereof.
     9.9 Indebtedness; Guarantees. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:
          (a) the Obligations;
          (b) Indebtedness (including Capital Leases) to the extent secured by security interests in Equipment (including Capital Leases) and mortgages on Real Property acquired after the date hereof in an aggregate outstanding principal amount not to exceed $10,000,000 at any time, provided, that, (i) such security interests and mortgages do not apply to any property of such Borrower, Guarantor or Subsidiary other than specific items of Equipment or Real Property, (ii) the Indebtedness secured thereby does not exceed the cost of the applicable Equipment or Real Property, as the case may be and (iii) as of the date any such Indebtedness is incurred and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing;
          (c) Indebtedness of any Borrower or Guarantor to any other Borrower or Guarantor or any other Subsidiary of Parent arising after the date hereof pursuant to Permitted Investments consisting of loans and advances to such Borrower, Guarantor or other Subsidiary; provided, that, prior to the time any such Indebtedness is incurred, Agent shall not have notified Administrative Borrower in writing that the Indebtedness under this clause (c) is no longer permitted at any time when an Event of Default shall exist or have occurred and be continuing;
          (d) Indebtedness of any Borrower or Guarantor entered into in the ordinary course of business pursuant to a Hedge Agreement; provided, that, (i) such arrangements are not for speculative purposes, and (ii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the Obligations arising under or pursuant to Hedge Agreements with any Bank Product Provider that are secured under the terms hereof;
          (e) Indebtedness of a Person existing at the time such Person is acquired pursuant to a Permitted Acquisition, provided, that, as to any such Indebtedness, each of the following conditions is satisfied: (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (ii) the aggregate outstanding principal amount of such Indebtedness shall not exceed $10,000,000, and (iii) as of the date of incurring such Indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing;

          (f) Indebtedness under the Floating Rate Note Documents; provided, that, (i) the aggregate outstanding principal amount of such Indebtedness shall not exceed $325,000,000, and (ii) such Indebtedness is, and at all times shall be, subject to the terms and conditions of the Collateral Trust Agreement;
          (g) Indebtedness of Borrowers and Guarantors to an insurance company arising pursuant to loans used for the payment of insurance premiums payable on insurance policies maintained by Borrowers and Guarantors; provided, that, (i) in no event shall the total aggregate amount of such Indebtedness in any fiscal year exceed $5,000,000; and (ii) upon Agent’s request, Agent shall have received true, correct and complete copies of all material agreements, documents and instruments evidencing or otherwise related to such Indebtedness;
          (h) Indebtedness consisting of unsecured Subordinated Debt arising after the date hereof to any third person (but not to any other Borrower or Guarantor or other Subsidiary of Parent); provided, that, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) days’ prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto, (ii) such Indebtedness shall be on commercially reasonable terms and conditions with principal payments due no earlier than six (6) months after the Maturity Date, (iii) Agent shall have received a subordination agreement applicable to such Subordinated Debt in form and substance reasonably satisfactory to Agent, duly authorized, executed and delivered by the holder or holders of such Subordinated Debt (and if there is more than one holder, an agent irrevocably authorized and directed to act on behalf of such holders for all purposes in connection with such subordination agreement), (iv) Agent shall have received true, correct and complete copies of all material agreements, documents or instruments evidencing or otherwise related to such Indebtedness, (v) except as Agent may otherwise agree in writing, at any time during a Cash Dominion Event, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Agent for application to the Obligations in accordance with the terms hereof, (vi) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $25,000,000 at any time; and (vii) as of the date of incurring such Indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing;
          (i) unsecured Indebtedness and contingent obligations of Borrowers and Guarantors arising after the date hereof to any third person; provided, that, each of the following conditions is satisfied: (i) if the principal amount of such Indebtedness or obligations exceeds $1,000,000, Agent shall have received not less than ten (10) days’ prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness or obligations, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness or obligations, the person or persons to whom such Indebtedness or obligations will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto, (ii) such Indebtedness or obligations shall be on commercially reasonable terms and conditions and Borrowers and Guarantors shall not make, or be required to make, any principal payments in respect of such Indebtedness or obligations in any amount which exceeds $300,000 during any month, (iii) upon Agent’s request,

Agent shall have received true, correct and complete copies of all material agreements, documents or instruments evidencing or otherwise related to such Indebtedness or obligations, (iv) except as Agent may otherwise agree in writing, at any time during a Cash Dominion Event, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness or obligations shall be paid to Agent for application to the Obligations in accordance with the terms hereof, (v) the aggregate outstanding principal amount of all such Indebtedness or obligations shall not exceed $25,000,000 at any time; and (vi) as of the date of incurring such Indebtedness or obligations and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing;
          (j) contingent Indebtedness of a Borrower or Guarantor arising pursuant to a performance, bid or surety bond in the ordinary course of business provided, that, (i) upon Agent’s request, Agent shall have received true, correct and complete copies of all material agreements, documents or instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (ii) if the face amount of such bond exceeds $1,000,000, Agent shall have received not less than five (5) days prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness and (iii) such Indebtedness shall not exceed $20,000,000 in the aggregate at any time outstanding;
          (k) Indebtedness of a Borrower or Guarantor arising in connection with the endorsement of instruments for deposit in the ordinary course of business;
          (l) Indebtedness of a Borrower or Guarantor arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds it the ordinary course of business; provided, that, (i) such Indebtedness is extinguished within five (5) Business Days of incurrence and (ii) the aggregate amount of such Indebtedness outstanding at any time shall not exceed $2,000,000;
          (m) Indebtedness of a Borrower or Guarantor in respect of obligations evidenced by bonds, debentures, notes or similar instruments issued as payment-in-kind interest payments in respect of Indebtedness otherwise permitted under this Section 9.9;
          (n) accretion of the principal amount of obligations evidenced by bonds, debentures, notes or similar instruments in respect of Indebtedness otherwise permitted under this Section 9.9 issued at any original issued discount;
          (o) contingent Indebtedness, obligations or liabilities arising pursuant to guarantees in respect of Indebtedness otherwise permitted under this Section 9.9 or other liabilities not prohibited by the terms hereof;
          (p) the Indebtedness set forth on Schedule 9.9 hereto; and
          (q) Indebtedness of any Borrower or Guarantor arising after the date hereof issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for Indebtedness permitted under Section 9.9(e) or (f) hereof (the “Refinancing Indebtedness”); provided, that, as to any such Refinancing Indebtedness, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request, (ii) promptly upon Agent’s request, Agent shall have received true, correct and complete copies of all material agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, or substituted for, (iv) the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least subordinated (if subordinated) to, the Obligations as the Indebtedness being extended, refinanced, replaced or substituted for, (v) the Refinancing Indebtedness shall not include terms and conditions with respect to any Borrower or Guarantor which are more burdensome or restrictive in any material respect than those contained in this Agreement, taken as a whole, (vi) such Indebtedness incurred by any Borrower or Guarantor shall be at rates and with fees or other charges that are commercially reasonable, (vii) as of the date of incurring such Indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, (viii) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, replaced or substituted for (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith outstanding on the date of such event), (ix) the Refinancing Indebtedness shall be secured by substantially the same assets, provided, that, such security interests (if any) with respect to the Refinancing Indebtedness shall have a priority no more senior than, and be at least as subordinated, if subordinated (on terms and conditions substantially similar to the subordination provisions applicable to the Indebtedness so extended, refinanced, replaced or substituted for or as is otherwise acceptable to Agent) as the security interest with respect to the Indebtedness so extended, refinanced, replaced or substituted for, and (x) Borrowers and Guarantors may only make payments of principal, interest and fees, if any, in respect of such Indebtedness to the extent such payments would have been permitted hereunder in respect of the Indebtedness so extended, refinanced, replaced or substituted for.
     9.10 Investments. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any capital contribution or other investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or a substantial part of the assets or property of any other Person (whether through purchase of assets, merger or otherwise), or form or acquire any Subsidiaries, or agree to do any of the foregoing (each of the foregoing an “Investment”), except:
          (a) Permitted Investments;
          (b) Permitted Acquisitions;

          (c) Capital Expenditures; and
          (d) the Investments consisting of loans and advances set forth on Schedule 9.10 hereto.
     9.11 Restricted Payments. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
          (a) Restricted Payments by any Subsidiary of Parent to a Borrower or Guarantor;
          (b) Parent may make payments to repurchase or redeem Equity Interests and options to purchase Equity Interests of Parent held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Borrower, upon their death, disability, retirement, severance or termination of employment or service; provided, that, the aggregate cash consideration paid for all such payments, repurchases or redemptions, together with the aggregate amounts paid under Section 9.11(e) hereof, shall not exceed (i) $2,500,000 in any fiscal year of Parent or (ii) $12,500,000 during the term of this Agreement;
          (c) each Borrower and Guarantor, and each Subsidiary, may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;
          (d) Borrowers and Guarantors may make Restricted Payments; provided, that, as to any such Restricted Payment, each of the following conditions is satisfied: (i) Agent shall have received not less than two (2) Business Days’ prior written notice of the intention of a Borrower or Guarantor to make such payment, (ii) the daily average Excess Availability for the period of ninety (90) consecutive days immediately preceding the date of such payment shall not be less than $50,000,000, and as of the date of any such payment and after giving effect thereto, using the most recent calculation of the Borrowing Base prior to the date of any such payment, on a pro forma basis, Excess Availability shall be not less than $50,000,000, and (iii) as of the date of any such payment, and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing;
          (e) to the extent such payment is deemed to be a Restricted Payment hereunder, Parent may pay the withholding taxes owed by current or former officers, directors and employees of any Borrower or Guarantor (or their transferees, estates or beneficiaries under their estates) upon the vesting or exercise of Equity Interests (including restricted stock) so long as the person owing such withholding taxes tenders Equity Interests to the Parent in an amount equal to the fair market value of such withholding taxes; provided, that, the aggregate amount of such payments, together with the aggregate amounts paid under Section 9.11(b) hereof, shall not exceed (i) $2,500,000 in any fiscal year of Parent or (ii) $12,500,000 during the term of this Agreement; and
          (f) Parent may repurchase Equity Interests of Parent deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants.

     9.12 Transactions with Affiliates. Each Borrower and Guarantor shall not, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any Affiliates of such Borrower or Guarantor or pay any management, consulting, advisory, brokerage or similar fees (collectively, “management fees”) to, any Affiliates, directors or executive officers of such Borrower or Guarantor, except upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm’s length transaction with an unaffiliated person, except for the following:
          (a) Restricted Payments permitted under Section 9.11 hereof;
          (b) loans and investments permitted under clause (g) of the definition of Permitted Investments;
          (c) reasonable and customary director, officer and employee compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors (or a committee thereof) of such Borrower or Guarantor;
          (d) transactions between any Borrower or Guarantor and any other Borrower or Guarantor which is not prohibited by the terms of this Agreement;
          (e) payment of management fees to the Equity Investors and their Affiliates in an aggregate amount not to exceed $500,000 for calendar quarter for all such payments in such calendar quarter; provided, that (i) the daily average Excess Availability for the period of thirty (30) consecutive days immediately preceding the date of such payment shall not be less than $45,000,000, and as of the date of any such payment and after giving effect thereto, using the most recent calculation of the Borrowing Base prior to the date of any such payment, on a pro forma basis, Excess Availability shall not be less than $45,000,000 and (ii) as of the date of any such payment, and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing; and
          (f) sales or issuances of Equity Interests of a Borrower or Guarantor to an Affiliate thereof not otherwise prohibited by this Agreement and the granting of registration and other customary rights in connection therewith.
     9.13 Compliance with ERISA. Except as could not be reasonably expected to result in liability in excess of $5,000,000, each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any Pension Plan so as to incur any liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Pension Plan; (g) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (h) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan.
     9.14 End of Fiscal Years; Fiscal Quarters. Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ fiscal years to end on December 31 of each year, and fiscal quarters to end on the last day of each of March, June, September and December of each year.
     9.15 Change in Business. Each Borrower and Guarantor shall not engage in any business other than the business of any Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which any Borrower or Guarantor is engaged on the date hereof.
     9.16 Limitation of Restrictions Affecting Subsidiaries. Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor (other than dividends or distributions paid or made by Parent); (b) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, the other Financing Agreements, the Floating Rate Note Documents (as in effect on the date hereof), the documents relating to Indebtedness permitted by Section 9.9(i) hereof and the documents relating to the Refinancing Indebtedness, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, (vi) customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets, (vii) customary restrictions in contracts that prohibit the assignment of such contract, (viii) customary restrictions in agreements relating to purchase money financing arrangements of Borrower or contained in security agreements providing for the grant of a security interest to secure other Indebtedness owing to a person that is not an Affiliate to the extent such restrictions restrict the transfer of, or the granting of liens on, the property subject to such purchase money financing arrangements or security agreements, and (ix) the extension, replacement or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension, replacement or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended, replaced or continued.

     9.17 Fixed Charge Coverage Ratio. (a) If a Compliance Period exists, the Fixed Charge Coverage Ratio of Parent and its Subsidiaries (on a consolidated basis) determined as of the end of the fiscal month most recently ended for which Agent has received financial statements shall be not less than 1.0 to 1.0 for the period of the immediately preceding twelve (12) consecutive fiscal months.
          (b) Upon an Event of Default as a result of the failure of Borrowers to comply with the terms of Section 9.17(a), such Event of Default shall, subject to the limitations set forth in Section 9.17(c) below, be deemed cured and cease to exist in the event that an one or more Equity Investors or one or more of their Affiliates, within ten (10) Business Days after the date that the financial statements reflecting such failure are required to have been delivered to Agent, makes a cash equity capital contribution to Parent (a “Cure Action”) in exchange for Equity Interests consisting of common stock (i) so that after giving effect thereto, on a pro forma basis, with such contribution deemed to be added to the EBITDA of Parent and its Subsidiaries as of the last day of the twelve (12) immediately preceding month period for which Agent has received financial statements, Parent and its Subsidiaries are in compliance with such covenant, or (ii) so that after giving effect thereto, to the extent that the proceeds of such cash equity capital contribution are applied to the Revolving Loans, the calculation of the Borrowing Base results in Excess Availability of more than the Cash Dominion Threshold so that compliance with the Fixed Charge Coverage Ratio shall be deemed to have not been required as of the date of such Event of Default.
          (c) No more than six (6) Cure Actions may be taken in any twelve (12) consecutive month period, and in the case of a cash equity contribution that is applied as described in Section 9.17(b)(i) above, the amount required shall not exceed $20,000,000 in the aggregate for all Cure Actions during any fiscal year.
     9.18 Intentionally Deleted.
     9.19 License Agreements.
          (a) With respect to a License Agreement applicable to Intellectual Property that is owned by a third party and licensed to a Borrower or Guarantor and that is affixed to or otherwise necessary for the manufacture, sale or distribution of any Inventory or the collection of Receivables (other than an off-the-shelf product with a shrink wrap license or that is generally available), each Borrower and Guarantor shall (i) give Agent not less than ninety sixty (60) days prior written notice of its intention to not renew or to terminate, cancel, surrender or release its rights under any such License Agreement, or to amend any such License Agreement or related arrangements to limit the scope of the right of such Borrower or Guarantor to use the Intellectual Property subject to such License Agreement in any material respect, either with respect to product, territory, term or otherwise, or to increase in any material respect the amounts to be paid by such Borrower or Guarantor thereunder or in connection therewith (and Agent may establish such Reserves as a result of any of the foregoing as Agent may reasonably determine or within thirty (30) days prior to the termination of the right of a Borrower to use Intellectual Property affixed to otherwise Eligible Inventory treat such Inventory as not being Eligible Inventory), (ii) give Agent prompt written notice of any such License Agreement entered into by such Borrower or Guarantor after the date hereof, or any material amendment to any such License Agreement existing on the date hereof, in each case together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may in good faith request, (iii) give Agent prompt written notice of any material breach of any obligation, or any default, by the third party that is the licensor or by the Borrower or Guarantor that is the licensee or any other party under any such License Agreement, and deliver to Agent (promptly upon the receipt thereof by such Borrower or Guarantor in the case of a notice to such Borrower or Guarantor and concurrently with the sending thereof in the case of a notice from such Borrower or Guarantor) a copy of each notice of default and any other notice received or delivered by such Borrower or Guarantor in connection with any such a License Agreement that relates to the scope of the right, or the continuation of the right, of such Borrower or Guarantor to use the Intellectual Property subject to such License Agreement or the amounts required to be paid thereunder.
          (b) With respect to a License Agreement applicable to Intellectual Property that is owned by a third party and licensed to a Borrower or Guarantor and that is affixed to or otherwise necessary for the manufacture, sale or distribution of any Inventory or the collection of Receivables (other than an off-the-shelf product with a shrink wrap license or that is generally available), at any time an Event of Default shall exist or have occurred and be continuing, Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of such Borrower or Guarantor, subject to and in accordance with the terms of such License Agreement. Agent may, but shall not be required to, perform any or all of such obligations of such Borrower or Guarantor under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower or Guarantor thereunder. Any sums so paid by Agent shall constitute part of the Obligations.
     9.20 Certain Payments of Indebtedness, Etc. Borrowers and Guarantors shall not, and shall not permit any Subsidiary to, make or agree to make any payment, prepayment, redemption, retirement, defeasance, purchase or sinking fund payment or other acquisition for value of any of the principal of or interest on its Indebtedness other than the Indebtedness under the Financing Agreements (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or otherwise set aside or deposit or invest any sums for such purpose, except that:
          (a) Parent may make mandatory payments of principal and regularly scheduled payments of interest in respect of Indebtedness evidenced by the Floating Rate Notes (and any Refinancing Indebtedness) and in addition, may make prepayments of, purchases of, or redemptions of, principal in respect thereof; provided, that, as to any such prepayment, purchase or redemption, each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days’ prior written notice of the intention of a Borrower or Guarantor to make such prepayment or redemption, (B) the daily average Excess Availability for the period of ninety (90) consecutive days immediately preceding the date of such payment shall not be less than $45,000,000, and as of the date of any such prepayment or redemption and after giving effect thereto, using the most recent calculation of the Borrowing Base prior to the date of any such payment, on a pro forma basis, Excess Availability shall be not less than such amount, and

(C) as of the date of any such payment, and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing;
          (b) Borrowers and Guarantors may make payments in respect of Indebtedness permitted under Section 9.9(f) with proceeds of Refinancing Indebtedness as permitted under Section 9.9(q); and
          (c) as to payments in respect of any other Indebtedness permitted under Section 9.9 hereof not subject to the provisions above in this Section 9.20, Borrower and Guarantors may make payments of regularly scheduled principal and interest or other mandatory payments as and when due in respect of such Indebtedness in accordance with the terms thereof (and in the case of Subordinated Debt, subject to the terms of subordination set forth therein or applicable thereto) and may prepay, redeem, retire or repurchase such Indebtedness in cash or other immediately available funds (and in the case of Subordinated Debt, subject to the terms of subordination set forth therein or applicable thereto); provided, that, in the case of any such prepayment, redemption, retirement or purchase by any Borrower or Guarantor, each of the following conditions is satisfied: (i) Agent shall have received not less than two (2) Business Days’ prior written notice of the intention of a Borrower or Guarantor to make such payment, (ii) the daily average Excess Availability for the period of ninety (90) consecutive days immediately preceding the date of such payment shall not be less than $45,000,000, and as of the date of any such payment and after giving effect thereto, using the most recent calculation of the Borrowing Base prior to the date of any such payment, on a pro forma basis, Excess Availability shall be not less than such amount, and (iii) as of the date of any such payment, and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing.
     9.21 Modifications of Indebtedness, Organizational Documents and Certain Other Agreements. Borrowers and Guarantors shall not, and shall not permit any Subsidiary to:
          (a) amend, modify or otherwise change its certificate of incorporation, articles of association, certificate of formation, limited liability agreement, limited partnership agreement or other organizational documents, as applicable, including, without limitation, entering into any new agreement with respect to any of its Equity Interests, except for new agreements, amendments, modifications or other changes that do not adversely affect the rights and privileges of any Borrower or Guarantor, or its Subsidiaries in any material and do not adversely affect the ability of a Borrower, Guarantor or such Subsidiary to amend, modify, renew or supplement the terms of this Agreement or any of the other Financing Agreements, or otherwise adversely affect the interests of Agent or Lenders in any material respect and so long as at the time of any such amendment, modification or change, no Event of Default shall exist or have occurred and be continuing;
          (b) amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of Floating Rate Note Documents, any Subordinated Debt or any agreements related to the Indebtedness permitted under Section 9.9(p) hereof, except, that, Borrowers and Guarantors, and any Subsidiary, may, after prior written notice to Agent, amend, modify, alter or change the terms thereof in a manner that is not adverse to the interests of Agent or Lenders in any material respect; or to forgive, or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make the terms thereof less restrictive or burdensome to Borrowers, Guarantors or such Subsidiary.
     9.22 Sale Leasebacks. Borrowers and Guarantors shall not, and shall not permit any Subsidiary to, enter into any Sale and Leaseback Transaction, unless the sale of such property is permitted under Section 9.7 and the liens arising in connection therewith are permitted under Section 9.8.
     9.23 Designation of Designated Senior Debt. Borrowers and Guarantors shall not, and shall not permit any Subsidiary to, designate any Indebtedness, other than the Obligations, as “Designated Senior Debt”, “Priority Lien Debt” or any similar term under and as defined in the agreements relating to the Floating Rate Notes or any Subordinated Debt of any Borrower or Guarantor which contains such designation. Borrowers and Guarantors shall, and shall cause any Subsidiary to, designate the Obligations as “Designated Senior Debt” or any similar term under and as defined in the agreements relating to any Subordinated Debt of any Borrower or Guarantor which contains such designation.
     9.24 Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letter of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56). None of Borrowers or any of their Subsidiaries or other Affiliates is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.
     9.25 Additional Guaranties and Collateral Security; Further Assurances.
          (a) In the case of the formation or acquisition by a Borrower or Guarantor of any Subsidiary after the date hereof (other than a Foreign Subsidiary), as to any such Subsidiary, (i) the Borrower or Guarantor forming such Subsidiary shall cause any such Subsidiary to execute and deliver to Agent, in form and substance reasonably satisfactory to Agent, a joinder agreement to the Financing Agreements in order to make such Subsidiary a party to this Agreement as a “Borrower” or “Guarantor” as Agent may determine and a party to any guarantee as a “Guarantor” or pledge agreement as a “Pledgor”, and including, but not limited to, supplements and amendments hereto and to any of the other Financing Agreements, authorization to file UCC financing statements, Collateral Access Agreements (to the extent required under Section 9.2), other agreements, documents or instruments contemplated under Section 5.3, corporate resolutions and other organization and authorizing documents of such Person, and, if requested by Agent, favorable opinions of counsel to such person and (ii) the

Borrower or Guarantor forming such Subsidiary shall execute and deliver to Agent, a pledge and security agreement, in form and substance reasonably satisfactory to Agent, granting to Agent a first pledge of and lien on all of the issued and outstanding shares of Equity Interests of any such Subsidiary, and otherwise comply with the terms of Section 5.3 hereof with respect thereto.
          (b) In the case of assets acquired pursuant to a Permitted Acquisition by a Borrower or Guarantor after the date hereof, Agent shall have received, in form and substance reasonably satisfactory to Agent, (i) evidence that Agent has valid and perfected security interests in and liens upon all purchased assets to the extent such assets constitute Collateral hereunder and (ii) such other agreements, documents and instruments as Agent may reasonably require in connection with the documents referred to above, including, but not limited to, supplements and amendments hereto, corporate resolutions and other organization and authorizing documents and favorable opinions of counsel to such person; provided, that, so long as no Default or Event of Default exists or has occurred and is continuing, Borrowers and Guarantors shall not be required to grant Agent a lien on any Real Property acquired after the date hereof unless such Real Property individually has a fair market value in excess of $2,000,000.
          (c) At the request of Agent at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be reasonably requested by Agent to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of any Borrower or Guarantor representing that all conditions precedent to the making of Loans and providing Letters of Credit contained herein are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent’s option, cease to make any further Loans or provide any further Letters of Credit until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied.
     9.26 Costs and Expenses. Borrowers and Guarantors shall pay to Agent on demand all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including UCC financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable), (b) reasonable costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Concentration Accounts, together with Agent’s customary charges and fees with respect thereto; (c) customary charges, fees or expenses charged by any Issuing Bank in connection with any Letter of Credit; (d) actual and reasonable costs and expenses of preserving and protecting the Collateral; (e)

actual and reasonable costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent in the Collateral, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all reasonable out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower’s or Guarantor’s operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $1,000 per person per day), subject to the limitations set forth in Section 7.7 hereof; and (g) the reasonable fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing and in addition, at any time an Event of Default exists or has occurred and is continuing, the reasonable fees and disbursements of one counsel (including legal assistants) to Lenders in connection with matters described in clauses (d) or (e) above.
SECTION 10. EVENTS OF DEFAULT AND REMEDIES
     10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:
          (a) (i) any Borrower fails to make any principal payment hereunder when due or fails to pay interest, fees or any of the other Obligations within three (3) Business Days after the due date thereof, or (ii) any Borrower or Guarantor fails to perform any of the covenants contained in Sections 9.1(a)(ii), 9.3, 9.4, 9.6, 9.13, 9.14, 9.15, and 9.16 of this Agreement and such failure shall continue for thirty (30) days; provided, that, such thirty (30) day period shall not apply in the case of any failure to observe any such covenant which is not capable of being cured or (iii) any Borrower or Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;
          (b) any representation, warranty or statement of fact made by any Borrower or Guarantor to Agent in this Agreement, the other Financing Agreements or any other written statement or certificate shall when made or deemed made be false or misleading in any material respect;
          (c) any Guarantor revokes or terminates or purports to revoke or terminate any guarantee of such party in favor of Agent or any Lender, except as a result of a transaction permitted under Section 9.7 hereof;
          (d) (i) one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against any Borrower or Guarantor or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Borrower or Guarantor to enforce any such judgment, or (ii) any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any of the Collateral which is for a claim in excess of $5,000,000 and either (A) is made or rendered against any Collateral having a value in excess of $5,000,000 or (B) in the case of a deposit account, securities account or similar account, the bank or financial intermediary maintaining such account shall refuse to remit funds in such account in excess of such claim to any Borrower or Guarantor;
          (e) any Borrower or Guarantor dissolves or suspends or discontinues doing business, other than as permitted under Section 9.7 hereof;
          (f) any Borrower or Guarantor makes an assignment for the benefit of creditors;
          (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Guarantor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or any Borrower or Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;
          (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Guarantor or for all or any part of its property;
          (i) (i) any default in respect of any Indebtedness of any Borrower or Guarantor in any case in an amount in excess of $5,000,000, if the effect of any such default is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase, (ii) any default by any Borrower or Guarantor under any Material Contract, which default could be reasonably expected to have a Material Adverse Effect or (iii) the subordination provisions contained in any agreement related to the Floating Rate Notes or any Subordinated Debt shall cease to be in full force and effect or to give Agent or Lenders the rights, powers and privileges purported to be created thereby,
          (j) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto having a value in excess of $5,000,000 (except as otherwise permitted herein or therein);

          (k) an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Borrower in an aggregate amount in excess of $5,000,000; or
          (l) any Borrower or Guarantor shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;
          (m) any Change of Control.
     10.2 Remedies.
          (a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Guarantor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Guarantor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times an Event of Default exists or has occurred and is continuing, proceed directly against any Borrower or Guarantor to collect the Obligations without prior recourse to the Collateral.
          (b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to Administrative Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), and (ii) terminate the Commitments whereupon the obligation of each Lender to make any Loan and an Issuing Bank to issue any Letter of Credit shall immediately terminate (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), the Commitments and any other obligation of the Agent or a Lender or Issuing Bank hereunder shall automatically terminate).
          (c) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing and only at such time or times, Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Guarantor, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the

Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Guarantor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Guarantors and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and, subject to applicable law, Borrowers and Guarantors waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Guarantor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers will either, as Agent shall specify, furnish cash collateral to each Issuing Bank to be used to secure and fund the reimbursement obligations to such Issuing Bank in connection with any Letter of Credit Obligations or furnish cash collateral to Agent for the Letter of Credit Obligations. Such cash collateral shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations and any such cash collateral then in possession of Agent (and not applied or to be applied to any of the Letter of Credit Obligations) shall be returned to Administrative Borrower, upon its written request, within ten (10) Business Days after the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations (so long as Agent has received evidence satisfactory to it and the Issuing Bank that no unpaid draw has been made under the Letters of Credit prior to its expiration).
          (d) At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, enforce the rights of any Borrower or Guarantor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Agent may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at

Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers and Guarantors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.
          (e) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

          (f) For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Guarantor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing and only at such time or times) without payment of royalty or other compensation to any Borrower or Guarantor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Guarantor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.
          (g) At any time an Event of Default exists or has occurred and is continuing, Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. Borrowers and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.
          (h) Without limiting the foregoing, upon the occurrence and during the continuance of a Default or an Event of Default, (i) Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letters of Credit or reduce the lending formulas or amounts of Loans and Letters of Credit available to Borrowers and/or (B) in the case of an Event of Default, terminate any provision of this Agreement providing for any future Loans to be made by Agent and Lenders or Letters of Credit to be issued by an Issuing Bank and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.
SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS CONSENTS; GOVERNING LAW
     11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.
          (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.
          (b) Borrowers, Guarantors, Agent, Lenders and each Issuing Bank irrevocably consent and submit to the non-exclusive jurisdiction of the of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of

New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).
          (c) Each Borrower, Guarantor, Lender, Agent and Issuing Bank hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon any Borrower or Guarantor (or Administrative Borrower on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Agent against such Borrower or Guarantor for the amount of the claim and other relief requested.
          (d) BORROWERS, GUARANTORS, AGENT, LENDERS AND EACH ISSUING BANK EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT, LENDERS AND ANY ISSUING BANK EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT, ANY LENDER OR ISSUING BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          (e) Agent and Secured Parties shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent, such Lender and Issuing Bank, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. Each Borrower and Guarantor:

(i) certifies that neither Agent, any Lender, any Issuing Bank nor any representative, agent or attorney acting for or on behalf of Agent, any Lender or Issuing Bank has represented, expressly or otherwise, that Agent, Lenders and each Issuing Bank would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent, Lenders and each Issuing Bank are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.
     11.2 Waiver of Notices. Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein or required by applicable law and cannot be waived thereunder. No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.
     11.3 Amendments and Waivers.
          (a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization or consent of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by any Borrower and such amendment, waiver, discharger or termination shall be effective and binding as to all Lenders and each Issuing Bank only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:
               (i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letters of Credit, in each case without the consent of each Lender directly affected thereby,
               (ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,
               (iii) release all or substantially all of the Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), or release of any Guarantor, or agree to the subordination of any of the Obligations, or alter the order of application set forth in Section 6.7(b), in each case without the consent of Agent and all of Lenders,
               (iv) consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

               (v) amend, modify or waive any terms of this Section 11.3, without the consent of Agent and all of Lenders;
               (vi) reduce any percentage specified in the definition of Required Lenders or Supermajority Lenders, without the consent of Agent and all of Lenders, and
               (vii) increase the advance rates constituting part of the Borrowing Base (in each case other than as provided for in the definition of such terms), or amend, modify or waive any provisions of the definition of the term Borrowing Base or any of the defined terms referred to in the definition of the term Borrowing Base, in each case as to any of the foregoing if the effect thereof increases the amount of the Borrowing Base, without the consent of Agent and the Supermajority Lenders.
          (b) Agent, Lenders and each Issuing Bank shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent, any Lender or Issuing Bank of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent, any Lender or Issuing Bank would otherwise have on any future occasion, whether similar in kind or otherwise.
          (c) Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Agent or Administrative Borrower shall have the right, but not the obligation, at any time within one hundred twenty (120) days thereafter, and upon the exercise by Agent or Administrative Borrower of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Agent or such Eligible Transferee as Agent or Administrative Borrower may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Agent or Administrative Borrower shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify the date on which such purchase and sale shall occur, which date shall be within thirty (30) days after such notice. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Agent, or such Eligible Transferee specified by Agent or Administrative Borrower shall pay to the Non-Consenting Lender (except as Agent or Administrative Borrower and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (including amounts payable under Section 3.9 as if the Non-Consenting Lender’s Eurodollar Rate Loans were being prepaid on the purchase date, but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee). Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.
          (d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts, Eligible Inventory or Eligible Equipment shall not be deemed an amendment to the advance rates provided for in this Section 11.3. The consent of an Issuing Bank shall be required for any amendment, waiver or consent affecting the rights or duties of such Issuing Bank hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section; provided, that, the consent of any Issuing Bank shall not be required for any other amendments, waivers or consents. The consent of Swing Line Lender shall be required for any amendment, waiver or consent affecting the rights or duties of Swing Line Lender hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section. Notwithstanding anything to the contrary contained in Section 11.3(a) above, (i) in the event that Agent shall agree that any items otherwise required to be delivered to Agent as a condition of the initial Loans and Letters of Credit hereunder may be delivered after the date hereof, Agent may, in its discretion, agree to extend the date for delivery of such items or take such other action as Agent may deem appropriate as a result of the failure to receive such items as Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Borrower, Guarantor or any of their Subsidiaries and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case with the approval of Administrative Borrower but without the approval of any Lender.
          (e) The consent of Agent and any Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor or other Bank Products as set forth in Section 6.7(b) hereof.
          (f) Notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders shall determine whether or not to allow a Borrower or Guarantor to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

          (g) Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrowers and Agent with the express consent of the Required Lenders (and, if its rights or obligations are affected thereby, the Issuing Bank or Swing Line Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.
     11.4 Waiver of Counterclaims. Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.
     11.5 Indemnification. Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent, each Lender and Issuing Bank, and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel except that Borrowers and Guarantors shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby, except for damages arising from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12. THE AGENT
     12.1 Appointment, Powers and Immunities. Each Secured Party irrevocably designates, appoints and authorizes Wachovia to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Pursuant to an “Act of Required Debtholders” under (and as defined in) the Collateral Trust Agreement, each Secured Party irrevocably designates and appoints Wachovia as Priority Collateral Trustee as defined in the Collateral Trust Agreement and authorizes Wachovia to act as Priority Collateral Trustee with such powers as are specifically delegated to Priority Collateral Trustee by the terms of the Collateral Trust Agreement, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Secured Party; (b) shall not be responsible to Secured Parties for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Secured Parties for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof in accordance with Section 13.7 hereof.
     12.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy or other electronic means) believed by it in good faith to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.
     12.3 Events of Default.
          (a) Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letters of Credit hereunder, unless and until Agent has received written notice from a Lender, or

Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit is in the best interests of Lenders.
          (b) Except with the prior written consent of Agent, no Secured Party may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Obligations or other Obligations, as against any Borrower or Guarantor or any of the Collateral or other property of any Borrower or Guarantor or otherwise under any of the Financing Agreements.
     12.4 Wachovia in Its Individual Capacity. With respect to its Commitment and the Loans made and Letters of Credit issued or caused to be issued by it (and any successor acting as Agent), so long as Wachovia shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wachovia in its individual capacity as Lender hereunder. Wachovia (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wachovia and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
     12.5 Indemnification. Lenders agree to indemnify Agent and each Issuing Bank (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.
     12.6 Non-Reliance on Agent and Other Lenders.
          (a) Each Secured Party agrees that it has, independently and without reliance on Agent or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Guarantors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Guarantor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Guarantor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Guarantor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent or deemed requested by Lenders hereunder (including the documents provided for in Section 12.10 hereof), Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Guarantor that may come into the possession of Agent.
     12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
     12.8 Additional Loans. Agent and Swing Line Lender (or Agent on behalf of Swing Line Lender) shall not make any Loans or an Issuing Bank provide any Letter of Credit to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit would cause the aggregate amount of the total outstanding Loans and Letters of Credit to exceed the Borrowing Base, without the prior consent of all Lenders, except, that, Agent may make such additional Revolving Loans or an Issuing Bank may provide such additional Letter of Credit on behalf of Lenders, intentionally and with actual knowledge that such Revolving Loans or Letter of Credit will cause the total outstanding Revolving Loans, Swing Line Loans and Letters of Credit to exceed the Borrowing Base, as Agent may deem necessary or advisable in its discretion; provided, that: (a) the total principal amount of the additional Revolving Loans or additional Letters of Credit to any Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the

Borrowing Base, plus the amount of Special Agent Advances made pursuant to Section 12.11(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to ten (10%) percent of the Borrowing Base and shall not cause the total principal amount of the Loans and Letters of Credit to exceed the Maximum Credit and (b) no such additional Revolving Loan or Letter of Credit shall be outstanding more than ninety (90) days after the date such additional Revolving Loan or Letter of Credit is made or issued (as the case may be), except as the Required Lenders may otherwise agree. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Loans or Letters of Credit.
     12.9 Concerning the Collateral and the Related Financing Agreements. Each Secured Party authorizes and directs Agent to enter into this Agreement, the Collateral Trust Agreement and the other Financing Agreements. Each Secured Party agrees that any action taken by Agent or Required Lenders (or such greater percentage as may be required hereunder) in accordance with the terms of this Agreement, the Collateral Trust Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders (or such greater percentage as may be required hereunder) of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Secured Parties. Without limiting the generality of the foregoing, each Lender hereby consents to and approves the provisions of the Collateral Trust Agreement, irrevocably authorizes and directs the Agent to execute and deliver the Collateral Trust Agreement and to exercise and enforce its rights and remedies and perform its obligations thereunder, and each Lender shall be bound by the terms and conditions set forth therein.
     12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:
          (a) is deemed to have requested that Agent furnish such Lender (and Agent agrees that it will furnish to such Lender), promptly after it becomes available, a copy of each field audit or examination report and Borrowing Base Certificate prepared or received by Agent (each field audit or examination report and Borrowing Base Certificate being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect to Parent and its Subsidiaries received by Agent;
          (b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;
          (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers’ and Guarantors’ books and records, as well as on representations of Borrowers’ and Guarantors’ personnel; and
          (d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

     12.11 Collateral Matters.
          (a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letters of Credit hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations, provided, that, (A) the aggregate principal amount of the Special Agent Advances pursuant to clause (i) of this subsection (a), plus the Special Agent Advances pursuant to this clause (ii) of this subsection (a), outstanding at any time, plus the then outstanding principal amount of the additional Loans and Letters of Credit which Agent may make or provide as set forth in Section 12.8 hereof, shall not exceed the amount equal to ten (10%) percent of the Borrowing Base and (B) the aggregate principal amount of the Special Agent Advances pursuant to clause (i) of this subsection (a), plus the Special Agent Advances pursuant to this clause (ii) of subsection (a), outstanding at any time, plus the then outstanding principal amount of the Loans and the Letter of Credit Obligations, shall not exceed the Maximum Credit, and (C) no such Special Agent Advances under clause (i) or clause (ii) of this subsection (a) shall be outstanding more than ninety (90) days after the date such Special Agent Advance is made, except as the Required Lenders may otherwise agree or (iii) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (A) costs, fees and expenses and (B) payments to Issuing Bank in respect of any Letter of Credit Obligations. The Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Base Rate Loans and shall be payable on demand. Without limitation of its obligations pursuant to Section 6.14, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. on that day by each of the three leading brokers of Federal funds transactions in New York selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans.
          (b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof or with the consent of the Required Lenders (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $10,000,000, and to the extent Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vi) subject to Section 11.3, if the release is approved, authorized or ratified in writing by the Required Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section. In no event shall the consent or approval of an Issuing Bank to any release of Collateral be required. Nothing contained herein shall be construed to require the consent of any Bank Product Provider to any release of any Collateral or termination of security interests in any Collateral.
          (c) Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.
          (d) Agent shall have no obligation whatsoever to any Secured Party or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letters of Credit hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender or Issuing Bank.
     12.12 Agency for Perfection. Each Secured Party hereby appoints Agent and each other Secured Party as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Secured Party hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Secured Party obtain possession of any such Collateral, such Secured Party shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions. Each of Agent and Priority Collateral Trustee hereby appoints the other as agent for purposes of perfecting the security interests in and liens upon the collateral of Agent and for all other matters relating to the Collateral.
     12.13 Agent May File Proofs of Claim.
          (a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower or Guarantor, Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
               (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations (other than obligations under Bank Products to which Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, Issuing Bank and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Issuing Bank and Agent and their respective agents and counsel and all other amounts due Lenders, Issuing Bank and Agent allowed in such judicial proceeding; and
               (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders and Issuing Bank, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent.
          (b) Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.
     12.14 Successor Agent. Agent may resign as Agent upon thirty (30) days’ prior written notice to Lenders and Parent. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders which successor agent shall be subject to the approval of Administrative Borrower if no Default or Event of Default shall exist or have occurred and be continuing, provided, that, (a) such approval shall not be unreasonably withheld, conditioned or delayed and (b) unless Agent shall have received written notice from Administrative Borrower that Administrative Borrower does not approve such successor agent within five (5) Business Days after receipt by Administrative Borrower of the notice from Agent that it is resigning, Administrative Borrower shall be deemed to have given such approval. If no successor agent is appointed prior to the effective date of the resignation of Agent (whether as a result of the failure of Administrative Borrower to approve a successor agent or otherwise), Agent may appoint, after consulting with Lenders and Parent, a successor agent from among Lenders (and the approval of Administrative Borrower shall not be required for such successor agent). Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Any resignation of Agent pursuant to this Section shall also constitute the resignation of Wachovia or its successor as Swing Line Lender, Issuing Bank and Priority Collateral Trustee, and any successor agent that is appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender, Issuing Bank and Priority Collateral Trustee for all purposes thereunder. At the time any such resignation or replacement shall become effective, Borrowers shall pay the full outstanding principal amount of all Swingline Loans and all accrued and unpaid fees and expenses of the retiring Swingline Lender, Issuing Bank. From and after the effective date of any such resignation or replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it thereafter and (ii) the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.
     12.15 Legal Representation of Agent. In connection with the negotiation, drafting, and execution of this Agreement and the other Financing Agreements, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Otterbourg, Steindler, Houston & Rosen, P.C. has only represented and shall only represent Wachovia in its capacity as Issuing Bank, Agent and as a Lender. Each other Lender hereby acknowledges that such firm does not represent it in connection with any such matters.
     12.16 Other Agent and Arranger Designations. Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Syndication Agent”, “Documentation Agent”, “Arranger” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by Agent to Administrative Borrower of any such designation. Any Lender that is so designated as a Co-Agent, Syndication Agent, Documentation Agent, Arranger or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing

Agreements other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent, Arranger or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.
SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS
     13.1 Term.
          (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the Maturity Date, unless sooner terminated pursuant to the terms hereof. In addition, Borrowers may terminate this Agreement at any time upon ten (10) days prior written notice to Agent and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time an Event of Default exists or has occurred and is continuing. Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance reasonably satisfactory to Agent, by an issuer reasonably acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including reasonable attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment (and including any contingent liability of Agent to any bank at which deposit accounts of Borrowers and Guarantors are maintained under any Deposit Account Control Agreement) and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the party providing such Bank Products may reasonably require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such other party). The amount of such cash collateral (or letter of credit) as to any Letter of Credit Obligations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 2:00 p.m. The cash collateral (or letter of credit) in respect of Letter of Credit Obligations received by Agent as provided above then in possession of Agent (and not applied or to be applied to any of the Letter of Credit Obligations) shall be returned to Administrative Borrower, upon its written request, within five (5) Business Days after the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations (so long as Agent has received evidence satisfactory to it and the Issuing Bank that no unpaid draw has been made under the Letters of Credit prior to its expiration).

          (b) No termination of the Commitments, this Agreement or any of the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or any of the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid, other than the contingent Obligations for which Agent has received cash collateral or a letter of credit in accordance with Section 13.1(a) above. Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds, other than the contingent Obligations for which Agent has received cash collateral a letter of credit in accordance with Section 13.1(a) above.
     13.2 Interpretative Provisions.
          (a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.
          (b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.
          (c) All references to any Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.
          (d) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
          (e) The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.
          (f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured. Reference herein to a Default or Event of Default that “exists” shall only include a Default or Event of Default, as the case may be, that has not been cured or waived in accordance with the terms hereof, so that such Default or Event of Default, as the case may be, shall cease to exist and shall not be deemed to be continuing if it has been so cured or waived.
          (g) [Intentionally Deleted.]
          (h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Parent most recently received by Agent prior to the date hereof. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 9.17 shall be made on a Pro Forma Basis.
          (i) Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.
          (j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.
          (k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
          (l) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.
          (m) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.
     13.3 Notices. (a) All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. Notices delivered through electronic communications shall be effective to the extent set forth in Section 13.3(b) below. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower or Guarantor:	Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600
Dallas, Texas 75201
Attention: Charles Horn
Telephone No.: (214) 880-3580
Telecopy No. (214) 880-3599

If to Agent or Issuing Bank:	Wachovia Bank, National Association
Heritage Square II, Suite 1050
5001 LBJ Freeway
Dallas, Texas 75244
Attention: Portfolio Manager
Telephone No. (214) 761-9044
Telecopy No. (212) 748-9118
          (b) Notices and other communications to Agent, Lenders and an Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent or as otherwise determined by Agent; provided, that, the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2 hereof if such Lender or Issuing Bank, as applicable, has notified Agent that it is incapable of receiving notices under such Section by electronic communication. Unless Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor. In no event shall Agent or any of its officers, directors, agents, employees, advisors and counsel and their respective Affiliates have any liability to Borrowers, Guarantors, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or Agent’s transmission of materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person; provided, that, in no event shall Agent or any of its officers, directors, agents, employees, advisors and counsel and their respective Affiliates have any liability to Borrowers, Guarantors, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

     13.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.
     13.5 Confidentiality.
          (a) Each Agent, Lenders and Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, trustees and representatives and to any pledgee referred to Section 11.3 and to any direct or indirect contractual counterparty (or such contractual counterparty’s professional advisor) or other party under or in connection with any Bank Product (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), or otherwise required in accordance with its compliance with applicable regulations, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any of the other Financing Agreements or any action or proceeding relating to this Agreement or any of the other Financing Agreements or applicable law or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or any other party in connection with any Bank Product, (vii) with the written consent of Administrative Borrower, or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Administrative Borrower which is not known to the recipient to be violating an obligation of confidentiality.
          (b) For purposes of this Section, “Information” means all information received from a Borrower or Guarantor or any Subsidiary relating to Borrowers, Guarantors or any Subsidiary or any of their respective businesses, other than any such information that is available to Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by such Borrower or Guarantor or any Subsidiary, provided that, in the case of information received from a Borrower, Guarantor or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.
          (c) Each of Agent, the Lenders and the Issuing Bank acknowledges that (i) the Information may include material non-public information concerning a Borrower or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable laws and regulations, including Federal and state securities laws. The obligations of Agent, Lenders and Issuing Bank under this Section 13.5 shall supersede and replace the obligations of Agent, Lenders and Issuing Bank under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Borrower or Guarantor to Agent or any Lender.
          (d) Agent, Syndication Agent and Documentation Agent may share with their respective Affiliates any information relating to the Credit Facility and Parent and its Subsidiaries. Agent, Syndication Agent and Documentation Agent may disclose information relating to the Credit Facility to Gold Sheets and other publications with such information to consist of deal terms and other information customarily found in such publications. In addition, Agent and Syndication Agent may otherwise use the corporate names and logos of Borrowers and Guarantors and such information in “tombstones” or other advertisements, public statements or other marketing materials, and in connection with obtaining a published CUSIP from the CUSIP Bureau.
     13.6 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Secured Parties, Borrowers, Guarantors and their respective successors and assigns, except that no Borrower may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Secured Party may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent and Secured Parties with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.
     13.7 Assignments; Participations. (a) Each Lender may assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective without the prior written consent of Agent, which consent shall not be unreasonably withheld, conditioned or delayed, provided, that, the consent of Agent shall not be required in connection with an assignment to another Lender, to any Affiliate of a Lender, or to any Approved Fund, (ii) so long as no Event of Default has occurred and is continuing, such transfer or assignment will not be effective without the prior written consent of Administrative Borrower, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, the consent of Administrative Borrower shall not be required in connection with an assignment to another Lender, to any Affiliate of a Lender, or to any Approved Fund or prior to the completion of the primary syndication as determined by Agent (upon consultation with Administrative Borrower), (iii) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, (iv) such transfer or assignment will not be effective until recorded by Agent on the Register, and (v) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $3,500.
          (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Obligations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.
          (c) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Guarantor or any of their Subsidiaries or the performance or observance by any Borrower or Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning any Borrower or Guarantor in the possession of Agent or any Lender from time to time to assignees and Participants.
          (d) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Obligations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, (iii)

the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Guarantor hereunder shall be determined as if such Lender had not sold such participation, (iv) each Lender shall retain the sole right to vote, approve or consent, or to not approve or not consent, to or in connection with any amendment, waiver or other modifications of any of the terms and provisions hereof or of any of the other Financing Agreements or to otherwise act or refrain from acting hereunder or thereunder within its exclusive discretion and without any vote, approval or consent of any Participant, other than for the forgiveness of principal, interest or fees, reductions in the interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, the extension of the Maturity Date for a Loan or Commitment in which such Participant has an interest, or any date fixed for any regularly scheduled payment of principal, interest or fees in such Loan or Commitment, or the release of a Borrower or Guarantor or all or substantially all of the Collateral and in the case of any Participant that may be an Affiliate of a Borrower or Guarantor, (A) no such Participant shall have any of the rights to vote, approve or consent to any amendment, waiver or modification hereof or of any of the other Financing Agreements or the right to vote, approve or consent to any vote, approval of consent or other action or refraining from action of the Lender in whose Loans and Commitments such Participant has an interest, and (B) such Participant shall not, and shall not have the right to, attend any meeting (whether conducted by telephone or in person) with any Borrower or Guarantor, or any bank group meeting with the Lenders or receive any information from Agent or any Lender in connection with the Credit Facility.
          (e) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank or other Federal banking authority or institution in support of borrowings made by such Lenders from such Federal Reserve Bank or other such banking authority or institution; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.
          (f) Any Lender that is an Issuing Bank may at any time assign all of its Commitments pursuant to this Section 13.7. If such Issuing Bank ceases to be Lender, it may, at its option, resign as Issuing Bank and such Issuing Bank’s obligations to issue Letters of Credit shall terminate but it shall retain all of the rights and obligations of Issuing Bank hereunder with respect to Letters of Credit outstanding as of the effective date of its resignation and all Letter of Credit Obligations with respect thereto (including the right to require Lenders to make Revolving Loans or fund risk participations in outstanding Letter of Credit Obligations), shall continue.
          (g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to Agent and Administrative Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to Agent as are required hereunder. Each party hereto hereby agrees that (i) neither the grant to any

SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of any Borrower or Guarantor under this Agreement or otherwise, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of Administrative Borrower and Agent and with the payment of a processing fee in the amount of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
     13.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof (other than the Fee Letter), whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.
     13.9 USA Patriot Act. Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Act and any other applicable law. Borrowers and Guarantors are hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.
     13.10 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, Borrowers and Guarantors each acknowledge and agree, and acknowledge their respective Subsidiaries’ understanding, that: (a) the Credit Facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any of the other Financing Agreements) are an arm’s-length commercial transaction between Borrowers and Guarantors and their respective Subsidiaries, on the one hand, and Agent and Arrangers, on the other hand, and each of Borrowers and Guarantors is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Financing Agreements (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, Agent and each Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Borrower or Guarantor or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (c) neither Agent nor either Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower or Guarantors or any of their respective Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any of the other Financing Agreements (irrespective of whether Agent or either Arranger has advised or is currently advising any Borrower or Guarantor or any of their respective Affiliates on other matters) and neither Agent nor either Arranger has any obligation to any Borrower or Guarantor or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Financing Agreements; (d) Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and Guarantors and their respective Affiliates, and neither Agent nor either Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) Agent and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any of the other Financing Agreements) and each Borrower and Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower and Guarantor hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.
     13.11 Counterpart, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall in a timely manner also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

BORROWERS:

BUILDERS FIRSTSOURCE — NORTHEAST GROUP, LLC
BUILDERS FIRSTSOURCE — DALLAS, LLC
BUILDERS FIRSTSOURCE — FLORIDA, LLC
BUILDERS FIRSTSOURCE — OHIO VALLEY, LLC
BUILDERS FIRSTSOURCE — ATLANTIC GROUP, LLC
BUILDERS FIRSTSOURCE — RALEIGH, LLC
BUILDERS FIRSTSOURCE — SOUTHEAST GROUP, LLC
BUILDERS FIRSTSOURCE — TEXAS GROUP, L.P.
By:	Builders FirstSource — Texas GenPar, LLC,
its General Partner
BUILDERS FIRSTSOURCE — SOUTH TEXAS, L.P.
By:	BFS Texas, LLC, its General Partner
BUILDERS	FIRSTSOURCE — TEXAS INSTALLED SALES, L.P.
By:	BFS Texas, LLC, its General Partner

By:	/s/ Charles L. Horn

	Name:	Charles L. Horn
	Title:	Senior Vice President — Finance
and Chief Financial Officer
[SIGNATURES CONTINUED ON NEXT PAGE]
[Loan and Security Agreement]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

GUARANTORS:
BUILDERS FIRSTSOURCE, INC.
BUILDERS FIRSTSOURCE HOLDINGS, INC
BUILDERS FIRSTSOURCE FINANCING, INC.
BUILDERS FIRSTSOURCE — COLORADO GROUP, LLC
BUILDERS FIRSTSOURCE — COLORADO, LLC
BFS, LLC
BUILDERS FIRSTSOURCE — FLORIDA DESIGN CENTER, LLC
BUILDERS FIRSTSOURCE — TEXAS GENPAR, LLC
BUILDERS FIRSTSOURCE — MBS, LLC
BFS TEXAS, LLC
BFS IP, LLC
BUILDERS FIRSTSOURCE — INTELLECTUAL PROPERTY, L.P.
By:	BFS IP, LLC, its General Partner
CCWP, INC.

By:	/s/ Charles L. Horn

	Name:	Charles L. Horn
	Title:	Senior Vice President — Finance
and Chief Financial Officer
[SIGNATURES CONTINUED ON NEXT PAGE]
[Loan and Security Agreement]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]
AGENTS AND LENDERS:
WACHOVIA BANK, NATIONAL
ASSOCIATION, as Agent, Issuing Bank and
as a Lender

By:	/s/ Michael Dawes

Title:	Director

[Loan and Security Agreement]

LENDER
UBS LOAN FINANCE LLC

By:	/s/ Richard L. Tavrow

Title:	Director, Banking Products Services, US

By:	/s/ Mary E. Evans

Title:	Associate Director, Banking Products Services, US

LENDER
GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Michelle Handy

Title:	Duly Authorized Signatory

EXHIBIT A
to
LOAN AND SECURITY AGREEMENT
ASSIGNMENT AND ACCEPTANCE AGREEMENT
     This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of                     , 200 ___ is made between                                          (the “Assignor”) and                                          (the “Assignee”).
W I T N E S S E T H:
     WHEREAS, Wachovia Bank, National Association, in its capacity as administrative agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the administrative financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Builders FirstSource — Dallas, LLC, a Delaware limited liability company (“Builders Dallas”), and certain of its affiliates (together with Builders Dallas, each individually a “Borrower” and collectively, “Borrowers”) as set forth in the Loan and Security Agreement, dated                     , 2007, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);
     WHEREAS, as provided under the Loan Agreement, Assignor committed to making Loans (the “Committed Loans”) to Borrowers in an aggregate amount not to exceed $                     (the “Commitment”);
     WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $                     (the “Assigned Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
     1. Assignment and Acceptance.

          (a) Subject to the terms and conditions of this Assignment and Acceptance, Assignor hereby irrevocably sells, transfers and assigns to Assignee, and Assignee hereby irrevocably purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (i) the Commitment and each of the Committed Loans of Assignor and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Financing Agreements, so that after giving effect thereto, the Commitment of Assignee shall be as set forth below and the Pro Rata Share of Assignee shall be                      (___%) percent.
          (b) With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish its rights under Sections 2.2, 6.7, 6.9, 11.5 and 12.5 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.
          (c) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s Commitment will be $                    .
          (d) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s Commitment will be $                     (as such amount may be further reduced by any other assignments by Assignor on or after the date hereof).
     2. Payments.
          (a) As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $                    , representing Assignee’s Pro Rata Share of the principal amount of all Committed Loans.
          (b) Assignee shall pay to Agent the processing fee in the amount specified in Section 13.7(a) of the Loan Agreement.
     3. Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding Letters of Credit shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.
     4. Independent Credit Decision. Assignee acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of                     and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.
     5. Effective Date; Notices.
          (a) As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be                     , 200___ (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:
               (i) this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;
               (ii) if required, the consent of Agent and Administrative Borrower as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;
               (iii) written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Administrative Borrower and Agent;
               (iv) Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance; and
               (v) the processing fee referred to in Section 2(b) hereof shall have been paid to Agent.
          (b) Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Administrative Borrower and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.
     6. Agent. [INCLUDE ONLY IF ASSIGNOR IS AN AGENT]
          (a) Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.
          (b) Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.]

     7. Withholding Tax. Assignee (a) represents and warrants to Assignor, Agent and Borrowers that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or Borrowers with respect to any payments to be made to Assignee hereunder or under any of the Financing Agreements, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and Borrowers prior to the time that Agent or Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (wherein Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new such forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.
     8. Representations and Warranties.
          (a) Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.
          (b) Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrowers, Guarantors or any of their respective Affiliates, or the performance or observance by Borrowers, Guarantors or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.
          (c) Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.
     9. Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrowers or Agent, which may be required in connection with the assignment and assumption contemplated hereby.
     10. Miscellaneous.
          (a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.
          (b) All payments made hereunder shall be made without any set-off or counterclaim.
          (c) Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.
          (d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
          (e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in New York County, New York over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

          (f) ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).
     IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.
[ASSIGNOR]
By:
Title:
[ASSIGNEE]
By:
Title:

SCHEDULE 1
NOTICE OF ASSIGNMENT AND ACCEPTANCE
___, 20__
Wachovia Bank, National Association
Heritage Square II, Suite 1050
500l LBJ Freeway
Dallas, Texas 75244
Re: Builders FirstSource, Inc.
Ladies and Gentlemen:
     Wachovia Bank, National Association, in its capacity as administrative agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Builders FirstSource — Dallas, LLC, a Delaware limited liability company (“Builders Dallas”), and certain of its affiliates (together with Builders Dallas, each individually a “Borrower” and collectively, “Borrowers”) as set forth in the Loan and Security Agreement, dated                     , 2007, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.
     1. We hereby give you notice of, and request your consent to, the assignment by                                                                 (the “Assignor”) to                                                                  (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to ___ (___%) percent of the total Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”). We understand that the Assignor’s Commitment shall be reduced by $                    , as the same may be further reduced by other assignments on or after the date hereof.
     2. Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.
     3. The following administrative details apply to Assignee:

(A) Notice address:

Assignee name:
Address:

Attention:

Telephone:

Telecopier:

(B) Payment instructions:

Account No.:

At:

Reference:

Attention:

     4. You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.
     IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNEE]

By:

Title:

ACKNOWLEDGED AND ASSIGNMENT
CONSENTED TO:
WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent

By:
Title:

[BUILDERS FIRSTSOURCE, INC.

By:

Title:
]

EXHIBIT B
TO
LOAN AND SECURITY AGREEMENT
Form of Borrowing Base Certificate
See attached

B-1

WACHOVIA CAPITAL FINANCE SOUTHWEST	Date:

Report Number:

BORROWING BASE CERTIFICATE
Pursuant to the Loan and Security Agreement Between Wachovia Capital Finance (WCF) (Southwest) (“Lender”) and the undersigned (“Borrower”), and any amendments thereto (“the Loan Agreement”) Borrower hereby certifies to Lender, as of the above date as follows:

Progress
		CONSOLIDATED	TRADE A/R	Bill/Retainage	UNBILLED A/R
Accounts Receivable Availability Calculation:

Accounts Receivable Outstanding Assigned to WCF	10/31/2007	$—

Additions to Accounts Receivable:
New Billings	$—

Other Debits	$—

Less: Credits and Adjustments	$—		$—

Net Billings		$—	$—	$—	$—

Deductions to Accounts Receivable:
Less: Invoices Paid Per Collection	$—

Miscellaneous ( i.e. discounts, deductions, overpayments, etc.)	$—

Total Deductions to Accounts Receivable		$—	$—	$—	$—

Other — to tie to AR Aging Balance		$—		$—	$—

Accounts Receivable Outstanding Assigned to WCF	11/30/2007	$—	$—	$—	$-

Less: Total amount of ineligible Accounts Receivables		$—

Total before adjustment		$—	$—	$—	$—

To include eligible unbilled A/R		$—

Eligible Accounts Receivable		$—	$—		$—

Accounts Receivable advance rate (%)		85% / 65%	85%	65%	85%

Net Eligible Accounts Receivable		$—	$—	$—	$—

Inventory Availability Calculation:

Total Value of Inventory as of 11/30/07	$—

Less: Total value of ineligible Inventory	$—

Value of Eligible Inventory		$—	$—

Inventory advance rate (%)		59%	59%

Net Eligible value of Inventory		$—	$—

Inventory Sublimit		$—	$—

Inventory Availability (lesser of item 19 or item 20)		$—	—

OTHER SOURCES:
Cash

M & E

Other

Total Other Sources		—	—	—	—

TOTAL SOURCES		—
Maximum Line of Credit		350,000,000.00

Loan Balance

Other

Shortfall Insurance Coverage

Required Availability at funding

Standby LC

Other

Fees

Total USES		$—	$—	$—	$—

Excess Availability		$—	$—	$—	$—

As of the date of this Certificate, no Event of Default exists or has occurred and is continuing. Borrower acknowledge that the Loans and Letter of Credit Accommodations by Lender to Borrower are based upon Lender’s reliance on the information contained herein and all representations and warranties with respect to Accounts and Inventory in the Loan Agreement are applicable to the Accounts and Inventory included in this Certificate. The reliance by Lender on this Certificate should not be deemed to limit the right of Lender to establish or revise criteria of eligibility or Availability criteria of eligibility or Availability Reserves or otherwise limit, impair, or affect in any manner the rights of Lender under the Loan Agreement. In the event of any conflict between the determination of Lender of the amount of the Loans and Letter of Credit Accommodations to Borrower in accordance with the terms of the Loan Agreement and the determination by Borrower of such amounts, the determination of Lender shall govern. All capitalized terms used in this Certificate shall have the meaning assigned to them in the Loan Agreement.

Client:

Authorized Signature:

Title:

ASSIGNMENT #

	SHEET #	1 of 1

ASSIGNMENT SCHEDULE TO WACHOVIA CAPITAL FINANCE

RCPT.
INVOICE	INVOICE				AMOUNT	ATT.
DATE	NUMBER	NAME OF CUSTOMER	ADDRESS	TERMS	OF INVOICE	Y/N

1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25

LOAN ID	CLIENT ID

TOTAL

     For value received, we do hereby pledge, assign, transfer and set over to WACHOVIA CAPITAL FINANCE, their successors, assigns and legal representatives, the claims and accounts set forth above, and all rights, title and interest therein and to any and all of the merchandise therein described, and any and all of the merchandise returned or unaccepted thereon. We do hereby covenant and guarantee that the said claims and accounts are true and correct statements of actual indebtedness incurred by the debtor therein named, upon the terms therein stated, now outstanding and owing to full amounts thereof for merchandise actually ordered in good faith and sold and delivered to and accepted by or shipped to said debtors, and/or for work, labor and services actually performed and accepted that no payments have been made on said accounts, that same have not heretofore been assigned or pledged; that undersigned are the sole owners thereof that there are no defenses, counter claims or offsets thereto; that the merchandise was at the time of the said sales owned by the undersigned, free from any security interest, lean or encumbrance excepted such as held by WACHOVIA CAPITAL FINANCE.
     This assignment is given pursuant to the terms of the existing Accounts Receivable Financing Agreement between the undersigned and WACHOVIA CAPITAL FINANCE, and all of the terms, covenants and conditions of said Accounts Receivable Financing Agreement are incorporated herein by reference with the same force and effect as if said terms had been stated in their entirety herein.

CLIENT’S NAME

DATE 12/14/2007	AUTHORIZED SIGNATURE

REPORT #
SHEET #	1 of 1

REPORT OF CREDITS
RETURNS AND ALLOWANCES TO
WACHOVIA CAPITAL FINANCE

INSTRUCTIONS:	1.	THIS REPORT MUST BE MADE IMMEDIATELY FOR ALL CREDITS ISSUED TO YOUR CUSTOMERS.
	2.	LIST EACH CREDIT MEMO SEPARATELY ON THIS FORM. PLEASE COMPLETE DETAILED INFORMATION REQUESTED IN COLUMNAR HEADINGS FOR EACH CREDIT MEMO.
	3.	ATTACH COPIES OF EACH CREDIT MEMO, IN DUPLICATE, TO THIS REPORT AND SEND TO WACHOVIA CAPITAL FINANCE WITH ORIGINAL AND DUPLICATE COPIES OF THIS FORM.
	4.	KEEP CLIENT COPY OF THIS REPORT FOR YOUR RECORDS.
	5.	PLEASE SEND ADDING MACHINE TAPE PROOF WITH WACHOVIA CAPITAL FINANCE COPIES.

DATE OF	CREDIT	ORIGINAL				TERMS OF	AMOUNT
CREDIT	MEMO	INVOICE				ORIGINAL	OF
MEMO	NUMBER	DATE	NUMBER	CUSTOMER NAME	ADDRESS	INVOICE	CREDIT
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25	LOAN ID	CLIENT ID

						TOTAL	0.00

WE HEREWITH ADVISE YOU THAT THE ABOVE ARE ALL THE PREVIOUSLY UNREPORTED CREDITS WHICH WE HAVE ISSUED ON ACCOUNTS PREVIOUSLY ASSIGNED TO YOU. OUR LAST REPORT OF CREDITS SENT TO YOU WAS NO.                      DATED                     .

DATE: #########	CLIENT’S NAME

AUTHORIZED SIGNATURE

REMITTANCE REPORT TO	Report #
WACHOVIA CAPITAL FINANCE	Sheet # 1 of 1

INSTRUCTIONS:
1.	PLEASE LIST ALL CHECKS, SHOWING ON SEPARATE LINE, BY DATE AND AMOUNT, INDIVIDUAL INVOICES PAID AND INDIVIDUAL CREDITS WHICH HAVE BEEN ASSIGNED TO US WHICH HAVE BEEN DEDUCTED.

2.	SEND US THE CUSTOMERS CHECK WITH REMITTANCE ADVICE ATTACHED AS RECEIVED FROM YOUR CUSTOMER. SEND US THE WHITE COPY OF THIS REPORT.

THE FOLLOWING IS THE FULL AMOUNT COLLECTED ON ACCOUNTS OR OTHER RECEIVABLES SOLD TO YOU OR GIVEN TO YOU AS COLLATERAL UP TO FOR WHICH AMOUNT WE HEREWITH REMIT. WE HAVE MADE NO OTHER COLLECTIONS SINCE OUR LAST REPORT.

LOAN ID	CLIENT ID	Company

AUTHORIZED SIGNATURE

		ASSIGNMENT		GROSS AMOUNT
DATE OF		SCH	LINE	OF INVOICE		DISCOUNT	DEDUCTION OR	NET AMOUNT
INVOICE	DEBITOR	NO.	NO.	OR (CREDIT)	☑	TAKEN	(OVER-PYMT)	OF CHECK

	TOTAL			$0.00		$0.00	$0.00	$0.00

Date	12/14/07
Number	0

INVENTORY REPORT CERTIFICATION
This report, including any perpetual inventory report, stock status report or similar reports attached hereto, if any, and/or the information set forth below, as the case may be, is delivered to Wachovia Capital FinanceFinancial Corporation (Southwest) pursuant to the Loan and Security Agreement between the undersigned and Wachovia Capital Finance (as amended, the “Loan Agreement”).
The undersigned represents and warrants to Wachovia Capital Financethat the information included as part of this Report is complete and correct, the values of the inventory included as part of this Report have been determined in a manner consistent with the prior reports previously furnished to Wachovia Capital Financepursuant to the Loan Agreement, all of the inventory included in the amounts referred to as part of this Report is owned exclusively by the undersigned free and clear of any claims, security interests or other encumbrances except those permitted under the Loan Agreement and none of such inventory represents goods acquired or held by the undersigned on consignment or approval. The undersigned acknowledges that the loans by Wachovia Capital Finance to the undersigned are based upon Wachovia Capital Finance’ reliance on the information included as part of this Report and all representations and warranties with respect to inventory in the Loan Agreement are applicable to the inventory referred to as part of this Report and shall be deemed made again to Wachovia Capital Financeas of the date of this Report. The reliance by Wachovia Capital Finance on this report should not be deemed to limit the right of Wachovia Capital Financeto establish or revise criteria of eligibility as to the inventory or otherwise limit, impair or affect the rights of Wachovia Capital Finance under the Loan Agreement.

Client Name:
Authorized Signature:
Print or Type Name:
Title

	Finished Goods
11/30/2007	$99,867,439.88

TOTAL	$99,867,439.88	$0.00	$0.00

EXHIBIT C
TO
LOAN AND SECURITY AGREEMENT
Information Certificate
See attached

C-1

INFORMATION CERTIFICATE
OF
BUILDERS FIRSTSOURCE, INC.
December 14, 2007
Wachovia Bank, National Association,
          as Agent
Heritage Square II, Suite 1050
5001 LBJ Freeway
Dallas, TX 75244
In connection with certain financing provided or to be provided or arranged for by Wachovia Bank, National Association (“Wachovia”) and certain other lenders (together with Wachovia in its individual capacity, collectively, “Lenders”) and for whom Wachovia will be acting as agent (in such capacity, “Agent”), each of the undersigned (individually, a “Company” and, collectively, the “Companies”) jointly and severally represents and warrants to Agent and Lenders the following information about it, its organizational structure and other matters of interest to Agent and Lenders:
1.	The full and exact name of each Company as set forth in its certificate of incorporation (or its certificate of formation or other organizational document filed with the applicable state governmental authority, as the case may be) is as follows:
Please see Exhibit A.
2.	Each Company is a registered organization of the following type (for example, corporation, limited partnership, limited liability company, etc.):
Please see Exhibit A.
3.	The organizational identification number of each Company issued by its jurisdiction of organization is as set forth below (or if none is issued by the jurisdiction of organization indicate “none”):
Please see Exhibit A.
4.	The Federal Employer Identification Number of each Company is as follows:
Please see Exhibit A.
5.	Each Company is duly qualified and authorized to transact business as a foreign organization in the following states and is in good standing in such states:
Please see Exhibit A.

6.	Since the date of its organization, the name of each Company as set forth in its organizational documentation as filed of record with the applicable state authority has been changed as follows:
Please see Exhibit A.
7.	Since the date of five (5) years prior to the date hereof, each Company has made or entered into the following mergers or acquisitions:
Please see Exhibit A.
8.	The chief executive office and mailing address of each Company is located at the address indicated for such Company on Schedule 8.2 hereto.
9.	The books and records of each Company pertaining to accounts, contract rights, inventory, and other assets are located at the addresses indicated for such Company on Schedule 8.2 hereto.
10.	Each Company has other places of business and/or maintains inventory or other assets only at the addresses (indicate whether locations are owned, leased or operated by third parties and if leased or operated by third parties, their name and address) indicated for such Company on Schedule 8.2 hereto.

11.	The places of business or other locations of any assets used by each Company during the last four (4) months other than those listed above are as indicated for such Company on Schedule 8.2 hereto.
None.
12.	No Company has any deposit accounts, investment accounts, securities account or similar accounts with any bank, savings and loan or other financial institution, except as set forth on Schedule 8.10 hereto for the purposes and of the types indicated therein.

13.	No Company owns or licenses any material trademarks, patents, copyrights or other intellectual property, except as set forth on Schedule 8.11 hereto (indicate type of intellectual property and whether owned or licensed, registration number, date of registration, and, if licensed, the name and address of the licensor).

14.	Each Company has ownership in, the corporations (including subsidiaries) and other organizations set forth on Schedule 8.12 hereto.

15.	No Company is a party to or bound by an collective bargaining or similar agreement with any union, labor organization or other bargaining agent.

16.	No Company has any chattel paper (whether tangible or electronic) or instruments as of the date hereof.

17.	No Company has any commercial tort claims.

2

18.	The officers of each Company and their respective titles are as follows:
Please see Exhibit B.
The following will have signatory powers as to all transactions of each Company with Agent and Lenders:
Floyd Sherman
Donald F. McAleenan
Charles L. Horn
Morris Tolly
Jeffrey A. Wier
M. Chad Crow
19.	The members of the Board of Directors of each Company (or, if the Company is a limited partnership, the general partner or, if the Company is a limited liability company, the managers) are:
Please see Exhibit C.
20.	To the knowledge of the undersigned, except as set forth on the tax lien search, at the present time, there are no delinquent taxes due (including, but not limited to, all payroll taxes, personal property taxes, real estate taxes or income taxes) that would, individually or in the aggregate, have any material adverse impact on the company.

21.	Certified Public Accountants for each Company is the firm of:

Name: PricewaterhouseCoopers LLC Address: 2001 Ross Avenue, Suite 1800, Dallas, Texas 75201 Partner Handling Relationship: Matt McCann

3

     Agent and Lenders shall be entitled to rely upon the foregoing in all respects and each of the undersigned is duly authorized to execute and deliver this Information Certificate on behalf of the Company for which he or she is signing.
Very truly yours,

BUILDERS FIRSTSOURCE, INC.
BUILDERS FIRSTSOURCE — NORTHEAST GROUP, LLC
BUILDERS FIRSTSOURCE — TEXAS GENPAR, LLC
BUILDERS FIRSTSOURCE — MBS, LLC
BUILDERS FIRSTSOURCE — TEXAS GROUP, L.P.
     By: Builders FirstSource — Texas GenPar, LLC, its
            General Partner
BFS TEXAS, LLC
BUILDERS FIRSTSOURCE — SOUTH TEXAS, L.P.
     By: BFS Texas, LLC, its General Partner
BUILDERS FIRSTSOURCE — TEXAS INSTALLED SALES, L.P.
     By: BFS Texas, LLC, its General Partner
BFS IP, LLC
BUILDERS FIRSTSOURCE — INTELLECTUAL PROPERTY, L.P.
     By: BFS IP, LLC, its General Partner
BUILDERS FIRSTSOURCE HOLDINGS, INC.
BUILDERS FIRSTSOURCE — DALLAS, LLC
BUILDERS FIRSTSOURCE — FLORIDA, LLC
BUILDERS FIRSTSOURCE — FLORIDA DESIGN CENTER, LLC
BUILDERS FIRSTSOURCE — OHIO VALLEY, LLC
BFS, LLC
BUILDERS FIRSTSOURCE — ATLANTIC GROUP, LLC
BUILDERS FIRSTSOURCE — SOUTHEAST GROUP, LLC
BUILDERS FIRSTSOURCE — RALEIGH, LLC
BUILDERS FIRSTSOURCE — COLORADO GROUP, LLC
BUILDERS FIRSTSOURCE — COLORADO, LLC
BUILDERS FIRSTSOURCE FINANCING, INC.
CCWP, INC.

By:	/s/ Charles L. Horn
	Name:	Charles L. Horn
	Title:	Senior Vice President and Chief Financial Officer

4

SCHEDULE 8.2
to
INFORMATION CERTIFICATE
Locations
1. Chief Executive Office
Please see Attachment 1 to Schedule 8.2.
2. Location of Books and Records
Please see Attachment 2 to Schedule 8.2. No locations are operated by third parties.
3. Locations of Inventory, Equipment and Other Assets
Please see Attachment 2 to Schedule 8.2.
4. Locations of Assets in Prior 4 Months not Listed Above
N/A

5

Attachment 1 to Schedule 8.2
Builders FirstSource
Headquarters Location Table

Company Name	HQ Address
Builders FirstSource, Inc.	2001 Bryan St., Suite 1600, Dallas TX 75201
Builders FirstSource Financing, Inc.	2001 Bryan St., Suite 1600, Dallas TX 75201
Builders FirstSource Holdings, Inc.	2001 Bryan St., Suite 1600, Dallas TX 75201
BFS, LLC	7600 Colerain Avenue, Cincinnati OH 45239
BFS IP, LLC	2001 Bryan St., Suite 1600, Dallas TX 75201
BFS Texas, LLC	3403 Abram Street, Arlington TX 76010
Builders FirstSource — Atlantic Group, LLC	5330 Spectrum Drive, Suite L, Frederick MD 21703
Builders FirstSource — Colorado, LLC	2001 Bryan St., Suite 1600, Dallas TX 75201
Builders FirstSource — Colorado Group, LLC	2001 Bryan St., Suite 1600, Dallas TX 75201
Builders FirstSource — Dallas, LLC	2001 Bryan St., Suite 1600, Dallas TX 75201
Builders FirstSource — Florida, LLC	6550 Roosevelt Blvd., Jacksonville FL 32244
Builders FirstSource — Florida Design Center, LLC	6550 Roosevelt Blvd., Jacksonville FL 32244
Builders FirstSource — Intellectual Property, L.P.	2001 Bryan St., Suite 1600, Dallas TX 75201
Builders FirstSource — MBS, LLC	300 Delaware Avenue, Wilmington DE 19805
Builders FirstSource — Northeast Group, LLC	5330 Spectrum Drive, Suite L, Frederick MD 21703
Builders FirstSource — Ohio Valley, LLC	7600 Colerain Avenue, Cincinnati OH 45239
Builders FirstSource — Raleigh, LLC	5330 Spectrum Drive, Suite L, Frederick MD 21703
Builders FirstSource — South Texas, L.P.	2001 Bryan St., Suite 1600, Dallas TX 75201
Builders FirstSource — Southeast Group, LLC	2451 Highway 501 East, Conway SC 29526
Builders FirstSource — Texas GenPar, LLC	2001 Bryan St., Suite 1600, Dallas TX 75201
Builders FirstSource — Texas Group, L.P.	3403 Abram Street, Arlington TX 76010
Builders FirstSource — Texas Installed Sales, L.P.	3403 Abram Street, Arlington TX 76010
CCWP, Inc. (close corporation)	2451 Highway 501 East, Conway SC 29526

6

Attachment 2 to Schedule 8.2
Builders FirstSource Leased Real Estate

Landlord	Tenant	Address	City	State	Zip

Waid Properties, LLC	Builders FirstSource — Southeast Group, LLC	1865 East Glenn Avenue	Auburn	AL	36830

William P. Rogers, Joanne Rogers, and Tracy Sarmento	Builders FirstSource of Jacksonville, Inc.	1700 North State Street	Bunnell	FL	32110

William P. Rogers, Joanne Rogers, and Tracy Sarmento	Builders FirstSource of Jacksonville, Inc.	2121 North State Street	Bunnell	FL	32110

NSHE Hardinsburg LLC	Builders FirstSource — Southeast Group, LLC	701 South Kings Highway	Fort Pierce	FL	34945

Kevin O. Logan and Susan M. Logan	Builders FirstSource — Florida, LLC	16584 and 16676 US Highway 331 South	Freeport	FL	32439

Stone Mountain Industrial Park, Inc.	Builders FirstSource — Florida, LLC	8275 Forshee Drive	Jacksonville	FL	32219

US Navy	Builders FirstSource — Southeast Group, LLC	NAS Jacksonville — Parking Lot Lease	Jacksonville	FL	32244

Jimmy G. Jones, Inc.	Builders FirstSource of Jacksonville, Inc.	2525 East Duval Street	Lake City	FL	32055

Jimmy G. Jones, Inc.	Builders FirstSource of Jacksonville, Inc.	Highway 90 @ Baya Avenue	Lake City	FL	32055

Seminole Airport Authority	Lowe’s of Florida, Inc.	2901 Aileron Circle	Sanford	FL	32773

Lowes Home Centers, Inc.	Builders FirstSource — Florida, LLC	2901 Aileron Circle	Sanford	FL	32773

Krauss/Schwartz Properties Ltd.	Builders FirstSource — Atlantic Group, Inc.	1820 Massaro Blvd	Tampa	FL	33619

Tylander Realty Corp.	Builders FirstSource — Southeast Group, LLC	8333 Southern Blvd	West Palm Beach	FL	33411

Leoville Limited Partnership	Builders FirstSource — Atlantic Group, Inc.	2351 Button Gwinnett Dr., # 500	Atlanta	GA	30340

BFS (DE) QRS 14-74, Inc.	Builders FirstSource — Ohio Valley, Inc. and Builders FirstSource — Atlantic Group, Inc.	6870 Mimms Dr.	Atlanta	GA	30340

Early-Bird Antiques Co-Op	Builders FirstSource	126 Wellbourne Street (Employee Parking)	Blairsville	GA	30512

Jeffrey S. Glazer, Trustee	Builders FirstSource — Atlantic Group, Inc.	5230 Feldwood Rd.	College Park	GA	30349

7

Landlord	Tenant	Address	City	State	Zip

WC Bradley Co.	Builders FirstSource	5515 Veterans Parkway	Columbus	GA	31904

City of Gainesville	Builders FirstSource — Southeast Group, Inc.	1285 West Ridge Road	Gainesville	GA	30501

6900 Complex, LLC	Builders FirstSource — Ohio Valley, LLC	6900 E. 30th St., Suite B	Indianapolis	IN	46219

Cincinnati, New Orleans and Texas Pacific Railway Company	Black Forest Holding II, Ltd.	3244 Dixie Hwy.	Erlanger	KY	41018

Black Forest Holding II, Ltd.	Builders FirstSource — Ohio Valley, LLC	3244 Dixie Hwy.	Erlanger	KY	41018

Black Forest Holding II, Ltd.	Builders FirstSource — Ohio Valley, LLC	39 Montgomery	Erlanger	KY	41018

Jeffrey S. Glazer, Trustee	Builders FirstSource — Ohio Valley, LLC	10149 Toebben Dr.	Independence	KY	41051

Builders FirstSource — Ohio Valley, LLC	The Ziegler Tire & Supply Company	10149 Toebben Dr.	Independence	KY	41051

Clifton Enterprises, Inc.	Builders FirstSource — Atlantic Group, LLC	817 Woods Rd (Warehouse)	Cambridge	MD	21613

Seton Square Properties, LLC	Builders FirstSource — Atlantic Group, LLC	17750 Creamery Road, Suite 5A (Seton Square)	Emmitsburg	MD	21727

B Corporation	Builders FirstSource — Atlantic Group, Inc.	295 Bailes Lane Road	Frederick	MD	21701

Butera Properties IV, LLC	Wright Manufacturing, Inc.	4600 Wedgewood Blvd.	Frederick	MD	21702

Wright Manufacturing, Inc.	Builders FirstSource — Atlantic Group, LLC	4600 Wedgewood Blvd.	Frederick	MD	21702

Morf Associates III	Builders FirstSource — Atlantic Group, Inc.	5330 Spectrum Drive, Suite L	Frederick	MD	21703

MORCOP-270 Associates, LLC	Builders FirstSource — Atlantic Group, LLC	7490 New Technology Way	Frederick	MD	21703

Sherman Hagerstown LLC	Builders FirstSource — Atlantic Group, LLC	1000 Sherman Avenue	Hagerstown	MD	21740

Bowman Baker LLC	Builders FirstSource — Atlantic Group, LLC	914 South Burhans Blvd	Hagerstown	MD	21740

Norfolk Southern Railway Company	Builders FirstSource — Atlantic Group, LLC	Norfolk Southern Railway Lease	Hagerstown	MD	21740

W&W Industrial II Limited Partnership	Builders FirstSource — Atlantic Group, LLC	9320 W & W Industrial Road	La Plata	MD	20646

Universal Forest Products Eastern Division, Inc.	Builders FirstSource — Atlantic Group, LLC	102 Penninsula Drive	North East	MD	21904

8

Landlord	Tenant	Address	City	State	Zip

F&F Industrial Drive Associates LLC	Builders FirstSource — Atlantic Group, LLC	18 Industrial Drive	North East	MD	21901

Jeffrey S. Glazer, Trustee	Builders FirstSource — Atlantic Group, LLC	4011 Rock Hall Road	Point Of Rocks	MD	21777

J. Chris Knoedler	Builders FirstSource — Atlantic Group, LLC	4016 Rock Hill Road #2	Point Of Rocks	MD	21777

McKeithen Inc.	Builders FirstSource — Southeast Group, LLC	900 N Pinehurst Street	Aberdeen	NC	28315

Goldston Apex Properties, LLC	Builders FirstSource of Raleigh, LLC	12816 US Highway 64 West	Apex	NC	27523

W. Glenn Nelson Jr., Inc.	Builders FirstSource — Southeast Group, LLC	1450 Ecusta Road	Pisgah Forest	NC	28768

David C. Bond and Rita C. Bond Family Trust	Builders FirstSource — Southeast Group, Inc.	181 Highway 64 West	Cashiers	NC	28717

Dortha E. Chappell	Builders FirstSource — Southeast Group, LLC	2265 Lewisville-Clemmons Road, Unit E	Clemmons	NC	27012

Robeson Investment Corp.	Builders FirstSource — Southeast Group, Inc.	1135 Robeson Street	Fayetteville	NC	28305

EL Morrison Lumber Co., Inc.	Builders FirstSource — Atlantic Group, LLC	5650 Hwy 49 South	Harrisburg	NC	28075

Crosland Caldwell Road, LLC	Builders FirstSource — Atlantic Group, LLC	7770 Caldwell Road	Harrisburg	NC	28075

W. Glenn Nelson Jr., Inc.	Builders FirstSource — Southeast Group, LLC	433 4th Avenue East	Hendersonville	NC	28793

PHD Enterprises, Inc.	Builders FirstSource, Inc.	1601 South Main Street	High Point	NC	27260

County of Orange, NC	Builders FirstSource — Atlantic Group, LLC	401 Valley Forge Road	Hillsborough	NC	27278

Goldston Family Limited Partnership No. 1	Builders FirstSource of Raleigh, LLC	4900 Hwy 98 West	Wake Forest	NC	27587

Ikaros Commercial Properties, Inc.	Builders FirstSource — Southeast Group, LLC	1407 Castle Hayne Road	Wilmington	NC	28401

Tices Lane Associates, LLC	Builders FirstSource — Northeast Group, Inc.	110 Tices Lane	East Brunswick	NJ	08816

Eric Richard HDC Company, LLC	Builders FirstSource — Northeast Group, LLC	136 Route 10 West	East Hanover	NJ	07936

MCA Propeties LLC	Builders FirstSource — Northeast Group, Inc.	335 North Main Street, Suite 4	Lanoka Harbor	NJ	08734

Kings Highway Commerce Center, LLC	Builders FirstSource — Northeast Group, Inc.	120 Kings Hwy Suite 104	Maple Shade	NJ	08052

9

Landlord	Tenant	Address	City	State	Zip

1 Progress Road Partners, LP	Builders FirstSource — Northeast Group, LLC	1 Progress Road	Monmouth Junction	NJ	08852

CP Commercial Properties — VII, Inc.	Builders FirstSource — Northeast Group, LLC	20 South Middlesex Ave	Monroe Township	NJ	08831

Black Horse Lane Partners, LP	Builders FirstSource — Northeast Group, LLC	133 Black Horse Lane	South Brunswick	NJ	08816

BFS (DE) QRS 14-74, Inc.	Builders FirstSource — Ohio Valley, Inc. and Builders FirstSource — Atlantic Group, Inc.	7600 Colerain Ave.	Cincinnati	OH	45239

Black Forest Holdings, Ltd.	Builders FirstSource — Ohio Valley, Inc.	11933 U.S. Route 62	Winchester	OH	45697

R & T Realty Co., Inc.	Builders FirstSource — Southeast Group, LLC	1510 Pearman Dairy Road	Anderson	SC	29625

Virginia H. Carver, Ann W. Carver, Dan Carver and Donald L. Carver II	Builders FirstSource — Southeast Group, LLC	1 Parris Island Gateway	Beaufort	SC	29903

BFS Columbia, LLC	Builders FirstSource — Southeast Group, LLC	180 Hobart Road	Columbia	SC	29016

CSI Group, Inc.	Builders FirstSource — Southeast Group, LLC	2451 Highway 501 East	Conway	SC	29526

F&F Conway Associates, LLC	Builders FirstSource — Southeast Group, Inc.	651 Century Circle	Conway	SC	29526

FAHACO of South Carolina, Inc.	Builders FirstSource — Southeast Group, LLC	796 Highway 174	Edisto Island	SC	29438

Mueller’s Inc.	Builders FirstSource — Southeast Group, LLC	109-F Lumber Lane	Goose Creek	SC	29445

Mueller’s Inc.	Builders FirstSource — Southeast Group, LLC	111 Lumber Lane	Goose Creek	SC	29445

ProLogis Six Rivers LP	Builders FirstSource — Southeast Group, LLC	108 White Horse Court	Greenville	SC	29605

Hope L. Willard	Builders FirstSource — Southeast Group, LLC	603 Highway 17 North	Little River	SC	29566

BFS Loris, LLC	Builders FirstSource — Southeast Group, LLC	150 Santee Cooper Lane	Loris	SC	29569

Milton S. and Dorothy R. Harcum	Kathy H. Hinson and Ann H. Roberts	4920 Highway 17 Bypass South	Myrtle Beach	SC	29588

Kathy H. Hinson and Ann H. Roberts	Builders FirstSource — Southeast Group, LLC	4920 Highway 17 Bypass South	Myrtle Beach	SC	29588

Adams Brothers Properties LLC	Builders FirstSource — Southeast Group, LLC	871 Edgefield Road	North Augusta	SC	29841

Woodmen of the World Life Insurance Society	Builders FirstSource — Southeast Group, LLC	4430-4450 Arco Lane	North Charleston	SC	29418

10

Landlord	Tenant	Address	City	State	Zip

Venture, Inc. of Seneca SC	Builders FirstSource — Southeast Group, LLC	112 Lumber Lane	Seneca	SC	29672

Hendricks Builder Center, Inc.	Builders FirstSource — Southeast Group, LLC	313 North Main Street	Simpsonville	SC	29681

Quattlebaum Brothers, LLC	US Lumber Group, Inc.	10391 Greenville Highway	Wellford	SC	29385

US Lumber Group, Inc.	Builders FirstSource — Southeast Group, LLC	10391 Greenville Highway	Wellford	SC	29385

Governor’s Source, LLC	Builders FirstSource — Southeast Group, LLC	3010 East Governor John Sevier Highway	Knoxville	TN	37914

Jeffrey S. Glazer, Trustee	Builders FirstSource — Atlantic Group, LLC	3135 Hwy 109 N	Lebanon	TN	37090

McGuffin Family LP	Builders FirstSource — Atlantic Group, Inc.	6010 E. Division St.	Lebanon	TN	37090

3615 Lamar Partners, LLC	Builders FirstSource — Atlantic Group, Inc.	3615 Lamar Avenue	Memphis	TN	38118

Builders FirstSource — Atlantic Group, Inc.	Cumberland Materials, Inc.	3615 Lamar Avenue	Memphis	TN	38118

George B. McGuffin	Builders FirstSource — Southeast Group, LLC	1907 West Morris Blvd.	Morristown	TN	37816

Alfred L. Webb	Builders FirstSource	230 West Main	Mount Carmel	TN	37645

Rodgers Properties	Builders FirstSource — Atlantic Group, Inc.	145 Lyle Lane	Nashville	TN	37210

F&S Investments LLC	Builders FirstSource — Atlantic Group, Inc.	2140 Dayton Avenue	Nashville	TN	37210

Builders FirstSource — Atlantic Group, Inc.	Form Services Incorporated	2140 Dayton Avenue	Nashville	TN	37210

Lewis-O’Donnell LLC	Builders FirstSource — South Texas LP	3403 East Abram Street	Arlington	TX	76010

Wart, LP dba Shoal Creek Center	Builders FirstSource — South Texas LP	7948 Great Northern Blvd.	Austin	TX	78757

Bryan Tower II, LP	Builders FirstSource — Dallas, LLC	2001 Bryan Street, Suite 1500	Dallas	TX	75201

Bryan Tower II, LP	Builders FirstSource — Dallas, LLC	2001 Bryan Street, Suite 1600	Dallas	TX	75201

RBLS, Inc. dba Ashley Furniture HomeStores	Builders FirstSource — South Texas LP	1850 Westpark Drive #100	Grand Prairie	TX	75050

GSW/Coppell Industrial Inc.	Builders FirstSource — South Texas LP	1750 Westpark Drive #103	Grand Prairie	TX	75050

11

Landlord	Tenant	Address	City	State	Zip

Baruh Investment Company	Builders FirstSource — South Texas LP	5515 Brittmoore	Houston	TX	77041

2Twin2, Ltd.	Builders FirstSource — South Texas LP	5525 Brittmoore	Houston	TX	77041

Fisher Brothers Properties, Ltd.	Builders FirstSource — South Texas LP	Brittmoore and Tacoma (parking lot)	Houston	TX	77041

Greater Houston Pipe, LC	Builders FirstSource — South Texas LP	5717 Cunningham	Houston	TX	77041

W-D Enterprises	Builders FirstSource — South Texas LP	1515 Goliad Road	San Antonio	TX	78223

Fisher Brothers Properties, Ltd.	Builders FirstSource — South Texas LP	6305 Camp Bullis Rd (millwork)	San Antonio	TX	78257

Fourth Quarter Properties LXIV, LP	Fisher Brothers Properties, Ltd.	6448 Camp Bullis Rd (lumber yard)	San Antonio	TX	78257

Fisher Brothers Properties, Ltd.	Builders FirstSource — South Texas LP	6448 Camp Bullis Rd (lumber yard)	San Antonio	TX	78257

Fourth Quarter Properties LXIV, LP	Fisher Brothers Properties, Ltd.	6450 Camp Bullis Rd (lumber yard)	San Antonio	TX	78257

Fisher Brothers Properties, Ltd.	Builders FirstSource — South Texas LP	6450 Camp Bullis Rd (lumber yard)	San Antonio	TX	78257

Canterbury Development, Ltd.	Builders FirstSource — South Texas LP	3800 W. 2nd Street	Taylor	TX	76574

Economic Development Corporation of Weslaco	Builders FirstSource — South Texas LP	2040 N. Vo. Tech Dr.	Weslaco	TX	78596

BFS (DE) QRS 14-74, Inc.	Builders FirstSource — Ohio Valley, Inc. and Builders FirstSource — Atlantic Group, Inc.	13234 Airpark Dr.	Elkwood	VA	22718

Norfolk Southern Railway Company	Builders FirstSource — Atlantic Group, LLC	Railroad Lease — Brandy Station, 13234 Airpark Drive	Elkwood	VA	22718

12

Builders FirstSource
Owned Real Estate

					Assessed
Owner	Address	City	State	Zip	Value

Bama Truss	PO Box 266, 252 County Road 308 West	Shelby	AL	35143	$2,800,000 [1]

Holmes Lumber	1048 Escambia Street	Jacksonville	FL	32208	$539,889

Holmes Lumber	5930 Orlando Street	Jacksonville	FL	32208	$774,071

Holmes Lumber	6550 Roosevelt Blvd	Jacksonville	FL	32244	$2,103,918

Builders Supply & Lumber Co., Inc.	11501 Ryland Court	Orlando	FL	32824	$1,711,536

Sunbelt Companies, Inc.	195 Davis Road	LaGrange	GA	30240	$224,816

Builders Supply & Lumber Co., Inc.	3302 Ballenger Creek Pike	Frederick	MD	21702	$2,802,100

Builders FirstSource — Sunbelt, Inc.	3060 U.S Hwy 220 Business South	Asheboro	NC	27203	$1,058,800

BMA Realty, Inc.	332 Haywood Road	Asheville	NC	28806	$1,304,300

Pelican Companies, Inc.	1609 Howe Street, SE	Southport	NC	28461	$1,286,650

Pelican Companies, Inc.	5415 Market Street	Wilmington	NC	28405	$1,655,373

Western Building Products, Inc.	1242 Reading Rd.	Mason	OH	45040	$2,385,120

CCWP, Inc.	2910 Highway 65 & Highway 701 North [2]	Conway	SC	29526	$229,200

Builders FirstSource — Southeast Group, LLC	101 Dewberry Road	Cowpens	SC	29330	$681,500

Builders FirstSource — Southeast Group, LLC	151 Dewberry Road	Cowpens	SC	29330	$611,500

Pelican Companies, Inc.	1724 West Lucas Street	Florence	SC	29501	$1,816,641

Pelican Companies, Inc.	69 Matthews Drive	Hilton Head	SC	29928	$1,590,410

Builders FirstSource — Southeast Group, LLC	295 Prosperity Drive	Orangeburg	SC	29115	$59,640

Pelican Companies, Inc.	226 Tiller Drive	Pawleys Island	SC	29585	$1,105,400

Pelican Companies, Inc.	2651 North Okatie Highway	Ridgeland	SC	29936	$146,460

Pelican Companies, Inc.	101 Lumber Lane	Seneca	SC	29672	$67,700

Builderway Realty, Inc.	8035 Howard Street	Spartanburg	SC	29303	$626,000

13

					Assessed
Owner	Address	City	State	Zip	Value

Shaw Components, Inc.	114-116 Myrtle Beach Highway	Sumter	SC	29153	$875,050

Paty Lumber Company	407 East State of Franklin Road	Johnson City	TN	37601	$1,162,300

The Paty Company	260 Piney Flats Road	Piney Flats	TN	37686	$1,788,200

MBS Holdings, Inc.	902 N Mill St.	Lewisville	TX	75067	$2,424,303

Builders FirstSource — SNC, Inc.	941-945 West State Street	Bristol	VA	24201	$812,800

Freeport Truss Company Inc.	Interstate 10 & HW 331 (Coy Burgess Loop)	DeFuniak Springs	FL	32433	$3,600,000

Builderway Realty, Inc.	801 S. Washington Ave	Greenville	SC	29611	$1,895,799

Builders FirstSource - Southeast Group, LLC	150 Ole Woodward Avenue	Conway	SC	29526	$96,000

[1]	Appraisal value from closing...tax value = 869,100

[2]	Currently BFS is under contract to sell this.

14

SCHEDULE 8.10
to
INFORMATION CERTIFICATE
Please see Attachment 1 to Schedule 8.10.

Attachment 1 to Schedule 8.10
Bank of America

Company	Tax ID	Account Type
Builders FirstSource Dallas LLC	75-2794867	CD — Dallas PR
Builders FirstSource — Florida, LLC	52-2172981	CD — A/P
Builders FirstSource — Raleigh, LLC	56-1454419	CD — A/P
Builders FirstSource — Southeast Group, LLC	57-0618425	CD — A/P
Builders FirstSource — Florida Design Center, LLC	59-3534078	CD — A/P
Builders FirstSource — Texas Group, L.P.	75-2831224	CD — A/P
Builders FirstSource — Texas Installed Sales, L.P.	75-2896780	CD — A/P
Builders FirstSource — South Texas, L.P.	75-2916346	CD — A/P
Builders FirstSource — Northeast Group, LLC	22-1604491	CD — A/P
Builders FirstSource — Ohio Valley, LLC	31-1610525	CD — A/P
Builders FirstSource — Atlantic Group, LLC	52-2080519	CD — A/P
Builders FirstSource — Dallas, LLC	75-2794867	CD — A/P (Work Injury)
Builders FirstSource Dallas LLC	75-2794867	CD — Dallas A/P
Builders FirstSource — Atlantic Group, LLC	52-2080519	CD — Payroll
Builders FirstSource — Florida, LLC	52-2172981	CD — Payroll
Builders FirstSource — Northeast Group LLC	22-1604491	CD — Payroll
Builders FirstSource — Raleigh, LLC	56-1454419	CD — Payroll
Builders FirstSource — Southeast Group, LLC	57-0618425	CD — Payroll
Builders FirstSource — Florida Design Center, LLC	59-3534078	CD — Payroll
Builders FirstSource — Texas Group, L.P.	75-2831224	CD — Payroll
Builders FirstSource — Texas Installed Sales, L.P.	75-2896780	CD — Payroll
Builders FirstSource — South Texas, L.P.	75-2916346	CD — Payroll
Builders FirstSource, Inc.	52-2084569	Master Concentration (+ Overnight Sweep Investment in this account)
Builders FristSource — Southeast Group — Converted A/P	57-0618425	CD — A/P
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository

16

Company	Tax ID	Account Type
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Ohio Valley, LLC	31-1610525	ZBA — Depository (Lockbox)
Builders FirstSource — Atlantic Group, LLC	52-2080519	ZBA — Depository (Lockbox)
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Atlantic Group, LLC	52-2080519	ZBA — Depository/Disbursement
Builders FirstSource, Inc.	52-2084569	ZBA — Depository/Disbursement

17

Company	Tax ID	Account Type
Builders FirstSource — Florida, LLC	52-2172981	ZBA — Depository/Disbursement
Builders FirstSource — Raleigh, LLC	56-1454419	ZBA — Depository/Disbursement
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Florida Design Center, LLC	59-3534078	ZBA — Depository/Disbursement
Builders FirstSource — Dallas, LLC	75-2794867	ZBA — Depository/Disbursement
Builders FirstSource — Texas Group, L.P.	75-2831224	ZBA — Depository/Disbursement
Builders FirstSource — Texas Installed Sales, L.P.	75-2896780	ZBA — Depository/Disbursement
Builders FirstSource — South Texas, L.P.	75-2916346	ZBA — Depository/Disbursement
Builders FirstSource — Northeast Group LLC	22-1604491	ZBA — Depository Credit Cards From PNC eff 11/01/06

18

Fifth Third Bank

Company	Tax ID	Account Type
Builders FirstSource — Ohio Valley, LLC	31-1610525	Depository/Disbursement
Builders FirstSource — Ohio Valley, LLC	31-1610525	Disbursement (Petty Cash)
Builders FirstSource — Ohio Valley, LLC	31-1610525	CD — Payroll

19

Other

Bank	Company	Tax ID	Account Type
Wachovia Bank (atlantic Lockbox)	Builders FirstSource Funding, LLC	52-2080519	Depository (Lockbox)
Wachovia Bank	Builders FirstSource — Southeast Group, LLC	57-0618425	Depository
Commercial Bank & Trust	Builders FirstSource — Southeast Group, LLC	57-0618425	Depository
CommunityOne	Builders FirstSource — Southeast Group, LLC	57-0618425	Depository
Columbus Bank & Trust	Builders FirstSource — Southeast Group, LLC	57-0618425	Depository
Enterprise Bank	Builders FirstSource — Southeast Group, LLC	57-0618425	Depository
First Charter National Bank	Builders FirstSource — Southeast Group, LLC	57-0618425	Depository
United Community Bank	Builders FirstSource — Southeast Group, LLC	57-0618425	Depository
Regions Bank	Builders FirstSource — Southeast Group, LLC	57-0618425	Depository
SunTrust Bank	Builders FirstSource — Southeast Group, LLC	570618425	Depository
Wachovia Bank	Builders FirstSource — Southeast Group, LLC	57-0618425	Depository
Wachovia Bank	Builders FirstSource — Northeast Group, LLC	22-1604491	Depository (lockbox)
Regions Bank	Builders FirstSource — Southeast Group, LLC	57-0618425	Depository/Disbursement
Regions Bank	Builders FirstSource — Southeast Group, LLC	57-0618425	Payroll

20

SCHEDULE 8.11
to
INFORMATION CERTIFICATE
Intellectual Property
     (a) Trademarks:

		Registration/	Registration
Company Name	Trademark	Application No.	Date	Status
Builders FirstSource — Intellectual Property, LP	Builders FirstSource	75/756,802	4/5/2005	Active
Builders FirstSource — Intellectual Property, LP	Builders FirstSource and Design	75/777,476	4/5/2005	Active
Builders FirstSource, Inc.	BF-I	76/583,633	4/5/2005	Active
Builders FirstSource — Atlantic Group, LLC	Synboard	76/467,366	9/21/2004	Active
Builders FirstSource — Southeast Group, LLC	Pelican Building Center	73/604,915	9/8/1987	Active
Builders FirstSource — Southeast Group, LLC	Build Right and Design	73/361,303	7/26/1983	Active
Builders FirstSource — South Texas, LP	Cool Pane	75/586,991	2/5/2002	Active
     (b) Patents:
          None.
     (c) Copyrights:
          None.
     (d) Other:
          None.

21

SCHEDULE 8.12
to
INFORMATION CERTIFICATE
Please see Attachment 1 to Schedule 8.12

22

Attachment 1 to Schedule 8.12

Organization Chart as of December 13, 2007

Builders FirstSource, Inc. DE
Builders FirstSource Holdings, Inc. DE
Builders FirstSource Financing, Inc. DE
Builders FirstSource - Northeast Group, LLC DE
Builders FirstSource - Dallas, LLC DE
Builders FirstSource-Florida, LLC DE
Builders FirstSource - Ohio Valley, LLC DE
Builders FirstSource - Atlantic Group, LLC DE
Builders FirstSource-Raleigh, LLC DE
Builders FirstSource - Colorado Group, LLC DE
Builders FirstSource - Texas GenPar, LLC DE
Builders FirstSource - MBS, LLC DE
Builders FirstSource-Florida Design Center, LLC DE
BFS, LLC DE
Builders FirstSource – Colorado, LLC DE
1% GP
99% LP
Builders FirstSource-Texas Group, L.P. TX
Builders FirstSource - Southeast Group, LLC DE
CCWP, Inc. (South Carolina Close Corp)
BFS Texas, LLC DE
99% LP
99% LP
BFS IP, LLC DE
1% GP
1% GP
Builders FirstSource-South Texas, L.P. TX
Builders FirstSource-Intellectual Property, L.P. TX
1% GP
99% LP
Builders FirstSource-Texas Installed Sales, L.P. TX

Last Revised 12/12/2007

23

Exhibit A

			Date of	State ID.		Foreign	Prior name/date
Entity	Type	Jurisdiction	organization	No.	FEIN	qualification	of change	Merger/date	Acquisition/date
Builders FirstSource, Inc.	Corporation	Delaware	3/4/1998	2867244	52-2084569		BSL Holdings, Inc. (2/4/98)

Builders FirstSource Financing, Inc.	Corporation	Delaware	12/22/2003	3743711	20-0485802	TX	None

Builders FirstSource Holdings, Inc.	Corporation	Delaware	12/22/2003	3743710	20-0484735	AL, FL, GA, IN, KY, MD, NC, PA, SC, TN, TX, VA, WV	None

BFS, LLC	Limited Liability Company	Delaware	4/27/2000	3219070	61-1367103	IN, KY, OH	None

BFS IP, LLC	Limited Liability Company	Delaware	12/11/2000	3327678	75-2922458		None

BFS Texas, LLC	Limited Liability Company	Delaware	8/30/2000	3281425	75-2896779	MS	None

Builders FirstSource — Atlantic Group, LLC	Limited Liability Company	Delaware	2/21998	2824544	52-2080519	AL, AR, FL, GA, KY, MD, MS, NC, NJ, PA, SC, TN, TX, VA, WV	BSL Acquisition Corp (2/2/98); Builders Supply & Lumber Co., Inc. (3/19/98); Builders FirstSource — Atlantic Group, Inc. (11/1/99)

Builders FirstSource — Colorado, LLC	Limited Liability Company	Delaware	3/16/2000	3195448	84-0387679	CO	MC Colorado, LLC (5/5/00)

Builders FirstSource — Colorado Group, LLC	Limited Liability Company	Delaware	2/3/1948	3744620	84-0387679	CO	Kellogg Lumber Company (11/22/60); Builders FirstSource — Colorado Group, Inc. (11/30/99)	Builders FirstSource of Nashville, Inc. (12/14007)

Builders FirstSource — Dallas, LLC	Limited Liability Company	Delaware	12/21/1998	2982305	75-2794867	MD, TX	BSL Headquarters, Inc. (12/21/98); Builders FirstSource — Dallas, Inc. (10/28/99)

Builders FirstSource — Florida, LLC	Limited Liability Company	Delaware	5/28/1999	3048031	52-2172981	AL, FL, GA	Holmes Lumber Company (5/28/99); Builders FirstSource of Jacksonville, Inc. (11/1/99)	Freeport Truss Company, Inc. (5/3/06)	Freeport Lumber Company, Inc. (4/28/06) Freeport Truss Company, Inc. (4/28/06)

Builders FirstSource — Florida Design Center, LLC	Limited Liability Company	Delaware	12/22/2003	3743703	59-3534078	FL, SC	Holmes Design Center, Inc. (10/23/98); Builders FirstSource of Jacksonville Design Center, Inc. (11/3/99)		Freeport Truss Company, Inc. (4/28/2006)

Builders FirstSource — Intellectual Property, L.P.	Limited Partnership	Texas	12/11/2000	143161-10	75-2922458		None

			Date of	State ID.		Foreign	Prior name/date
Entity	Type	Jurisdiction	organization	No.	FEIN	qualification	of change	Merger/date	Acquisition/date
Builders FirstSource — MBS, LLC	Limited Liability Company	Delaware	7/13/1999	3068901			Swain Building, LLC (7/13/99)

Builders FirstSource — Northeast Group, LLC	Limited Liability Company	Delaware	12/22/2003	3743704	22-1604491	NJ, NY, PA	Blackstone Company, Inc. (1/14/57); Builders FirstSource Northeast Group, Inc. (10/12/99)

Builders FirstSource — Ohio Valley, LLC	Limited Liability Company	Delaware	7/30/1998	2921263	31-1610525	IN, KY, OH	Western Acquisition Corp. (7/30/98); Western Building Products, Inc. (8/28/98); Builders FirstSource — Ohio Valley, Inc. (10/8/99)

Builders FirstSource — Raleigh, LLC	Limited Liability Company	Delaware	1/2/1985	3744625	56-1454419	NC	Goldston’s, Inc. (1/2/85); Builders FirstSource of Raleigh, Inc. (7/18/00)

Builders FirstSource — South Texas, L.P.	Limited Partnership	Texas	12/20/2000	00143865-10	75-2916346	MS, NV	None

Builders FirstSource — Southeast Group, LLC	Limited Liability Company	Delaware	9/26/1995	2546473	57-0618425	AL, FL, GA, LA, MS, NC, SC, TN, WV, VA	Pelican Acquisition Companies, Inc. (9/26/95); Pelican Companies, Inc. (11/19/96); Builders FirstSource — Southeast Group, Inc. (11/1/99)	Bama Truss and Components, Inc. (7/31/2007) Waid Home Center, Inc. (11/6/2006) Builders FirstSource — SNC, LLC (02/28/2005)	Bond Builder Supply (12/15/2003) Adams Supply Company (12/8/2003) Trussway (Cowpens location) (2/13/2004) Waid Home Center, Inc. (11/3/2006) Bama Truss and Components (7/31/2007)

Builders FirstSource — Texas GenPar, LLC	Limited Liability Company	Delaware	7/13/1999	3068899		TX	Mayfield Building, LLC (7/19/99)

Builders FirstSource — Texas Group, L.P.	Limited Partnership	Texas	1/19/1999	122561-10	75-2831224	AR	Mayfield/Swain, LP (7/19/99)

Builders FirstSource — Texas Installed Sales, L.P.	Limited Partnership	Texas	8/30/2000	139083-10	75-2896780	AL, MS	None

CCWP, Inc.	Closed corporation	South Carolina	10/24/1994	N/A	57-1011512		None

Exhibit B
Officers

	Builders FirstSource,	Builders FirstSource	Builders FirstSource	Builders FirstSource —
Name	Inc.	Holdings, Inc.	Financing, Inc.	Dallas, LLC	BFS IP, LLC
Paul S. Levy	Chairman of the Board

Floyd Sherman	Chief Executive Officer and President	Chief Executive Officer and President	Chief Executive Officer, President	Chief Executive Officer and President	Chief Executive Officer

Donald F. McAleenan	SVP, Gen. Counsel, Sec.	SVP, Gen. Counsel, Sec.	SVP, Gen. Counsel, Sec.	SVP, Gen. Counsel, Sec.	SVP, Gen. Counsel, Sec.

Charles L. Horn	SVP-Finance, CFO, Treas., Asst. Sec.	SVP-Finance, CFO, Treas., Asst. Sec.	SVP-Finance, CFO, Treas., Asst. Sec.	SVP-Finance, CFO, Treas., Asst. Sec.	SVP-Finance, CFO, Treas., Asst. Sec.

Morris Tolly	SVP — Operations	SVP — Operations	SVP — Operations	SVP — Operations	President

Dan Carver	VP-Purchasing	VP-Purchasing

M. Chad Crow	VP, Controller	VP, Controller	VP, Controller	VP, Controller	VP, Controller

Kelly Erdmann	VP-Installed Insulation	VP-Installed Insulation

Tom France	VP — Credit	VP — Credit

Greg Hays	VP-Lumber	VP-Lumber

Mark Kempe	VP-Purchasing	VP-Purchasing

Wylie W. McDonald	VP, CIO	VP, CIO		VP, CIO	VP, CIO

Gary Raven	VP- Fleet Operations, Risk Management, Environmental & Safety	VP- Fleet Operations, Risk Management, Environmental & Safety		VP- Fleet Operations, Risk Management, Environmental & Safety

Fred Schenkel	VP-Manufacturing	VP-Manufacturing

Dave Snyder	VP-National Sales & Marketing	VP-National Sales & Marketing

William E. Stark	VP-Human Resources	VP-Human Resources		VP-Human Resources

Jeffrey A. Wier	VP, Asst. Sec.	VP, Asst. Sec.	VP, Asst. Sec.	VP, Asst. Sec.	VP, Asst. Sec.

Bobby Joest	Director of Tax	Director of Tax	Director of Tax	Director of Tax	Director of Tax

Brad Leist	Dir. of Accounting	Dir. of Accounting	Dir. of Accounting	Dir. of Accounting	Dir. of Accounting

Mark Cooper	Asst. Treas.	Asst. Treas.	Asst. Treas.	Asst. Treas.	Asst. Treas.

Deryl Ward	Asst. Sec.	Asst. Sec.	Asst. Sec.	Asst. Sec.	Asst. Sec.

	Builders FirstSource —	Builders FirstSource —	Builders FirstSource —	Builders FirstSource —
Name	Atlantic Group, LLC	Raleigh, LLC	Northeast Group, LLC	Texas GenPar, LLC
Floyd Sherman	Chief Executive Officer	Chief Executive Officer	Chief Executive Officer	Chief Executive Officer

Donald F. McAleenan	SVP, Gen. Counsel, Secretary	SVP, Gen. Counsel, Secretary	SVP, Gen. Counsel, Secretary	SVP, Gen. Counsel, Sec.

Charles L. Horn	SVP-Finance, CFO, Treas., Asst. Sec.	SVP-Finance, CFO, Treas., Asst. Sec.	SVP-Finance, CFO, Treas., Asst. Sec.	SVP-Finance, CFO, Treas., Asst. Sec.

Morris Tolly	President	President	President	President

Wayne Canada	Area Vice President

Newell Lavoy				Area Vice President

Jerry Thompson	Area Vice President		Area Vice President

Todd Vance	Area Vice President	Area Vice President

Bradley A. Maunz	VP-Finance, Asst. Sec.	VP-Finance, Asst. Sec.	VP-Finance, Asst. Sec.

David McDermott			VP, Asst. Sec.

M. Chad Crow	VP, Controller	VP, Controller	VP, Controller	VP, Controller

Gary Raven	VP- Fleet Operations, Risk Management, Environmental & Safety	VP- Fleet Operations, Risk Management, Environmental & Safety	VP- Fleet Operations, Risk Management, Environmental & Safety

Fred Schenkel	VP-Manufacturing

William E. Stark	VP-Human Resources	VP-Human Resources	VP-Human Resources

Jeffrey A. Wier	VP, Asst. Sec.	VP, Asst. Sec.	VP, Asst. Sec.	VP, Asst. Sec.

Ric Anderson	Dir. of Engineering		Dir. of Engineering

Mark Cooper	Asst. Treas.	Asst. Treas.	Asst. Treas.	Asst. Sec.

Bobby Joest	Director of Tax	Director of Tax	Director of Tax	Director of Tax

Brad Leist	Dir. of Accounting	Dir. of Accounting	Dir. of Accounting	Dir. of Accounting

Derek Rhodes	Dir. of Engineering		Dir. of Engineering

Deryl Ward	Asst. Sec.	Asst. Sec.	Asst. Sec.	Asst. Sec.

	Builders		Builders FirstSource —
	FirstSource —		Intellectual	Builders FirstSource —	Builders FirstSource —
Name	MBS, LLC	BFS Texas, LLC	Property, L.P.	South Texas, L.P.	Texas Group, L.P.
Floyd Sherman	Chief Executive Officer	Chief Executive Officer	Chief Executive Officer	Chief Executive Officer	Chief Executive Officer

Donald F. McAleenan	SVP, Gen. Counsel, Sec.	SVP, Gen. Counsel, Sec.	SVP, Gen. Counsel, Sec.	SVP, Gen. Counsel, Sec.	SVP, Gen. Counsel, Sec.

Charles L. Horn	SVP-Finance, CFO, Treas., Asst. Sec.	SVP-Finance, CFO, Treas., Asst. Sec.	SVP-Finance, CFO, Treas., Asst. Sec.	SVP-Finance, CFO, Treas., Asst. Sec.	SVP-Finance, CFO, Treas., Asst. Sec.

Morris Tolly	President	President	President	President	President

Newell Lavoy	Area Vice President	Area Vice President		Area Vice President	Area Vice President

M. Chad Crow	VP, Controller	VP, Controller	VP, Controller	VP, Controller	VP, Controller

Kenny Duckworth

Ian L. Fisher				Vice President

Wylie McDonald			VP, CIO

Gary Raven				VP- Fleet Operations, Risk Management, Environmental & Safety	VP- Fleet Operations, Risk Management, Environmental & Safety

William E. Stark				VP-Human Resources	VP-Human Resources

Jeffrey A. Wier	VP, Asst. Secretary	VP, Asst. Secretary	VP, Asst. Secretary	VP, Asst. Secretary	VP, Asst. Secretary

Mark Cooper	Asst. Secretary	Asst. Treas.	Asst. Treas.	Asst. Treas.	Asst. Treas.

Bobby Joest	Director of Tax	Director of Tax	Director of Tax	Director of Tax	Director of Tax

Brad Leist	Dir. of Accounting	Dir. of Accounting	Dir. of Accounting	Dir. of Accounting	Dir. of Accounting

Deryl Ward	Asst. Secretary	Asst. Secretary	Asst. Secretary	Asst. Secretary	Asst. Secretary

Builders FirstSource —
	Texas Installed	Builders FirstSource		Builders FirstSource —	Builders FirstSource —
Name	Sales, L.P.	Ohio Valley, LLC	BFS, LLC	Colorado Group, LLC	Colorado, LLC
Floyd Sherman	Chief Executive Officer	Chief Executive Officer	Chief Executive Officer	Chief Executive Officer	Chief Executive Officer

Donald F. McAleenan	SVP, Gen. Counsel, Sec.	SVP, Gen. Counsel, Secretary	SVP, Gen. Counsel, Secretary	SVP, Gen. Counsel, Secretary	SVP, Gen. Counsel, Secretary

Charles L. Horn	SVP-Finance, CFO, Treas., Asst. Sec.	SVP-Finance, CFO, Treas., Asst. Sec.	SVP-Finance, CFO, Treas., Asst. Sec.	SVP-Finance, CFO, Treas., Asst. Sec.	SVP-Finance, CFO, Treas., Asst. Sec.

Morris Tolly	President	President	President	President	President

Newell Lavoy	Area Vice President	Area Vice President	Area Vice President

M. Chad Crow	VP, Controller	VP, Controller	VP, Controller	VP, Controller	VP, Controller

Gary Raven	VP- Fleet Operations, Risk Management, Environmental & Safety	VP- Fleet Operations, Risk Management, Environmental & Safety	VP- Fleet Operations, Risk Management, Environmental & Safety

William E. Stark	VP-Human Resources	VP-Human Resources	VP-Human Resources

Jeffrey A. Wier	VP, Asst. Secretary	VP, Asst. Secretary	VP, Asst. Secretary	VP, Asst. Secretary	VP, Asst. Secretary

Mark Cooper	Asst. Treas.	Asst. Treas.	Asst. Treas.	Asst. Treas.	Asst. Treas.

Bobby Joest	Director of Tax	Director of Tax	Director of Tax	Director of Tax	Director of Tax

Brad Leist	Dir. of Accounting	Dir. of Accounting	Dir. of Accounting	Dir. of Accounting	Dir. of Accounting

Deryl Ward	Asst. Secretary	Asst. Secretary	Asst. Secretary	Asst. Secretary	Asst. Secretary

Builders FirstSource —
	Builders FirstSource —	Builders FirstSource	Florida Design
Name	Southeast Group, LLC	Florida, LLC	Center, LLC	CCWP, Inc.
Floyd Sherman	Chief Executive Officer	Chief Executive Officer	Chief Executive Officer

Donald F. McAleenan	SVP, Gen. Counsel, Secretary	SVP, Gen. Counsel, Secretary	SVP, Gen. Counsel, Secretary	Secretary

Charles L. Horn	SVP-Finance, CFO, Treas., Asst. Sec.	SVP-Finance, CFO, Treas., Asst. Sec.	SVP-Finance, CFO, Treas., Asst. Sec.	SVP-Finance, CFO, Treas., Asst. Sec.

Morris E. Tolly	President	President	President	President

Robert O. Lanier	Area Vice President

David Rush	Area Vice President

Gregory L. Turnage	Area Vice President	Area Vice President	Area Vice President

Lawrence A. Paine		VP — Engineering	VP — Engineering

Robert T. Pfordresher	VP-Finance, Asst. Sec.	VP-Finance, Asst. Sec.	VP-Finance, Asst. Sec.

Gifford Shaw	VP-Eng. Wood Div.

William E. Stark	VP-HR

M. Chad Crow	VP, Controller	VP, Controller	VP, Controller

Gary Raven	VP- Fleet Operations, Risk Management, Environmental & Safety	VP- Fleet Operations, Risk Management, Environmental & Safety	VP- Fleet Operations, Risk Management, Environmental & Safety

Mike Rhodebeck		VP-Engineering	VP-Engineering

William E. Stark	VP-Human Resources	VP-Human Resources	VP-Human Resources

Jeffrey A. Wier	VP, Asst. Secretary	VP, Asst. Secretary	VP, Asst. Secretary	VP, Asst. Secretary

Scott Coffman	Dir. of Engineering

Mark Cooper	Asst. Treas.	Asst. Treas.	Asst. Treas.

Bobby Joest	Director of Tax	Director of Tax	Director of Tax

Brad Leist	Dir. of Accounting	Dir. of Accounting	Dir. of Accounting

Deryl Ward	Asst. Secretary	Asst. Secretary	Asst. Secretary

Exhibit C
Directors/Managers/General Partners

Company Name	Directors/Managers/General Partners
Builders FirstSource, Inc.	Paul Levy, Ramsey Frank, Brett Milgrim, Robert Griffin, Floyd Sherman, Cleveland Christophe, Craig Steinke, David Barr, Michael Graff, Kevin Kruse
Builders FirstSource — Financing, Inc.	Floyd Sherman, Morris Tolly, Charles Horn, Don McAleenan
Builders FirstSource Holdings, Inc.	Floyd Sherman, Morris Tolly, Charles Horn, Don McAleenan
BFS, LLC	Floyd Sherman, Morris Tolly, Charles Horn, Don McAleenan
BFS IP, LLC	Floyd Sherman, Morris Tolly, Charles Horn, Don McAleenan
BFS Texas, LLC	Floyd Sherman, Morris Tolly, Charles Horn, Don McAleenan
Builders FirstSource — Atlantic Group, LLC	Floyd Sherman, Morris Tolly, Charles Horn, Don McAleenan
Builders FirstSource — Colorado, LLC	Floyd Sherman, Morris Tolly, Charles Horn, Don McAleenan
Builders FirstSource — Colorado Group, LLC	Floyd Sherman, Morris Tolly, Charles Horn, Don McAleenan
Builders FirstSource — Dallas, LLC	Floyd Sherman, Morris Tolly, Charles Horn, Don McAleenan
Builders FirstSource — Florida, LLC	Floyd Sherman, Morris Tolly, Charles Horn, Don McAleenan
Builders FirstSource — Florida Design Center, LLC	Floyd Sherman, Morris Tolly, Charles Horn, Don McAleenan
Builders FirstSource — Intellectual Property, L.P.	BFS IP, LLC
Builders FirstSource — MBS, LLC	Floyd Sherman, Morris Tolly, Charles Horn, Don McAleenan
Builders FirstSource — Northeast Group, LLC	Floyd Sherman, Morris Tolly, Charles Horn, Don McAleenan
Builders FirstSource — Ohio Valley, LLC	Floyd Sherman, Morris Tolly, Charles Horn, Don McAleenan
Builders FirstSource — Raleigh, LLC	Floyd Sherman, Morris Tolly, Charles Horn, Don McAleenan
Builders FirstSource — South Texas, L.P.	BFS Texas, LLC
Builders FirstSource — Southeast Group, LLC	Floyd Sherman, Morris Tolly, Charles Horn, Don McAleenan
Builders FirstSource — Texas GenPar, LLC	Floyd Sherman, Morris Tolly, Charles Horn, Don McAleenan
Builders FirstSource — Texas Group, L.P.	Builders FirstSource — Texas GenPar, LLC
Builders FirstSource — Texas Installed Sales, L.P.	BFS Texas, LLC
CCWP, Inc.	Floyd Sherman, Morris Tolly, Charles Horn, Don McAleenan

EXHIBIT D
TO
LOAN AND SECURITY AGREEMENT
Form of Compliance Certificate

To:	Wachovia Bank, National Association
Heritage Square II, Suite 1050
500l LBJ Freeway
Dallas, Texas 75244
Ladies and Gentlemen:
     Pursuant to Section 9.6 of the Loan and Security Agreement, dated as of December ___, 2007 (as amended, supplemented or modified from time to time, the “Loan Agreement”; capitalized terms used herein without definition shall have the meanings given to such terms in the Loan Agreement), by and among Wachovia Bank, National Association, as administrative agent for the lenders party thereto (in such capacity, “Agent”), the lenders party thereto (“Lenders”),
     Builders FirstSource, Inc. (“Parent”) and certain subsidiaries of Parent, I, in my capacity as the ___ of Parent (and not in my individual capacity), do hereby certify to you as follows:
     1. I am the duly elected                      of Parent.
     2. I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrowers and Guarantors, during the immediately preceding fiscal month.
     3. The review described in Section 2 above did not disclose the existence during or at the end of such fiscal month, and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Borrower or Guarantor has taken, is taking, or proposes to take with respect to such condition or event.
     4. I further certify that, based on the review described in Section 2 above, no Borrower or Guarantor has at any time during or at the end of such fiscal month, except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:
          (a) Changed its respective legal name other than those previously described to you and set forth in the Financing Agreements.
          (b) Changed its jurisdiction of incorporation, changed its type of organization or changed the location of or disposed of any of its properties or assets (other than pursuant to

D-1

the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 9.7 of the Loan Agreement), or established any new asset locations.
          (c) Permitted or suffered to exist any security interest in or liens on any of its properties, whether real or personal, other than as specifically permitted in the Financing Agreements.
          (d) Become aware of, obtained knowledge of, or received notification of, any event of default under any instrument or agreement in respect of material Indebtedness for money borrowed by any Borrower or Guarantor.
     5. Attached hereto as Schedule III are the calculations used in determining, as of the end of such fiscal month whether Borrowers and Guarantors are or would be in compliance with the covenant set forth in Section 9.17 of the Loan Agreement for such fiscal month, whether or not such compliance is required under the terms thereof.
     The foregoing certifications are made and delivered this day of                     , 20_.

BUILDERS FIRSTSOURCE, INC.

By:
Title:

D-2

EXHIBIT E
TO
LOAN AND SECURITY AGREEMENT
Commitments

Lender	Commitment
Wachovia Bank, National Association	$140,000,000
UBS Loan Finance LLC	$140,000,000
General Electric Capital Corporation	$70,000,000

Total	$350,000,000

E-1

SCHEDULE 1.42
HISTORICAL EBITDA

Month Ended	Adjusted EBITDA
November, 2006	$6,032,000
December, 2006	$5,622,000
January, 2007	$3,008,000
February, 2007	$3,469,000
March, 2007	$10,221,000
April, 2007	$8,252,000
May, 2007	$8,608,000
June, 2007	$9,663,000
July, 2007	$5,151,000
August, 2007	$7,016,000
September, 2007	$2,921,000
October, 2007	$1,006,000

1

SCHEDULE 1.57
EQUITY INVESTORS
1.	JLL Partners Fund V, L.P.

2.	Warburg Pincus Private Equity IX, L.P.

2

SCHEDULE 1.67
EXISTING LETTERS OF CREDIT
1.	Builders FirstSource, Inc. Irrevocable Letter of Credit in favor of Wells Fargo Bank, N.A. f/k/a Wells Fargo Bank Minnesota, N.A. as Trustee for J.P. Morgan Chase Commercial Mortgage Securities Corp., as Beneficiary, issued by UBS AG, Stamford Branch on April 23, 2004, in the original principal amount of $659,450.00.

2.	Builders FirstSource, Inc. Irrevocable Letter of Credit in favor of Liberty Mutual Insurance Company, as Beneficiary, issued by UBS AG, Stamford Branch on April 5, 2005, in the original principal amount of $1,495,000.

3.	Builders FirstSource, Inc. Irrevocable Letter of Credit in favor of Liberty Mutual Insurance Company, as Beneficiary, issued by UBS AG, Stamford Branch on April 5, 2005, in the original principal amount of $15,000,000.

3

SCHEDULE 1.72
HISTORICAL FIXED CHARGES

Month Ended	Fixed Charges
November, 2006	$7,202,000
December, 2006	$6,892,000
January, 2007	$2,095,000
February, 2007	$7,086,000
March, 2007	$1,980,000
April, 2007	$2,407,000
May, 2007	$6,805,000
June, 2007	$2,525,000
July, 2007	$488,000
August, 2007	$6,805,000
September, 2007	$1,360,000
October, 2007	$1,568,000

4

SCHEDULE 1.111
MORTGAGES
(a) Senior Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders FirstSource — Southeast Group, LLC in favor of Agent with respect to the Real Property and related assets of such Person located in Shelby County, Alabama, (b) Senior Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders Florida in favor of Agent with respect to the Real Property and related assets of such Person located in Duval County, Florida, (c) Senior Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders Florida in favor of Agent with respect to the Real Property and related assets of such Person located in Orange County, Florida, (d) Senior Deed to Secure Debt, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders Southeast in favor of Agent with respect to the Real Property and related assets of such Person located in Troup County, Georgia, (d) Senior Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders Atlantic in favor of Agent with respect to the Real Property and related assets of such Person located in Frederick County, Maryland, (e) Senior Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders Southeast in favor of Agent with respect to the Real Property and related assets of such Person located in Randolph County, North Carolina, (f) Senior Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders Southeast in favor of Agent with respect to the Real Property and related assets of such Person located in Buncombe County, North Carolina, (g) Senior Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders Southeast in favor of Agent with respect to the Real Property and related assets of such Person located in Brunswick County, North Carolina, (h) Senior Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders Southeast in favor of Agent with respect to the Real Property and related assets of such Person located in New Hanover County, North Carolina, (i) Open-End Senior Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders Ohio in favor of Agent with respect to the Real Property and related assets of such Person located in Warren County, Ohio, (j) Senior Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders Southeast in favor of Agent with respect to the Real Property and related assets of such Person located in Spartanburg County, South Carolina, (k) Senior Open End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders Southeast in favor of Agent with respect to the Real Property and related assets of such Person located in Florence County, South Carolina, (l) Senior Open End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders Southeast in favor of Agent with respect to the Real Property and related assets of such Person located in Beaufort County, South Carolina, (m) Senior Open End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders Southeast in favor of Agent with respect to the Real Property and related assets of such Person located in Georgetown County, South Carolina, (n) Builders Southeast, dated of even date herewith, by Builders Southeast in favor of Agent with respect to the Real Property and

5

related assets of such Person located in Jasper County, South Carolina, (o) Senior Open End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders Southeast in favor of Agent with respect to the Real Property and related assets of such Person located in Oconee County, South Carolina, (p) Senior Open End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders Southeast in favor of Agent with respect to the Real Property and related assets of such Person located in Sumter County, South Carolina, (q) Senior Open End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders Southeast in favor of Agent with respect to the Real Property and related assets of such Person located in Greenville County, South Carolina, (r) Senior Open End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders Southeast in favor of Agent with respect to the Real Property and related assets of such Person located in Horry County, South Carolina, (s) Senior Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders Southeast in favor of Agent with respect to the Real Property and related assets of such Person located in Washington County, Tennessee, (t) Senior Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders Southeast in favor of Agent with respect to the Real Property and related assets of such Person located in Washington County, Tennessee, (w) Senior Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders Southeast in favor of Agent with respect to the Real Property and related assets of such Person located in Sullivan County, Tennessee, (x) Senior Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders Texas Group in favor of Agent with respect to the Real Property and related assets of such Person located in Denton County, Texas, and (y) Senior Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, by Builders Southeast in favor of Agent with respect to the Real Property and related assets of such Person located in the Independent City of Bristol, Virginia.

6

SCHEDULE 1.123
REAL PROPERTY TO BE SOLD
1.	2910 Highway 65 & Highway 701 North 2, Conway, SC 29526.

2.	Interstate 10 & HWY 331 (Coy Burgess Loop), DeFuniak Springs, FL 32435.

7

SCHEDULE 1.142
SPECIFIED ACCOUNTS

Borrower/Guarantor	Bank	Type of Account
Builders FirstSource, Inc.	Bank of America, N.A.	Master Concentration
Builders FirstSource- Atlantic Group, LLC	Bank of America, N.A.	ZBA-Depository (Lockbox)
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository

8

Borrower/Guarantor	Bank	Type of Account
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository

9

Borrower/Guarantor	Bank	Type of Account
Builders FirstSource- Ohio Valley, LLC	Bank of America, N.A.	ZBA-Depository (Lockbox)
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Southeast Group, LLC	Bank of America, N.A.	ZBA-Depository
Builders FirstSource- Northeast Group, LLC	Bank of America, N.A.	ZBA-Depository Credit Cards
Builders FirstSource Funding, LLC	Wachovia Bank, National Association	Depository (Lockbox)
Builders FirstSource- Southeast Group, LLC	Wachovia Bank, National Association	Depository
Builders FirstSource- Southeast Group, LLC	Wachovia Bank, National Association	Depository
Builders FirstSource- Northeast Group, LLC	Wachovia Bank, National Association	Depository (Lockbox)

10

SCHEDULE 8.4
EXISTING LIENS

11

SCHEDULE 8.6
LITIGATION

12

SCHEDULE 8.8
ENVIRONMENTAL MATTERS
1.	The prior owner of the property at 52 County Road 308 West, Shelby, AL 35143, recently acquired by Builders FirstSource — Southeast Group, LLC (the “Company”), in connection with the purchase of all the outstanding stock of Bama Truss and Components, Inc. in Shelby, Alabama potentially impacted wetlands on the property. The situation is being evaluated by the U.S. Army Corps of Engineers. The cost of remediation has not been determined. The Company is fully indemnified in regard to this matter under the acquisition agreement and $1,000,000 of the purchase price is in the transaction escrow fund.

2.	The Company owns a vacant property in Conway, South Carolina 2910 Highway 65 & Highway 701 North 2, Conway, SC 29526. This property has been subject environmental remediation due to prior contamination. Currently, the property is being monitored to confirm that the contaminants have been appropriately remediated. Significant funds were escrowed by the previous owner to cover this contamination. The Company does not currently anticipate the need for further remediation and is currently under contract to sell this property.

13

SCHEDULE 8.10
DEPOSIT AND INVESTMENT ACCOUNTS
See Attachment 1 to Schedule 8.10.

14

Attachment 1 to Schedule 8.10

Company	Tax ID	Account Type
Builders FirstSource Dallas LLC	75-2794867	CD — Dallas PR
Builders FirstSource — Florida, LLC	52-2172981	CD — A/P
Builders FirstSource — Raleigh, LLC	56-1454419	CD — A/P
Builders FirstSource — Southeast Group, LLC	57-0618425	CD — A/P
Builders FirstSource — Florida Design Center, LLC	59-3534078	CD — A/P
Builders FirstSource — Texas Group, L.P.	75-2831224	CD — A/P
Builders FirstSource — Texas Installed Sales, L.P.	75-2896780	CD — A/P
Builders FirstSource — South Texas, L.P.	75-2916346	CD — A/P
Builders FirstSource — Northeast Group, LLC	22-1604491	CD — A/P
Builders FirstSource — Ohio Valley, LLC	31-1610525	CD — A/P
Builders FirstSource — Atlantic Group, LLC	52-2080519	CD — A/P
Builders FirstSource — Dallas, LLC	75-2794867	CD — A/P (Work Injury)
Builders FirstSource Dallas LLC	75-2794867	CD — Dallas A/P
Builders FirstSource — Atlantic Group, LLC	52-2080519	CD — Payroll
Builders FirstSource — Florida, LLC	52-2172981	CD — Payroll
Builders FirstSource — Northeast Group LLC	22-1604491	CD — Payroll
Builders FirstSource — Raleigh, LLC	56-1454419	CD — Payroll
Builders FirstSource — Southeast Group, LLC	57-0618425	CD — Payroll
Builders FirstSource — Florida Design Center, LLC	59-3534078	CD — Payroll
Builders FirstSource — Texas Group, L.P.	75-2831224	CD — Payroll
Builders FirstSource — Texas Installed Sales, L.P.	75-2896780	CD — Payroll
Builders FirstSource — South Texas, L.P.	75-2916346	CD — Payroll
Builders FirstSource, Inc.	52-2084569	Master Concentration (+ Sweep)
Builders FristSource — Southeast Group - Converted A/P	57-0618425	CD — A/P

15

Company	Tax ID	Account Type
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository

16

Company	Tax ID	Account Type
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Ohio Valley, LLC	31-1610525	ZBA — Depository (Lockbox)
Builders FirstSource — Atlantic Group, LLC	52-2080519	ZBA — Depository (Lockbox)
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Atlantic Group, LLC	52-2080519	ZBA — Depository/Disbursement
Builders FirstSource, Inc.	52-2084569	ZBA — Depository/Disbursement
Builders FirstSource — Florida, LLC	52-2172981	ZBA — Depository/Disbursement
Builders FirstSource — Raleigh, LLC	56-1454419	ZBA — Depository/Disbursement
Builders FirstSource — Southeast Group, LLC	57-0618425	ZBA — Depository
Builders FirstSource — Florida Design Center, LLC	59-3534078	ZBA — Depository/Disbursement
Builders FirstSource — Dallas, LLC	75-2794867	ZBA — Depository/Disbursement
Builders FirstSource — Texas Group, L.P.	75-2831224	ZBA — Depository/Disbursement
Builders FirstSource — Texas Installed Sales, L.P.	75-2896780	ZBA — Depository/Disbursement
Builders FirstSource — South Texas, L.P.	75-2916346	ZBA — Depository/Disbursement
Builders FirstSource — Northeast Group LLC	22-1604491	ZBA- Depository Credit Cards

17

Company	Tax ID	Account Type
Builders FirstSource — Ohio Valley, LLC	31-1610525	Depository/Disbursement
Builders FirstSource — Ohio Valley, LLC	31-1610525	Disbursement (Petty Cash)
Builders FirstSource — Ohio Valley, LLC	31-1610525	CD — Payroll

18

Bank	Company	Tax ID	Account Type
Wachovia Bank (atlantic Lockbox)	Builders FirstSource Funding, LLC	52-2080519	Depository (Lockbox)
Wachovia Bank	Builders FirstSource — Southeast Group, LLC	57-0618425	Depository
Commercial Bank & Trust	Builders FirstSource — Southeast Group, LLC	57-0618425	Depository
CommunityOne	Builders FirstSource — Southeast Group, LLC	57-0618425	Depository
Columbus Bank & Trust	Builders FirstSource — Southeast Group, LLC	57-0618425	Depository
Enterprise Bank	Builders FirstSource — Southeast Group, LLC	57-0618425	Depository
First Charter National Bank	Builders FirstSource — Southeast Group, LLC	57-0618425	Depository
United Community Bank	Builders FirstSource — Southeast Group, LLC	57-0618425	Depository
Regions Bank	Builders FirstSource — Southeast Group, LLC	57-0618425	Depository
SunTrust Bank	Builders FirstSource — Southeast Group, LLC	570618425	Depository
Wachovia Bank	Builders FirstSource — Southeast Group, LLC	57-0618425	Depository
Wachovia Bank	Builders FirstSource — Northeast Group, LLC	22-1604491	Depository (lockbox)
Regions Bank	Builders FirstSource — Southeast Group, LLC	57-0618425	Depository/Disbursement
Regions Bank	Builders FirstSource — Southeast Group, LLC	57-0618425	Payroll

19

SCHEDULE 8.13
LABOR MATTERS
None.

20

SCHEDULE 8.15
MATERIAL CONTRACTS
1.	Vinyl Extrusion Supply Statement of Work between Mikron Industries, Inc., and Builders FirstSource — South Texas, L.P., dated as of October, 2006.

2.	Sale Contract between Extruders, Inc. and Builders FirstSource, dated as of October 8, 2007.

3.	Supply Contract between Cardinal Glass Industries and Builders FirstSource, dated January 1, 2007.

4.	Floating Rates Notes.

5.	Global Intercompany Note, dated as of February 11, 2005, payable to Builders FirstSource Financing, Inc. by each of the following entities:
Builders FirstSource, Inc.
BFS IP, LLC
BFS Texas, LLC
BFS, LLC
Builders FirstSource — Atlantic Group, LLC
Builders FirstSource — Colorado Group, LLC
Builders FirstSource — Colorado, LLC
Builders FirstSource — Dallas, LLC
Builders FirstSource — Florida Design Center, LLC
Builders FirstSource — Florida, LLC
Builders FirstSource — Intellectual Property, L.P.
Builders FirstSource — MBS, LLC
Builders FirstSource — Northeast Group, LLC
Builders FirstSource — Ohio Valley, LLC
Builders FirstSource — Raleigh, LLC
Builders FirstSource — SNC, LLC
Builders FirstSource — South Texas, L.P.
Builders FirstSource — Southeast Group, LLC
Builders FirstSource — Texas GenPar, LLC
Builders FirstSource — Texas Group, L.P.
Builders FirstSource — Texas Installed Sales, L.P.
Builders FirstSource Holdings, Inc.
CCWP Inc.
6.	Intercompany Note, dated as of April 1, 2005, payable to Builders FirstSource Holdings, Inc. by Builders FirstSource — Atlantic Group, LLC.

7.	Amendment No. 1 to Intercompany Note, dated November, 2005 amending Intercompany Note payable to Builders FirstSource Financing, Inc. by each of the entities listed below:

21

Builders FirstSource, Inc.
Builders FirstSource Holdings, Inc.
Builders FirstSource — Dallas, LLC
BFS IP, LLC
Builders FirstSource — Intellectual Property, L.P.
Builders FirstSource — Atlantic Group, LLC
Builders FirstSource of Nashville, Inc.
Builders FirstSource — Northeast Group, LLC
Builders FirstSource — Texas GenPar, LLC
Builders FirstSource — Texas Group, L.P.
BFS Texas, LLC
Builders FirstSource — Texas Installed Sales, L.P.
Builders FirstSource — South Texas, L.P.
Builders FirstSource — Ohio Valley, LLC
BFS, LLC
Builders FirstSource — Colorado Group, LLC
Builders FirstSource — Colorado, LLC
Builders FirstSource — Southeast Group, LLC
Builders FirstSource — Florida, LLC
Builders FirstSource — Florida Design Center, LLC
Builders FirstSource — MBS, LLC
CCWP Inc.
8.	Intercompany Note, dated as of April 28, 2006, payable to Builders FirstSource, Inc. by Builders FirstSource — Florida, LLC.

9.	Intercompany Note, dated as of November 3, 2006, payable to Builders FirstSource, Inc. by Builders FirstSource — Southeast Group, LLC.

22

SCHEDULE 9.9
INDEBTEDNESS
1.	Indebtedness related to options and restricted shares issued under the Builders FirstSource, Inc. 1998 Stock Incentive Plan, as amended, its 2005 Equity Incentive Plan, and its 2007 Incentive Plan.

2.	Intercompany guaranties of the obligations of each entity relating to the Floating Rate Notes.

3.	Intercompany loans in the principal amount of $340,000,000.

4.	At October 31, 2007, the Borrowers and Guarantors had approximately $82,000 in greater than 90 day accounts payable. That amount only constitutes approximately 0.1% of the total trade accounts payable on that date of $75.341 million.

5.	Builders FirstSource — Ohio Valley, LLC and Builders FirstSource — Atlantic Group, LLC are jointly liable for the lease obligations in the Lease Agreement made as of December 20, 2001 between BFS (DE) QRS 14-74, Inc., Builders FirstSource — Atlantic Group, Inc., and Builders FirstSource — Ohio Valley, Inc.

23

SCHEDULE 9.10
EXISTING INVESTMENTS
1.	Builders FirstSource — Northeast Group, LLC owns approximately 50,000 shares of Do It Best, Inc. a building materials marketing cooperative.

24